Exhibit 10.18

Private & Confidential

Dated                     2005

US$520,000,000

FACILITIES AGREEMENT

for

INTERNATIONAL SHIPPING ENTERPRISES, INC.

arranged by

HSH NORDBANK AG

as Mandated Lead Arranger

with

HSH NORDBANK AG

acting as Agent

and

HSH NORDBANK AG

acting as Security Agent

Contents

Clause		Page

SECTION 1 : INTERPRETATION		1

1	Definitions and Interpretation	1

SECTION 2 : THE FACILITIES		37

2	The Facilities	37

3	Purpose	38

4	Conditions of Utilisation	38

SECTION 3 : UTILISATION		39

5	Utilisation	39

SECTION 4 : REPAYMENT, PREPAYMENT AND CANCELLATION		41

6	Repayment	41

7	Illegality, Voluntary Prepayment and Cancellation	44

8	Mandatory Prepayment	45

9	Restrictions	54

SECTION 5 : COSTS OF UTILISATION		56

10	Interest	56

11	Interest Periods	57

12	Changes to the Calculation of Interest	58

13	Fees	59

SECTION 6 : ADDITIONAL PAYMENT OBLIGATIONS		60

14	Tax Gross Up and Indemnities	60

15	Increased Costs	62

16	Other Indemnities	63

17	Mitigation by the Finance Parties	65

18	Costs and Expenses	65

SECTION 7 : ACCOUNTS		67

19	Accounts	67

SECTION 8 : REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		70

20	Representations	70

21	Information Undertakings	80

22	Financial Covenants	86

23	General Undertakings	91

24	Events Of Default	107

SECTION 9 : CHANGES TO THE PARTIES		113

25	Changes to the Lenders	113

26	Matters concerning the Obligors	117

SECTION 10 : THE FINANCE PARTIES		120

27	Role of the Agent, the Arranger and others	120

28	Conduct of Business by the Finance Parties	129

29	Sharing Among the Finance Parties	131

SECTION 11 : ADMINISTRATION		133

30	Payment Mechanics	133

31	Set-off	135

32	Notices	135

33	Calculations and Certificates	137

34	Partial Invalidity	138

35	Remedies and Waivers	138

36	Amendments and Waivers	138

37	Counterparts	139

38	Publicity	139

39	Patriot Act Notice	139

SECTION 12 : GOVERNING LAW AND ENFORCEMENT		140

40	Governing Law	140

41	Jurisdiction	140

42	Service of process	140

Schedule 1 The Original Parties		141

Schedule 2 The Ships		143

Schedule 3 Conditions Precedent		145

Schedule 4 Requests		162

THIS AGREEMENT is dated [•] 2005 and made between:

(1)	INTERNATIONAL SHIPPING ENTERPRISES, INC. as the Borrower;

(2)	HSH NORDBANK AG as mandated lead arranger (the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(4)	HSH NORDBANK AG as agent of the other Finance Parties (the “Agent”);

(5)	HSH NORDBANK AG as Security Agent for the Secured Parties (the “Security Agent”); and

(6)	HSH NORDBANK AG as the original hedge counterparty (the “Original Hedge Counterparty”).

IT IS AGREED as follows:

SECTION 1: INTERPRETATION

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Account Pledges” means, together, [the CNSA Account Pledge], the HSH Hamburg Account Pledge, the DnB Deposit Account Security Agreement, the HSH London Account Charge and any Security over the Permitted Existing Accounts and “Account Pledge” means any of them.

“Accountants’ Report” means the report by Ernst & Young dated [•] relating to the Target and its Subsidiaries and addressed to, and/or capable of being relied upon by, the Arranger and the other Secured Parties.

“Accounting Principles” means:

(a)	US GAAP as adopted in the Original Financial Statements delivered pursuant to Part I of Schedule 3 (Conditions Precedent); or

(b)	where any change in (a) has been agreed under clause 21.3.2(c) (Requirements as to Financial Statements) such accounting principles, standards, practices and bases as have been so agreed.

“Accounting Reference Date” means 31 December.

“Accounts” means the HSH Accounts, the CNSA Accounts, the DnB Operating Accounts and the Permitted Existing Accounts.

“Achilles Guarantee” means the guarantee executed or (as the context may require) to be executed by Achilles Shipping Corporation in favour of the Security Agent.

“Acquisition” means the acquisition by the Borrower of the Target Shares on the terms of the Acquisition Documents.

“Acquisition Agreement” means the stock purchase agreement dated 28 February 2005 relating to the sale and purchase of the Target Shares and made between the Target, the Vendors, Robert Shaw and Bruce Hoag as the Vendor’s agent and the Pre-Merger Borrower.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Pre-Merger Borrower or any other member of the Group in connection with the Acquisition or the Transaction Documents.

“Acquisition Documents” means the Acquisition Agreement and any other document designated as an “Acquisition Document” by the Agent and the Borrower.

“Acquisition Purposes” means to make a payment to the Vendors of the consideration for the Acquisition in accordance with the terms of the Acquisition Agreement.

“Act” means the Companies Act 1985, as amended.

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost Formula).

“Additional Security Provider” means a company which becomes a Security Provider in accordance with clause 23.32 (Security Providers) or clause 26.2 (Additional Security Providers).

“Affiliate” means in relation to any person, (a) any person which Controls such first person or which is under common Control with such first person or (b) any person who is a director or officer (i) of such first person, or (ii) of any person described in (a) above, where, for the purposes of this definition the reference in the definition of “Control” to 50 per cent. shall be deemed to be 25 percent.

“Anemos Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Anemos Maritime Holdings Inc. in favour of the Security Agent.

“Apollon Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Apollon Shipping Corporation in favour of the Security Agent.

“Approved Broker” means each of Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway, H Clarkson & Company Ltd. of London, England, Maersk Broker K/S of Copenhagen, Denmark, and Simpson Spence & Young Ltd. of London, England and any other ship brokers nominated by the Agent from time to time and includes their respective successors in title and “Approved Brokers” means any or all of them.

“Auditors” means the auditors for the time being of the Group being PricewaterhouseCoopers or such other firm approved in advance by the Agent (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means in relation to each Facility, the period from and including the date of this Agreement to and including 15 July 2005 or such longer period as the Lenders may in their sole discretion determine.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisition).

“Borrower” means the Pre-Merger Borrower or, following the ISE-Navios Merger, the Post-Merger Borrower.

“Borrowings” has the meaning given to that term in clause 22.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the period beginning on the Utilisation Date and ending on the date falling three months after the Utilisation Date, the budget, in agreed form, to be delivered by the Borrower to the Agent pursuant to clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Borrower to the Agent in respect of that period pursuant to clause 21.4 (Budget),

in each case, prepared in accordance with the terms of clause 21.4.3 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Athens, Hamburg, London and New York City and in such other relevant locations as the Agent may notify to the Borrower.

“Business Plan” means the business plan setting out the strategy and future expectations and intentions for the Borrower and the Group, in the agreed form, prepared by the Borrower.

“Capital Expenditure” has the meaning given to that term in clause 22.1 (Financial definitions).

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States, the United Kingdom, any member of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (c) above; or

(e)	any other debt security approved by the Agent,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Transaction Security Documents).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Charter” means each of the time charter contracts identified in schedule 3.16 to the Acquisition Agreement, having a term which exceeds or by virtue of any optional extension therein contained may exceed 11 months from the Closing Date and any other present or future time charter or bareboat charter contracts having a term which exceeds or which by virtue of any optional extension therein contained may exceed 11 months which are entered into by a member of the Group (whether as a charterer, sub-charterer or owner).

“Charter Companies” means Navios Corporation, Navimax Corporation, Navios Handybulk Inc. and Navios International Inc. and “Charter Company” means any of them.

“Charter Earnings” means, in relation to a Chartered Ship, all moneys whatsoever from time to time due and payable to the relevant Obligor arising out of the chartering or other employment or utilisation of such Chartered Ship including any pool earnings and any damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Chartered Ship.

“Chartered Ship” means each of the motor vessels listed in Schedule 2 (The Ships) indicated as a chartered ship in the relevant column opposite such Chartered Ship’s name and any other motor vessel taken on charter (whether on time, voyage, trip, bareboat or other basis), by any member of the Group as charterer from time to time, in each case for so long as such motor vessel is not an Owned Ship, and “Chartered Ships” means any or all of them.

“Charters and COAs Report” means, collectively, the reports in the agreed form prepared by Holman, Fenwick & Willan and Burke and Parsons and dated [•] and [•] and addressed to, and/or capable of being relied upon by the Arranger and the other Secured Parties.

“Classification” means, in relation to each Owned Ship, the highest class available to a vessel of such Ship’s type with the Classification Society of such Ship whether for the purposes of the relevant Transaction Security Documents (if any) or otherwise.

“Classification Society” means Lloyds Register of Shipping or such other classification society being a member of the International Association of Classification Societies (or any successor organisation) which the Agent shall, at the request of a member of the Group, have agreed in writing shall be treated as the Classification Society in relation to the Ship owned by such member whether for the purposes of the relevant Transaction Security Documents (if any) or otherwise.

“Closing Date” means the date on which Completion occurs, which shall be no later than 15 July 2005, or such other later date as the Agent may agree in writing.

“Closing Date Purchase Price” means the purchase price payable to the Vendors for the Target Shares under the Acquisition Agreement as determined by the adjustment provisions in section A(b) of schedule 2.2 of the Acquisition Agreement.

“CNSA” means Corporación Navios Sociedad Anónima of [•] [NB: ISE to provide details of CNSA’s registered office].

“CNSA Account” means the account numbered [•] in the name of CNSA held with [•] or such other account or accounts as the Security Agent may agree.

[“CNSA Account Pledge” means [•].] [NB: HSH to determine whether such an account pledge is required following further information on accounts from ISE.]

“CNSA Assets” means all of CNSA’s assets (including the Terminal and any plant, buildings, machinery, tools, moveables, lease rights, Intellectual Property, insurance proceeds and any other rights) wherever situated.

“CNSA Assignment of Insurances” means the assignment, in the agreed form, executed or (as the context may require) to be executed by CNSA in favour of the Security Agent in respect of its rights under certain of the insurances over the Terminal. [NB: to be confirmed whether a further assignment will be granted by Navios Corporation]

“CNSA Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by CNSA in favour of the Security Agent.

“CNSA Quarterly Report” means a report in the agreed form detailing the performance and operation of CNSA in the period to which such report relates.

“CNSA Share Pledge” means the first priority share pledge, in the agreed form, executed or (as the context may require) to be executed by Navios Corporation and CNSA in favour of the Security Agent in respect of Navios Corporation’s shares in CNSA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Owner” means the registered owner of each Collateral Ship as set out in Schedule 2 (The Ships) and any other registered owner of a Collateral Ship.

“Collateral Ship” means each motor vessel listed in Schedule 2 (The Ships), indicated as owned at the date of this Agreement by the member of the Group specified opposite such Collateral Ship’s name and each other Owned Ship which is subject to a Security in favour of the Security Agent or, as the case may be, the Secured Parties as security for the repayment of moneys owing under the Finance Documents and “Collateral Ships” means any or all of them.

“Collateral Ship Insurance Proceeds” has the meaning given to it in clause 8.1 (Total Loss/ Sale/Silo).

“Commitment” means a Facility A Commitment or a Facility B1 Commitment or a Facility B2 Commitment or a Facility B3 Commitment (as the context may require).

“Completion” means the completion of the Acquisition in accordance with section 9 of the Acquisition Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship or the Terminal by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use of hire not involving requisition of title.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Confirmation” means the deed of confirmation from the Post-Merger Borrower substantially in the form set out in Part V of Schedule 3 (Form of Deed of Confirmation in relation to ISE-Navios Merger).

“Confirmation Certificate” means a certificate substantially in the form set out in Part VI of Schedule 3 (Form of Deed of Confirmation Certificate).

“Consent Agreement” means the consent agreement relating to the Acquisition Agreement, in the agreed form, executed or (as the context may require) to be executed by the Borrower, the Vendors, Robert Shaw and Bruce Hoag as the Vendor’s agent and the Security Agent.

“Constitutional Documents” means in respect of a person (other than a natural person), such person’s memorandum and articles of association, articles of incorporation, certificate of incorporation, by-laws, extracts from public registers, company statute or other organisational or constitutive instruments or governance rules including those relating to an Obligor delivered pursuant to Schedule 3 (Conditions Precedent).

“Contract of Affreightment” means each of the contracts of affreightment listed in schedule 3.16 to the Acquisition Agreement having a term which exceeds or by virtue of any optional extension therein contained may exceed 11 months from the Closing Date and any other contracts of affreightment having a term which exceeds or by virtue of any optional extension therein contained may exceed 11 months which is entered into by any member of the Group from time to time and “Contracts of Affreightment” means any or all of them.

“Control” means in relation to a body corporate:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or

(b)	the holding beneficially of more than 50% of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “Controlled” shall be construed accordingly.

“Core Activities” means the operation of an international maritime business focusing on:

(a)	the transportation and handling of bulk dry cargoes through the ownership, operation and chartering of vessels and the trading of freight derivatives; and

(b)	the right to the operation of the port and transfer station at the Nueva Palmira Free Trade Zone.

“Debt Cover” has the meaning given to that term in clause 22.1 (Financial definitions).

“Debt Service” has the meaning given to that term in clause 22.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“DnB Deposit Account Control Agreement” means the control agreement, in the agreed form, executed or (as the context may require) to be executed by [•], the Security Agent and DnB Nor Bank in respect of the DnB Operating Accounts.

“[DnB] Deposit Account Security Agreement” means the security agreement, in the agreed form, executed or (as the context may require) to be executed by [•] in favour of the Security Agent in respect of the DnB Operating Accounts. [NB: ISE to confirm which other accounts (other than DnB Accounts) will remain open and be subject to this security agreement]

“DnB Operating Account” means the Navimax Corporation DnB Operating Account, the Navios Handybulk DnB Operating Account, the Navios International DnB Operating Account and the Navios Corporation DnB Operating Account and “DnB Operating Accounts” means any or all of them.

“DOC” means a document of compliance issued to an owner of a Ship in accordance with rule 13 of the ISM Code.

“dollars” and “US$” means the lawful currency for the time being of the United States.

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including indebtedness owed to it) which in aggregate have a value of [•] or more or its equivalent in other currencies.

“Earnings” means, in relation to an Owned Ship, all moneys whatsoever from time to time due and payable to the relevant member of the Group arising out of the use or operation of such Owned Ship including all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to such member in the event of requisition of such Owned Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Owned Ship.

“EBITDA” has the meaning given to that term in clause 22.1 (Financial definitions).

“Environmental Claim” means:

(a)	any and all enforcement, clean-up, removal or other governmental or regulatory action or order or claim instituted or made pursuant to any Environmental Law or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

“Environmental Incident” means any Spill:

(a)	from any Relevant Vessel; or

(b)	from any other vessel in circumstances where:

(i)	any Relevant Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(ii)	any Relevant Vessel may be arrested or attached in connection with any such Environmental Claims.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health; or

(c)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended, or any successor statute, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower and any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and any of its Subsidiaries and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (f) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, (g) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Event of Default” means any event or circumstance specified as such in clause 24 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended, and the rules and regulations promulgated thereunder.

“Excluded Existing Accounts” means [•]. [ISE to provide details]

“Existing Financial Indebtedness” means all Financial Indebtedness listed in Schedule 12 (Existing Financial Indebtedness).

“Extended Silo Completion Date” means such date falling after 31 December 2005 as the Agent may agree in its sole discretion.

“Facility” means Facility A or Facility B1 or Facility B2 or Facility B3 (as the context requires) and “Facilities” means all of them.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of clause 2.1.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in dollars set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in dollars of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each date set out in clause 6.1.1 (Repayment of Loans).

“Facility B Loan” means a Facility B1 Loan or a Facility B2 Loan or a Facility B3 Loan, as the context requires and “Facility B Loans” means all of them.

“Facility B Repayment Date” means each date for repayment of Facility B1, Facility B2 and Facility B3 as set out in clause 6.1.2 (Repayment of Loans).

“Facility B1” means the term loan facility made available under this Agreement as described in paragraph (b) of clause 2.1.1 (The Facilities).

“Facility B1 Commitment” means:

(a)	in relation to an Original Lender, the amount in dollars set opposite its name under the heading “Facility B1 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in dollars of any Facility B1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B1 Loan” means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being on that loan.

“Facility B2” means the term loan facility made available under this Agreement as described in paragraph (c) of clause 2.1.1 (The Facilities).

“Facility B2 Commitment” means:

(a)	in relation to an Original Lender, the amount in dollars set opposite its name under the heading “Facility B2 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in dollars of any Facility B2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B2 Loan” means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

“Facility B3” means the term loan facility made available under this Agreement as described in paragraph (d) of clause 2.1.1 (The Facilities).

“Facility B3 Commitment” means:

(a)	in relation to an Original Lender, the amount in dollars set opposite its name under the heading “Facility B3 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B3 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in dollars of any Facility B3 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B3 Loan” means the loan made or to be made under Facility B3 or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by such Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ prior written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other person, any relevant jurisdiction in which it is resident for tax purposes.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in clause 13 (Fees).

“FFA” means a forward freight derivative transaction.

“FFA Trading Forecast” means a forecast of earnings from forward freight derivatives for the following Financial Quarter of the Group.

“FFA Trading Statement” means a statement of earnings and cash receipts from forward freight derivatives including a schedule of existing FFAs (whether closed or not) for the immediately preceding Financial Quarter of the Group.

“Finance Document” means this Agreement, the Offer Letter, any Compliance Certificate, any Fee Letter, any Hedge Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request, the Intra-Group Loan Agreement and any other document designated as a “Finance Document” by the Agent and the Borrower.

“Finance Lease” has the meaning given to that term in clause 22.1 (Financial definitions).

“Finance Party” means the Agent, the Arranger, the Security Agent, a Lender or any Hedge Counterparty.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than [•] days after the date of supply;

(i)	any arrangement pursuant to which an asset sold or otherwise disposed of by that person may be re-acquired by a member of the Group (whether following the exercise of an option or otherwise);

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

and so that where the amount of Financial Indebtedness falls to be calculated, no amount shall be taken into account more than once in the same calculation and, where the amount is to be calculated on a consolidated basis in respect of a corporate group, monies borrowed or raised, or other indebtedness, as between members of such group shall be excluded provided that the debtor is a wholly-owned subsidiary of the Borrower.

“Financial Quarter” has the meaning given to that term in clause 22.1 (Financial definitions).

“Financial Quarter Day” has the meaning given to that term in clause 22.1 (Financial definitions).

“Financial Year” has the meaning given to that term in clause 22.1 (Financial definitions).

“Flag State” means the Hellenic Republic or, following the Borrower’s compliance with clause 23.50.1 (Conditions Subsequent), the Marshall Islands or the Republic of Panama, or such other state or territory approved in writing by the Agent, at the request of a member of the Group, as being the “Flag State” of the Ship owned by such member whether, in the case of a Collateral Ship, for the purposes of the relevant Transaction Security Documents or, in the case of any other Owned Ship, for any other purpose.

“Fleet Book Value” has the meaning given to that term in clause 22.1 (Financial definitions).

“Fleet Market Value” has the meaning given to that term in clause 22.1 (Financial definitions).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Plan Underfunding” means an excess of the present value of the accrued benefit liabilities (whether or not vested) under a Foreign Plan, determined as of the end of the most recently ended fiscal year of the Borrower or any of its Subsidiaries (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), over the current value of the assets of such Foreign Plan.

“Form S-4” means the form S-4 Registration Statement filed with the United States Securities and Exchange Commission by the Pre-Merger Borrower and dated [•] 2005.

“Free Liquid Assets” has the meaning given to that term in clause 22.1 (Financial definitions).

“Funds Flow Statement” means a funds flow statement in the agreed form detailing the proposed movement of funds on or before the Closing Date.

“General Assignment” means:

(a)	the Navios Achilles General Assignment;

(b)	the Navios Apollon General Assignment;

(c)	the Navios Herakles General Assignment;

(d)	the Navios Hios General Assignment;

(e)	the Navios Ionian General Assignment;

(f)	the Navios Kypros General Assignment; or

(g)	in relation to any other Collateral Ship, the general assignment in the agreed form to be executed by the relevant Collateral Owner,

and “General Assignments” means any or all of them.

“Government Entity” means and includes (whether having a distinct legal personality or not) any national, local or supranational government or governmental authority, regulatory body, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

“Group” means the Borrower and each of its Subsidiaries from time to time during the term of this Agreement.

“Group Structure Chart” means the group structure chart in the agreed form.

“Hedge Agreement” means any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by the Borrower and a Hedge Counterparty for the purpose of hedging interest rate liabilities in relation to the Facilities in accordance with the Hedge Strategy Letter.

“Hedge Counterparty” means the Original Hedge Counterparty and each Lender or Affiliate of a Lender which, in accordance with and for the purposes of clause 25.8 (Hedge Counterparties) acts as an interest rate hedging counterparty and has executed and delivered a Hedge Counterparty Accession Letter.

“Hedge Counterparty Accession Letter” means a document duly executed by a Hedge Counterparty substantially in the form set out in Schedule 13 (Form of Hedge Counterparty Accession Letter).

“Hedge Strategy Letter” means a letter delivered to the Agent in accordance with clause 5.6 (Hedge Transactions) between the Agent and the Borrower describing the hedging arrangements to be entered into in respect of the interest rate liabilities of the Borrower under this Agreement.

“Herakles Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Herakles Shipping Corporation in favour of the Security Agent.

“Hios Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Hios Shipping Corporation in favour of the Security Agent.

“Holding Account” means an interest bearing account:

(a)	held in Hamburg by the Borrower with the Agent or Security Agent;

(b)	identified in a letter between the Borrower and the Agent as a Holding Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent,

(as the same may be redesignated, substituted or replaced from time to time).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“HSH Accounts” means the Holding Account, the Operating Accounts (other than the CNSA Account) the Retention Account and the Working Capital Account and includes any sub-accounts thereof.

“HSH Hamburg Account Pledge” means the first priority account pledge, in the agreed form, executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in respect of the Holding Account, the Retention Account and the Working Capital Account.

“HSH London Account Charge” means the first priority account charge, in the agreed form, executed or (as the context may require) to be executed by Navios International Inc., Navimax Corporation, Navios Handybulk Inc., [Navios Corporation,] Navios ShipManagement Inc., Achilles Shipping Corporation, Apollon Shipping Corporation, Herakles Shipping Corporation, Hios Shipping Corporation, Ionian Shipping Corporation and Kypros Shipping Corporation in favour of the Security Agent.

“Information Memorandum” means the document in the form approved by the Borrower concerning the Target Group which, at the request of the Borrower and on its behalf is to be prepared in relation to this transaction, approved by the Borrower and distributed by the Arranger prior to the Syndication Date in connection with the syndication of the Facilities.

“Information Package” means the Reports, the Base Case Model and the Business Plan.

“Insurance Report” means an insurance report in the agreed form prepared by BankServe Insurance Services Ltd and dated on or before the Closing Date and addressed to, and/or capable of being relied upon by, the Arranger and the other Secured Parties.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, software rights, domain names, moral rights, inventions, confidential information,

knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Interest” has the meaning given to that term in clause 22.1 (Financial definitions).

“Interest Payable” has the meaning given to that term in clause 22.1 (Financial definitions).

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.4 (Default interest).

“Interest Receivable” has the meaning given to that term in clause 22.1 (Financial definitions).

“Intra-Group Loan Agreement” means the intra-group loan agreement, in the agreed form, between the Borrower and others as borrowers, the Borrower and others as lenders and the Security Agent.

“Intra-Group Loan Assignment” means the loan assignment, in the agreed form, executed or (as the context may require) to be executed by the Borrower and others in favour of the Security Agent.

“Intra-Group Loans” means loans made by:

(a)	the Borrower to a Security Provider;

(b)	one Security Provider to another Security Provider where neither such Security Provider is a Purchase Option Subsidiary; or

(c)	a member of the Group to a Purchase Option Subsidiary for the sole purpose of assisting such Purchase Option Subsidiary to acquire a Purchase Option Ship, provided that such Purchase Option Ship is acquired in accordance with clause 23.43 (Purchase Option Subsidiaries);

(d)	the Borrower to a New Share Issue Subsidiary for the sole purpose of assisting such New Share Issue Subsidiary to acquire a Permitted NSIS Asset, provided that the acquisition is made subject to the provisions of clause 23.44 (New Share Issue Subsidiaries); or

(e)	a Purchase Option Subsidiary or a New Share Issue Subsidiary to the Borrower,

where the parties to such loans are parties to the Intra-Group Loan Agreement.

“Ionian Guarantee” means the guarantee executed or (as the context may require) to be executed by Ionian Shipping Corporation in favour of the Security Agent.

“ISE-Navios Merger” means the merger of International Shipping Enterprises, Inc. with Navios Maritime Holdings, Inc. such that the resulting entity is Navios Maritime Holdings, Inc. being an entity incorporated in the Marshall Islands in accordance with the ISE-Navios Merger Steps Paper.

“ISE-Navios Merger Steps Paper” means the steps paper in the agreed form entitled “ISE/Navios Merger Steps” and dated [•] prepared by Mintz Levin Cohn Ferris Glovsky and Popeo P.C.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the International Convention for the Safety of Life at Sea 1974 and includes any amendments or extensions thereto and any regulation issued pursuant thereto.

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to Resolution A. 924(22) of the International Maritime Organisation and incorporated into the International Convention for the Safety of Life at Sea 1974 and includes any amendments or extensions thereto and any regulation issued pursuant thereto.

“ISSC” means an International Ship Security Certificate issued in respect of a Ship under the provisions of the ISPS Code.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association or partnership or any other entity.

“Key Personnel” means each and all of Robert Shaw, Bruce C. Hoag, Ted C. Petrone, Michael E. McClure, Shunji Sasanda, Pablo Soler and Gabriel Soler.

“Kypros Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Kypros Shipping Corporation in favour of the Security Agent.

“Lease” means the lease agreement (or agreement for use) dated 27 September 1956, as amended and/or supplemented and/or modified by the lease agreement (or agreement for use) dated 4 December 1995, each made between (a) the State of the Oriental Republic of Uruguay acting through certain of its Government Entities and (b) Navios Corporation of the Republic of Liberia (now incorporated into Navios Corporation) acting through its Uruguayan branch, each in respect of the Terminal and/or the Project, as amended and/or supplemented and/or modified by an amendment and extension agreement dated 15 June 1998, as transferred and/or assigned to CNSA under and pursuant to a contract of transfer dated 24 September 1999, and as the same may be amended and/or supplemented from time to time.

“Legal Due Diligence Report” means the legal due diligence report in the agreed form dated 24 March 2005 and updated on [•] prepared by Mintz Levin Cohn Ferris Glovsky and Popeo P.C. relating to the Acquisition and addressed to, and/or capable of being relied upon by, the Arranger and the other Secured Parties.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means in relation to a particular period:

(a)

the rate per annum for deposits of dollars for a period equivalent to such period at the Specified Time on the Quotation Day for such period as displayed on Reuters BBA page LIBOR01 (and, for the purposes of this Agreement, “Reuters BBA page LIBOR01” means the display designated as “Reuters BBA page LIBOR01” on the Telerate Service or such other page as may replace “Reuters BBA page LIBOR01” on the Telerate Service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association for the purpose of displaying BBA Interest Settlement Rates (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1996) for dollars); or

(b)	if on such date no such rate is displayed, LIBOR for such period shall be the rate per annum determined by the Agent to be the arithmetic mean of the rates per annum (rounded upward if necessary to the nearest one sixteenth (1/16th) of one per cent) quoted to the Agent by the Reference Banks at the request of the Agent as the Reference Banks’ offered rate for deposits in dollars in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period to prime banks in the London interbank market at or about the Specified Time on the Quotation Day for such period.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B1 Loan or a Facility B2 Loan or a Facility B3 Loan (as the context may require).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Management Agreement” means:

(a)	the agreement dated 2 June 2004 between Achilles Shipping Corporation and the Manager providing for the Manager to manage Navios Achilles;

(b)	the agreement dated 2 June 2004 between Apollon Shipping Corporation and the Manager providing for the Manager to manage Navios Apollon;

(c)	the agreement dated 2 June 2004 between Herakles Shipping Corporation and the Manager providing for the Manager to manage Navios Herakles;

(d)	the agreement dated 2 June 2004 between Hios Shipping Corporation and the Manager providing for the Manager to manage Navios Hios;

(e)	the agreement dated 2 June 2004 between Ionian Shipping Corporation and the Manager providing for the Manager to manage Navios Ionian;

(f)	the agreement dated 2 June 2004 between Kypros Shipping Corporation and the Manager providing for the Manager to manage Navios Kypros;

(g)	the agreement dated 2 June 2004 between the Manager as head manager and Navimax Corporation as commercial sub-manager; or

(h)	in relation to any other Collateral Ship, the management agreement in the agreed form to be made between the Manager and the relevant Collateral Owner,

and “Management Agreements” means any or all of them.

“Manager” means Navios ShipManagement, Inc. and/or any other person appointed by the Borrower, with the prior written consent of the Agent, as the manager of any of the Collateral Ships and includes its successors in title and assignees.

“Manager’s Undertaking” means an undertaking and assignment in the agreed form executed or (as the context may require) to be executed by the Manager in favour of the Security Agent as a condition precedent to the approval of the Management Agreements.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formula).

“Margin” means:

(a)	in relation to the Facility A Loan 1.50 per cent. per annum;

(b)	in relation to the Facility B1 Loan 2.25 per cent. per annum;

(c)	in relation to the Facility B2 Loan 2.50 per cent. per annum;

(d)	in relation to the Facility B3 Loan 2.75 per cent. per annum;

(e)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(f)	in relation to any other Unpaid Sum, the highest rate specified above.

“Material Adverse Effect” means in the reasonable opinion of the Agent a material adverse effect on:

(a)	the business, operations, property, assets, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Contract” means the material contracts identified in schedule 3.16 of the Acquisition Agreement save for:

(a)	any contract of affreightment having a term of less than 11 months and which does not contain any optional extension by virtue of which its term may exceed 11 months;

(b)	any charter contract having a term of less than 11 months and which does not contain any optional extension by virtue of which its term may exceed 11 months; and

(c)	[others?].

“Merger Agreement” means the agreement dated [•] 2005 between the Borrower and the Target setting out the plan for and basis upon which they are to merge into one entity.

“Merger Certificate” means a certificate substantially in the form set out in Part VII of Schedule 3 (Merger Certificate).

“Mortgage” means:

(a)	the Navios Achilles Mortgage;

(b)	the Navios Apollon Mortgage;

(c)	the Navios Herakles Mortgage;

(d)	the Navios Hios Mortgage;

(e)	the Navios Ionian Mortgage;

(f)	the Navios Kypros Mortgage; or

(g)	in relation to any other Collateral Ship, any preferred mortgage or statutory mortgage and deed of covenant collateral thereto, in each case in the agreed form and to be executed by the relevant Collateral Owner, and “Mortgages” means any or all of them.

“Multiemployer Plan” means at any time a Plan covered by Title IV of ERISA which is a Multiemployer Plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, of which the Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

“Navimax Corporation Assignment of Insurances” means the assignment, in the agreed form, executed (or as the context may require) to be executed by Navimax Corporation in favour of the Security Agent in respect of its rights under certain insurances of which it has the benefit.

“Navimax Corporation Charter Assignment” means a first priority assignment, in the agreed form, executed or (as the context may require) to be executed by Navimax Corporation in favour of the Security Agent in respect of all Charters or Contracts of Affreightment to which Navimax Corporation is a party.

“Navimax Corporation DnB Operating Account” means the interest bearing dollar account of Navimax Corporation held with DnB Nor Bank in New York with account number [•] [and which is used for the purposes of Navimax Corporation’s charter operations].

“Navimax Corporation Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Navimax Corporation in favour of the Security Agent.

“Navimax Corporation Operating Account” means an interest bearing dollar account of Navimax Corporation opened or (as the context may require) to be opened with the Security Agent with account number [•] and includes any other account designated in writing by the Agent to be a Navimax Corporation Operating Account for the purposes of this Agreement.

“Navios Achilles General Assignment” means the assignment collateral to the Navios Achilles Mortgage, in the agreed form, executed or (as the context may require) to be executed by Achilles Shipping Corporation in favour of the Security Agent.

“Navios Achilles Mortgage” means the first preferred mortgage of Navios Achilles, in the agreed form, executed or (as the context may require) to be executed by Achilles Shipping Corporation in favour of the Secured Parties.

“Navios Apollon General Assignment” means the assignment collateral to the Navios Apollon Mortgage, in the agreed form, executed or (as the context may require) to be executed by Apollon Shipping Corporation in favour of the Security Agent.

“Navios Apollon Mortgage” means the first preferred mortgage of Navios Apollon, in the agreed form, executed or (as the context may require) to be executed by Apollon Shipping Corporation in favour of the Secured Parties.

“Navios Corporation Assignment of Insurances” means the assignment, in the agreed form, executed (or as the context may require) to be executed by Navios Corporation in favour of the Security Agent in respect of its rights under certain insurances of which it has the benefit.

“Navios Corporation Charter Assignment” means a first priority assignment, in the agreed form, executed (or as the context may require) to be executed by Navios Corporation in favour of the Security Agent in respect of all Charters or Contracts of Affreightment to which Navios Corporation is a party.

[“Navios Corporation DnB Operating Account” means the interest bearing dollar account of Navios Corporation held with DnB Nor Bank in New York with account number [•] [and which is used for the purposes of [•]].]

“Navios Corporation Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Navios Corporation in favour of the Security Agent.

[“Navios Corporation Operating Account” means an interest bearing dollar account of Navios Corporation opened (or as the context may require) to be opened with the Security Agent with account number [•] and includes any other account designated in writing by the Agent to be a Navios Corporation Operating Account for the purposes of this Agreement.]

“Navios Handybulk Assignment of Insurances” means the assignment, in the agreed form, executed (or as the context may require) to be executed by Navios Handybulk Inc. in favour of the Security Agent in respect of its rights under certain insurances of which it has the benefit.

“Navios Handybulk Charter Assignment” means a first priority assignment, in the agreed form, executed or (as the context may require) to be executed by Navios Handybulk Inc. in favour of the Security Agent in respect of all Charters or Contracts of Affreightment to which Navios Handybulk Inc. is a party.

“Navios Handybulk DnB Operating Account” means the interest bearing dollar account of Navios Handybulk Inc. held with DnB Nor Bank in New York with account number [•] [and which is used for the purposes of Navios Handybulk Inc’s charter operations].

“Navios Handybulk Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Navios Handybulk Inc. in favour of the Security Agent.

“Navios Handybulk Operating Account” means an interest bearing dollar account of Navios Handybulk Inc. opened or (as the context may require) to be opened with the London branch of the Security Agent with account number [•] and includes any other account designated in writing by the Agent to be a Navios Handybulk Operating Account for the purposes of this Agreement.

“Navios Herakles General Assignment” means the assignment collateral to the Navios Herakles Mortgage, in the agreed form, executed or (as the context may require) to be executed by Herakles Shipping Corporation in favour of the Security Agent.

“Navios Herakles Mortgage” means the first preferred mortgage of Navios Herakles, in the agreed form, executed or (as the context may require) to be executed by Herakles Shipping Corporation in favour of the Secured Parties.

“Navios Hios General Assignment” means the assignment collateral to the Navios Hios Mortgage, in the agreed form, executed or (as the context may require) to be executed by Hios Shipping Corporation in favour of the Security Agent.

“Navios Hios Mortgage” means the first preferred mortgage of Navios Hios, in the agreed form, executed or (as the context may require) to be executed by Hios Shipping Corporation in favour of the Secured Parties.

“Navios International Assignment of Insurances” means the assignment, in the agreed form, executed or (as the context may require) to be executed by Navios International Inc. in favour of the Security Agent in respect of its rights under certain insurances of which it has the benefit.

“Navios International Charter Assignment” means a first priority assignment, in the agreed form, executed or (as the context may require) to be executed by Navios International Inc. in favour of the Security Agent in respect of all Charters or Contracts of Affreightment to which Navios International Inc. is a party.

“Navios International DnB Operating Account” means the interest bearing dollar account of Navios International Inc. held with DnB Nor Bank in New York with account number [•] [and which is used for the purposes of Navios International Inc.’s charter operations].

“Navios International Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Navios International Inc. in favour of the Security Agent.

“Navios International Operating Account” means an interest bearing dollar account of Navios International Inc. opened or (as the context may require) to be opened with the London branch of the Security Agent with account number [•] and includes any other account designated in writing by the Agent to be a Navios International Operating Account for the purposes of this Agreement.)

“Navios Ionian General Assignment” means the assignment collateral to the Navios Ionian Mortgage, in the agreed form, executed or (as the context may require) to be executed by Ionian Shipping Corporation in favour of the Security Agent.

“Navios Ionian Mortgage” means the first preferred mortgage of Navios Ionian, in the agreed form, executed or (as the context may require) to be executed by Ionian Shipping Corporation in favour of the Secured Parties.

“Navios Kypros General Assignment” means the assignment collateral to the Navios Kypros Mortgage, in the agreed form, executed or (as the context may require) to be executed by Kypros Shipping Corporation in favour of the Security Agent.

“Navios Kypros Mortgage” means the first preferred mortgage of Navios Kypros, in the agreed form, executed or (as the context may require) to be executed by Kypros Shipping Corporation in favour of the Secured Parties.

“Navios ShipManagement Assignment of Insurances” means the assignment, in the agreed form, executed or (as the context may require) to be executed by Navios ShipManagement Inc. in favour of the Security Agent in respect of its rights under certain insurances of which it has the benefit.

“Navios ShipManagement DnB Operating Account” means the interest bearing dollar account of Navios ShipManagement Inc. held with DnB Nor Bank in New York with account number [•].

“Navios ShipManagement Guarantee” means the guarantee, in the agreed form, executed or (as the context may require) to be executed by Navios ShipManagement Inc. in favour of the Security Agent.

“Navios ShipManagement Operating Account” means an interest bearing dollar account of Navios ShipManagement Inc. opened or (as the context may require) to be opened with the Security Agent with account number [•] and includes any other account designated in writing by the Agent to be a Navios ShipManagement Operating Account for the purposes of this Agreement.

“New Share Issue Ship” means an Owned Ship which is owned by a New Share Issue Subsidiary.

“New Share Issue Subsidiary” means:

(a)	a Subsidiary of the Borrower which is incorporated or acquired for the sole purpose of carrying out an acquisition of a Permitted NSIS Asset; and

(b)

any company which is incorporated or acquired for the sole purpose of being the Holding Company of a Subsidiary of the Borrower referred to in paragraph (a) of this definition, provided that any Obligor which is the Holding Company of a Subsidiary of the Borrower referred to in paragraph (a) of this definition shall not be a New Share Issue Subsidiary merely by virtue of being such a Holding Company.

“NOS” means the Norwegian Futures and Options Clearinghouse.

“Obligor” means the Borrower or a Security Provider and any other member of the Group party to a Finance Document (save that if such member of the Group is only party to the Intra-Group Loan Agreement it shall not be an Obligor).

“Offer Letter” means the offer letter dated 4 February 2005 between HSH Nordbank AG and International Shipping Enterprises, Inc.

“Operating Account” means the Navimax Corporation Operating Account, the Navios Handybulk Operating Account, the Navios International Operating Account, the Navios ShipManagement Operating Account[, the Navios Corporation Operating Account] and the CNSA Account and “Operating Accounts” means any or all of them.

“Original Financial Statements” means the consolidated audited financial statements of the Target for its Financial Year ended 31 December 2004.

“Original Obligor” means the Borrower or an Original Security Provider.

“Original Security Provider” means the companies listed in Part 1 of Schedule 1 (the Original Parties) as original Security Providers.

“Owned Ship” means each motor vessel registered in the ownership of a member of the Group from time to time and for the purposes of clause 22.1 (Financial definitions) and clause 23.37 (Valuation of Owned Ships) also includes any motor vessels the book value of which is included in the balance sheet of a Group member and “Owned Ships” means any or all of them.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Patriot Act” has the meaning given to it in clause 20.36 (Anti-Terrorism Laws).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by an Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor in circumstances constituting a Permitted Disposal;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d)	an acquisition of shares pursuant to a Permitted Share Issue;

(e)	an acquisition of a Purchase Option Ship by a Purchase Option Subsidiary made in accordance with clause 23.43 (Purchase Option Subsidiaries);

(f)	the acquisition or formation of a Purchase Option Subsidiary or a New Share Issue Subsidiary provided that, in the case of a Purchase Option Subsidiary, prior to such acquisition or formation such Purchase Option Subsidiary has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

(g)	an acquisition by a New Share Issue Subsidiary of a Permitted NSIS Asset;

(h)	an acquisition of an asset required for or relating to the Core Activities of the Borrower and which acquisition is entirely or (in the case of a Permitted NSIS Asset only) partially funded out of the proceeds of a Permitted Share Issue and which:

(i)	is provided for in the Quarterly Budget; and

(ii)	when made would not result in a Default; or

(i)	any other acquisition made with the prior written consent of the Lenders.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arm’s length terms:

(a)	of cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give at least equivalent Security over that asset; and

(iii)	the Disposing Company is a Security Provider, the Acquiring Company must be a Security Provider guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets (other than shares, the Terminal, any Charter, any Material Contract, businesses, Real Property or Intellectual Property, [others?]) in exchange for other assets comparable or superior as to type, value or quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by clause 23.28 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by clause 23.9 (Joint ventures);

(h)	arising as a result of any Permitted Security;

(i)	made with the prior written consent of the Agent;

(j)	of an Owned Ship, provided that (i) the net proceeds arising from such disposal are not less than the amount specified in clause 8.1.4(b) or clause 8.1.5(b) (Total Loss/Sale/Silo) (as applicable) with reference to the relevant date of disposal (where, for the purposes of this paragraph (j) the relevant date of disposal shall be [the date of transfer of title of the relevant Owned Ship]) and (ii) such proceeds are applied in accordance with clause 8.1.4 or clause 8.1.5 (Total Loss/Sale/Silo) (as applicable);

(k)	of any Purchase Option to a Purchase Option Subsidiary;

(l)	of the Earnings, Insurances and Requisition Compensation of a Purchase Option Subsidiary in so far as such disposal is required under the terms of any arrangements with a Third Party Financier;

(m)	of any Permitted NSIS Asset or any asset of any New Share Issue Subsidiary; and

(n)	of assets (other than shares or receivables) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed US$7,500,000 (or its equivalent) in total during the term of this Agreement and does not exceed US$1,000,000 (or its equivalent) in any Financial Year of the Borrower, but it shall not be a Permitted Disposal:

(A)	at any time after the Closing Date, for the Borrower to dispose of any Target Shares; and

(B)	for any member of the Group to dispose of any shares in a Subsidiary or for Navios Corporation to dispose of its shares in Acropolis Shipping & Trading Inc..

“Permitted Distribution” means:

(a)	the payment of a lawful dividend to the Borrower or any of its wholly-owned Subsidiaries (provided that such wholly owned Subsidiary is not a Purchase Option Subsidiary or a New Share Issue Subsidiary), but if the company paying the dividend is a Security Provider the wholly-owned subsidiary receiving the dividend must also be a Security Provider; and

(b)	the payment of a lawful dividend by the Borrower to its shareholders provided that:

(i)	no such dividend shall be declared or distributed during the year ending 31 December 2005;

(ii)	at both the date of declaration and the date of payment of such dividend no Default shall have occurred and be continuing or would result from the payment of the proposed dividend; and

(iii)	the Borrower has provided to the Agent no less than [30] days before the proposed payment date pro forma financial statements and such other information as the Agent may request showing compliance with clause 22.2.4 (Minimum Liquidity) at the proposed payment date and for the two full Financial Quarters immediately following such proposed payment date.

“Permitted Existing Accounts” means [the following accounts/the accounts listed in schedule [•]].

“Permitted FFA” means any FFA which:

(a)	is made by a team experienced in trading in FFAs, the senior members of which are Key Personnel;

(b)	is made in accordance with the proper risk management procedures as specified in the Accountants Report;

(c)	is made in accordance with the requirements of the Sarbanes-Oxley Act; and

(d)	is made on the Baltic Exchange or NOS and complies with the requirements of the Forward Freight Agreement Brokers Association (with respect to trading on the Baltic Exchange) or any other equivalent person with respect to trading on NOS.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any Intra-Group Loans and subject always to the terms of this Agreement;

(b)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade but not a foreign exchange transaction for investment or speculative purposes;

(c)	arising under a Permitted Loan or a Permitted Guarantee;

(d)	of any person acquired by a member of the Group after the Closing Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(e)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased or financed under outstanding leases or finance transactions by members of the Group does not exceed US$1,000,000 (or its equivalent in other currencies) at any time;

(f)	incurred by a New Share Issue Subsidiary in connection with an acquisition permitted in accordance with clause 23.44.1 (New Share Issue Subsidiaries).

(g)	incurred in the exercise of a Purchase Option in accordance with clause 23.43.2 (Purchase Option Subsidiaries);

(h)	arising under any Permitted FFA; and

(i)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding amount of which does not exceed US$2,000,000 (or its equivalent) in aggregate for the Group at any time.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	guarantees granted by a Security Provider in respect of the obligations (not being Financial Indebtedness) of any other Security Provider under any contract entered into in the ordinary course of trade;

(c)	guarantees granted by a non-Security Provider in respect of the obligations (not being Financial Indebtedness) of any other Group member under any contract entered into in the ordinary course of trading;

(d)	any guarantee of a Joint Venture to the extent permitted by clause 23.9 (Joint ventures);

(e)	any guarantee permitted under clause 23.21 (Financial Indebtedness);

(f)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(g)	guarantees comprising Existing Financial Indebtedness; or

(h)	any guarantees granted in addition to those permitted under sub-paragraphs (a) to (g) above, of an aggregate amount not exceeding US$2,000,000.

“Permitted Loan” means:

(a)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (c) of that definition);

(b)	an Intra-Group Loan; and

(c)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed US$750,000 (or its equivalent) at any time, so long as in the case of paragraph (b) above the creditor of such Financial Indebtedness shall (if it is an Obligor and has not already done so pursuant to a Transaction Security Document) grant security over its rights in respect of such Financial Indebtedness in favour of the Lenders on terms acceptable to the Agent.

“Permitted NSIS Asset” means a New Share Issue Ship or any other asset or assets required or relating to the Core Activities:

(a)	where the Borrower has provided the Agent with reasonable notice of its acquisition prior to such acquisition;

(b)	the acquisition of which would not result in a Default; and

(c)	where at least 20 per cent. of the funding required for the acquisition of such asset or assets is directly sourced from the proceeds of a Permitted Share Issue by the Borrower and which have been directly on-loaned to the relevant New Share Issue Subsidiary.

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading (including any lien on a Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien) and not as a result of any default or omission by any member of the Group in each case or in aggregate for a sum not exceeding US$1,500,000;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are non-Security Providers and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are non-Security Providers;

(c)	any margin, netting or set-off or other security arrangement arising out of any Permitted FFA or any Hedge Agreement;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Closing Date if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within [three] months of the date of acquisition of such asset;

(e)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Closing Date, where the Security or

Quasi-Security is created prior to the date on which that company becomes a member of the Group; if

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within [three] months of that company becoming a member of the Group;

(f)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)	any Security or Quasi-Security (existing as at the date of this Agreement) over assets of any member of the Target Group so long as the Security or Quasi-Security is irrevocably removed or discharged by no later than the Closing Date;

(h)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(i)	any Security or Quasi-Security arising as a consequence of any finance lease permitted pursuant to paragraph (e) of the definition of “Permitted Financial Indebtedness”;

(j)	any Security arising under a standard form contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions in the ordinary course of trade;

(k)	any Security granted by a Purchase Option Subsidiary in accordance with clause 23.43 (Purchase Option Subsidiaries);

(l)	any Security granted by a New Share Issue Subsidiary to a Third Party Financier; or

(m)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (i) above) does not exceed US$1,500,000 (or its equivalent in other currencies).

but in no case shall any Security over any shares in a Subsidiary of the Borrower or over any Account (other than the Excluded Existing Accounts), any Charter (other than a Charter entered into by a New Share Issue Subsidiary or a Purchase Option Subsidiary where Security has been granted on a first priority basis to a Third Party Financier), the Terminal, any Material Contract (other than a Material Contract entered into by a New Share Issue Subsidiary or a Purchase Option Subsidiary where Security has been granted on a first priority basis to a Third Party Financier, any CNSA Asset or any Owned Ship (other than a Purchase Option Ship or a New Share Issue Ship) constitute a Permitted Security other than any such Security created under the Finance Documents.

“Permitted Share Issue” means an issue of:

(a)	shares by the Borrower to its shareholders, paid for in full in cash upon issue (provided that, for the purposes or this paragraph (a) the issue of securities on the basis described in the section headed “Description of Securities” in the Form S-4 shall be deemed to satisfy this requirement) and which by their terms are not redeemable and where no Default has occurred and is continuing or would result from the proposed share issue; or

(b)	shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (i) (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms, (ii) if the Subsidiary is a Security Provider then the Holding Company must also be a Security Provider and (iii) the Holding Company is not a Purchase Option Subsidiary or a New Share Issue Subsidiary.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(c)	transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms.

“Plan” means at any time any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pollutant” means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

“Port Reports” means the Uniconsult Universal Transport Consulting GmbH technical assessment of the Navios Grain Terminal Nuera Palmira, Uruguay dated 1 February 2005 and the Hughes and Hughes report in connection with [the Navios Grain Terminal Nueva Palmira, Uruguay] dated 22 February 2005 each addressed to, and/or capable of being relied upon by, the Arranger and the other Secured Parties.

“Post-Merger Borrower” means Navios Maritime Holdings Inc., a corporation incorporated in the Marshall Islands.

“Pre-Merger Borrower” means International Shipping Enterprises, Inc. a corporation incorporated in Delaware with its principal executive offices at 1225 Franklin Avenue, Suite 325, Garden City, New York 11530.

“Purchase Option” means each of the options contained in certain of the charters listed in schedule 3.16 to the Acquisition Agreement pursuant to which the members of the Group being party to such charters have, either directly or through nominees, the right to purchase under certain terms and conditions the Chartered Ships relevant to such charters.

“Purchase Option Ship” means a Chartered Ship which is the subject of a Purchase Option which has been exercised by its rightful owner and consequently acquired by the relevant Purchase Option Subsidiary.

“Purchase Option Subsidiary” means a member of the Group which is formed or acquired for the sole purpose of acquiring a Purchase Option Ship (other than a New Share Issue Subsidiary) but such entity shall only be a Purchase Option Subsidiary if (a) any amount remains owing to a Third Party Financier or (b) any Security or Quasi-Security continues to be granted by such Purchase Option Subsidiary to a Third Party Financier.

“Purchase Price Reduction Amount” means the amount which is calculated by deducting the Closing Date Purchase Price from US$600,000,000.

“Purchase Price Reduction Percentage” means the percentage which is calculated by dividing the Purchase Price Reduction Amount by the amount of the Total Commitments.

“Quarterly Budget” means the quarterly budget required to be delivered by the Borrower pursuant to clause 21.4.2 (Budget).

“Quasi-Security” has the meaning given to that term in clause 23.15 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property” means:

(a)	any freehold or leasehold real property or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold real or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means the principal London offices of the Lenders and such other prime banks in the London banking market as may be selected and appointed by the Agent.

“Registration Requirements” means the making of appropriate registrations, filings, recordings and/or notifications of a Finance Document that are required to be made by law, to ensure the validity, effectiveness, enforceability and/or admissibility in evidence of such Finance Documents in any Relevant Jurisdiction.

“Registry” means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register an Owned Ship, the relevant Group member’s title to such Owned Ship and the relevant Mortgage (if any) under the laws and flag of the relevant Flag State.

“Regulation O, T, U or X” means Regulation O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System of the United States as amended, or any successor regulation.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or establishment;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in clause 22.1 (Financial definitions).

“Relevant Vessel” means the Ships and any other vessel operated, managed or crewed by any member of the Group.

“Repayment Date” means a Facility A Repayment Date or a Facility B Repayment Date.

“Repayment Instalment” means in relation to a Facility, each repayment instalment in respect of that Facility due under clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in clause 20.2 (Status) to clause 20.7 (Governing law and enforcement), clause 20.11 (No default), clause 20.12.7 (No misleading information), clause 20.13.5 to clause 20.13.7 (Original Financial Statements), clause 20.19 (Ranking) to clause 20.21 (Legal and beneficial ownership), clause 20.27 (Acquisition Documents, disclosures and other Documents) and clause 20.31 (Pensions) to clause 20.36 (Anti-Terrorism Laws).

“Reports” means the Accountants’ Report, the Charters and COAs Report, the Legal Due Diligence Report, the Insurance Report, the Port Reports, the Tax Report, the ISE-Navios Merger Steps Paper and [others?].

“Requisition Compensation” means, in respect of a Ship, all sums of money or other compensation received from time to time by reason of the Compulsory Acquisition of such Ship.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Retention Account” means an interest-bearing dollar account:

(a)	held in Hamburg in the Federal Republic of Germany by the Borrower with the Agent or Security Agent;

(b)	identified in a letter between the Borrower and the Agent as the Retention Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)	one-third (1/3rd) [(or in the case of the first Retention Date only, two-thirds (2/3rd))] [NB: HSH—may be amended to reflect new first repayment date] of the repayment instalment falling due for payment pursuant to clause 6.1 (Repayment of Loans) (as the same may have been reduced by any prepayment) on the next Repayment Date for the relevant Loan after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the relevant Loan during and at the end of each Interest Period for such Loan current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period for such Loan.

“Retention Date” means, in relation to each Facility, the date being the first day of the month commencing after the Utilisation Date and each of the dates falling at monthly intervals after the first such Retention Date and prior to the last Repayment Date of such Facility.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act 2002 of the United States, as amended, and the rules and regulations promulgated thereunder.

“Second Security Collateral Ship” means a Collateral Ship which is subject to second ranking Security in favour of the Security Agent or, as the case may be, the Secured Parties.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Securities Act” means the Securities Act of 1933 of the United States, as amended, and the rules and regulations promulgated thereunder.

“Security” means:

(a)	any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction;

(b)	any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to the obligation of any person and which has the same commercial effect as if security had been created over it; or

(c)	any right of set-off created by agreement.

“Security Agreement” means the security agreement relating to the Acquisition Agreement, in the agreed form, executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent.

“Security Provider” means an Original Security Provider or an Additional Security Provider being in each case a person that is from time to time party to one or more Transaction Security Documents and a “non-Security Provider” is a member of the Group which is not a Security Provider.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 4 (Selection Notice) given in accordance with clause 11 (Interest Periods) in relation to a Facility.

“Service Contract” means a service contract of each member of Key Personnel in agreed form.

“Ship Insurances” means such contracts of insurance a member of the Group maintains in respect of an Owned Ship.

“Ships” means the Chartered Ships and the Owned Ships or any of them, as the context requires and “Ship” means any of them.

“Silo” means the horizontal silo no. 7 identified in the Uniconsult Universal Transport Consulting GmbH technical assessment of the Navios Grain Terminal Nuera Palmira, Uruguay, constructed or to be constructed (as the context may require) at the Terminal.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“SMC” means a safety management certificate issued in respect of a Ship in accordance with rule 13 of the ISM Code.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Spill” means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment.

“Sub-Manager’s Undertaking” means an undertaking and assignment in the agreed form executed or (as the context may require) to be executed by Navimax Corporation in favour of the Security Agent as a condition precedent to the approval of the Management Agreements.

“Subsidiary” of a person means: (a) any other person directly or indirectly Controlled by such person; or (b) whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than 50 per cent; or (c) any entity (whether or not so Controlled) treated as a subsidiary in the financial statements of that person from time to time.

“Syndication Date” means the day on which the Arranger confirms that the primary syndication of the Facilities has been completed.

“Tangible Net Worth” has the meaning given to that term in clause 22.1 (Financial definitions).

“Target” means Navios Maritime Holdings Inc., a corporation incorporated under the laws of the Marshall Islands with corporation number [•] [NB: Please provide details].

“Target Group” means the Target and its Subsidiaries being as at the date of this Agreement the companies listed in Schedule 11 (The Group including the Target Group).

“Target Shares” means all of the shares of the Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by a Government Entity regardless of whether disputed.

“Tax Report” means the tax report in the agreed form prepared by Mintz Levin Cohn Ferris Glovsky and Popeo P.C..

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Terminal” means the port, transfer and storage terminal for the loading, unloading, transhipment, handling and storage of grain, soy beans, fertilizers, manganese ore, other raw material or commodities and general cargo, as more precisely described in the Lease presently occupying approximately 15 hectares of land and having two docks, one of 240 meters long and another of 170 meters long, situate at the Free Zone of Nueva Palmira, Colonia, Uruguay (and including all buildings, silos and equipment located at the relevant area), as the same may from time to time be further developed, refurbished, redesigned, expanded or improved.

“Terminal Earnings” means, in relation to the Terminal, all moneys whatsoever from time to time due and payable to CNSA arising out of the use of the Terminal.

“Terminal Insurance Proceeds” has the meaning given to it in clause 8.1 (Total Loss/Sale/Silo).

“Third Party Financier” means any bank or financial institution which provides financing to a Purchase Option Subsidiary or a New Share Issue Subsidiary for the purpose of:

(a)	financing the acquisition by a Purchase Option Subsidiary of a Purchase Option Ship; or

(b)	financing the acquisition of a Ship by a New Share Issue Subsidiary; or

(c)	refinancing the financing referred to in paragraphs (a) and (b).

“Third Party Intercreditor Agreement” means an intercreditor agreement and/or priority agreement to be entered into between the Security Agent and a Third Party Financier in form and substance satisfactory to each Third Party Financier and the Security Agent.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B1 Commitments, the Total Facility B2 Commitments and the Total Facility B3 Commitments, being a maximum of US$520,000,000 at the date of this Agreement.

“Total Debt” has the meaning given to that term in clause 22.1 (Financial definitions).

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$140,000,000 at the date of this Agreement.

“Total Facility B1 Commitments” means the aggregate of the Facility B1 Commitments, being US$215,000,000 at the date of this Agreement.

“Total Facility B2 Commitments” means the aggregate of the Facility B2 Commitments, being US$50,000,000 as at the date of this Agreement.

“Total Facility B3 Commitments” means the aggregate of the Facility B3 Commitments, being US$115,000,000 at the date of this Agreement.

“Total Loss” means:

(a)	in relation to a Ship:

(i)	the actual, constructive, compromised or arranged total loss of such Ship; or

(ii)	the Compulsory Acquisition of such Ship; or

(iii)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to its relevant registered owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within 45 days after the occurrence thereof; and

(b)	in relation to the Terminal:

(i)	the actual, constructive, compromised or arranged total loss of the Terminal; or

(ii)	the Compulsory Acquisition of the Terminal and/or the other CNSA Assets or any of them; or

(iii)	the confiscation of the Terminal and/or the other CNSA Assets or any of them (other than where the same amounts to Compulsory Acquisition) by any Government Entity unless the Terminal and/or the relevant CNSA Assets are released and restored to CNSA from such confiscation within ten days after the occurrence thereof; or

(iv)	the Lease is repudiated, suspended, cancelled or terminated for any reason whatsoever.

“Transaction Documents” means the Finance Documents, the Acquisition Documents, the Management Agreements, the Lease, the Charters, the Material Contracts, the Constitutional Documents and the Merger Agreement and any other documents designated as such by the Borrower and the Agent.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent or, as the case may be, the Secured Parties, pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3.4 of Part I of Schedule 3 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 2 of Part II of Schedule 3 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any guarantee or any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in one of the forms set out in Schedule 6 (Form of Transfer Certificates) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (including any FFA).

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in Schedule 14 (Form of Trust Deed).

“Trust Property” means, collectively, (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by, and conferred on the Security Agent under, the Transaction Security Documents, any other Finance Document, any Transaction Document, any Report or any other document in connection with the transactions contemplated by the Finance Documents [and/or] Transactions Documents (including any legal opinion addressed to the Security Agent) (together the “Trust Documents”), (ii) all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Trust Documents whether from any Security Provider or any other person and (iii) all rights, benefits, interests and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“US GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the United States.

“Utilisation Date” means the date on which each Facility is utilised by the drawing of the Loans.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I of Schedule 4 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature and analogous taxes in any other relevant jurisdiction.

“Vendors” means the shareholders listed in exhibit A of the Acquisition Agreement.

“Working Capital Account” means an interest bearing dollar account of the Borrower, opened or (as the context may require) to be opened with the Security Agent in Hamburg with account number [•] and includes any other account designated in writing by the Agent to be a Working Capital Account for the purposes of this Agreement.

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:

(a)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, any “Security Provider”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(b)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	“disposal” or “dispose” means a sale, lease, licence, transfer or loan (but not including by way of loan of money) or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

(e)	the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the [London foreign exchange market] at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent;

(f)	(or to any provision of) a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document, that provision or other agreement or instrument as in force for the time being and as from time to time amended, restated, supplemented or novated (however fundamentally including by any increase in amounts owing or available to be utilised under such document or any change to the parties thereto) and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) with the prior written consent of the Agent and/or any other Finance Parties;

(g)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss including a third party security arrangement, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(h)	“including” means including without limitation;

(i)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(j)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last month of any period. “monthly” shall be construed accordingly.

(k)	something being in the “ordinary course of business” or the “ordinary course of trade” of a person means something that is in the ordinary course of that person’s trading or other ordinary operational business and not merely anything which that person is entitled to do under its Constitutional Documents;

(l)	“pay”, “prepay” or “repay” in clause 23 (General Undertakings) includes by way of set-off, combination of accounts or otherwise;

(m)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(n)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but one with which it is customary for companies undertaking similar activities to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(o)	“rights” include all rights, whether actual or contingent, present or future, arising under contract or law, or in equity;

(p)	“spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of a currency;

(q)	“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under applicable law;

(r)	(i) to the “winding up”, “dissolution”, or “administration” of a person or (ii) to a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrence of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(s)	“wholly-owned subsidiary” or “wholly-owned Subsidiary” has the meaning given to that term in section 736 of the Act;

(t)	a provision of law is a reference to that provision as amended or re-enacted;

(u)	a time of day is a reference to Central European time (CET); and

(v)	words importing the plural shall include the singular and vice versa.

1.2.2	Section, clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	The Offer Letter

In the event of any conflict between the terms of the Offer Letter and the terms of this Agreement, the provisions of this Agreement shall prevail.

SECTION 2: THE FACILITIES

2	The Facilities

2.1	The Facilities

2.1.1	Subject to clause 2.1.2 and the other terms of this Agreement, the Lenders make available:

(a)	a dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a dollar term loan facility in an aggregate amount equal to the Total Facility B1 Commitments;

(c)	a dollar term loan facility in an aggregate amount equal to the Total Facility B2 Commitments; and

(d)	a dollar term loan facility in an aggregate amount equal to the Total Facility B3 Commitments.

2.1.2	In the event that the Purchase Price Reduction Amount is a positive number, each of the Total Facility A Commitments, the Total Facility B1 Commitments, the Total Facility B2 Commitments and the Total Facility B3 Commitments shall be reduced by the Purchase Price Reduction Percentage and shall be available for Utilisation to the extent of such reduced Commitment.

2.1.3	Each Facility will be made available to the Borrower.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents including clause 27.25 (All enforcement action through the Security Agent), separately enforce its rights under the Finance Documents.

2.3	The Facilities and the ISE-Navios Merger

2.3.1	The Parties confirm that it is intended that the Facilities be used to implement the ISE-Navios Merger and that amounts borrowed shall be disbursed in accordance with clause 3.1 (Purpose) below.

2.3.2	The Parties confirm that it is intended that following the ISE-Navios Merger all rights and obligations set out in this Agreement will extend to and be binding upon any successor entity to the Pre-Merger Borrower, including, in particular the Post-Merger Borrower. The Borrower agrees that it will enter into any further documentation or make any necessary filings to effect any such extension and shall procure that any member of the Group required to do so will do the same.

3	Purpose

3.1	Purpose

3.1.1	The Borrower shall apply all amounts borrowed by it under Facility A towards:

(a)	payment to the Vendors of the purchase price for the Target Shares under the Acquisition Agreement;

(b)	refinancing of existing indebtedness secured on the Collateral Ships; and

(c)	the general corporate and working capital purposes of the Group, provided that such amounts are used to finance the Core Activities of the Group,

in the case of paragraphs (a) and (b), as described in the Funds Flow Statement.

3.1.2	The Borrower shall apply all amounts borrowed by it under Facility B1, Facility B2 and Facility B3 towards payment to the Vendors of the purchase price for the Target Shares as described in the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to any Loan if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the making of the proposed Loan; and

(b)	all the representations and warranties in clause 20 (Representations) are true.

SECTION 3: UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the currency and amount of the proposed Loan comply with clause 5.3 (Currency and amount); and

(d)	the proposed Interest Period complies with clause 11 (Interest Periods).

5.3	Currency and amount

5.3.1	The Facilities shall be borrowed in full in cash on the Utilisation Date by the Borrower and applied in accordance with the Funds Flow Statement.

5.3.2	The currency specified in a Utilisation Request must be dollars.

5.3.3	The amount of the proposed Loan must be:

(a)	an amount equal to US$140,000,000 for Facility A or, if less, the Available Facility for such Facility; or

(b)	an amount equal to US$215,000,000 for Facility B1 or, if less, the Available Facility for such Facility; or

(c)	an amount equal to US$50,000,000 for Facility B2 or, if less, the Available Facility for such Facility; or

(d)	an amount equal to US$115,000,000 for Facility B3 or, if less, the Available Facility for such Facility.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in respect of the Facility under which such Loan is to be made immediately prior to making such Loan.

5.4.3	The Borrower irrevocably authorises and directs the Agent to remit the proceeds of each Loan as follows:

(a)	in the case of a Loan or part thereof to be applied for Acquisition Purposes, to an account or accounts specified by the Borrower in the Utilisation Request and which complies with the provisions of the Acquisition Agreement in satisfaction pro tanto of its obligations under the Acquisition Agreement on completion of the Acquisition;

(b)	in the case of a Loan or part thereof to be applied for refinancing existing indebtedness to such accounts specified by the Borrower in the Utilisation Request; and

(c)	in the case of all other Loans or any parts thereof, to the Working Capital Account,

and the Borrower acknowledges that such payments by the Agent that are not made directly to the Borrower shall constitute the making of a Loan to the Borrower by the Lenders (and the Agent shall obtain a good discharge thereof upon receipt in the relevant bank accounts).

5.5	Limitations on Utilisations

Save as otherwise expressly agreed between the Lenders and the Borrower, a Facility may only be utilised on the Closing Date and only if all of the Facilities are utilised on that date.

5.6	Hedge transactions

5.6.1	The Borrower undertakes with each of the Finance Parties that it shall, by no later than the date specified in the Hedge Strategy Letter delivered by the Borrower to the Original Hedge Counterparty in accordance with clause 4.1 (Initial conditions precedent), enter into such interest rate hedging transactions as are required in the Hedge Strategy Letter so as to limit its exposure under this Agreement to interest rate fluctuations.

5.6.2	Any swap or hedging transaction or instrument shall be entered into on the basis of a Hedge Agreement and pursuant to the strategy set out in the Hedge Strategy Letter and shall be concluded (a) with the Original Hedge Counterparty and/or (b) with any other Hedge Counterparty and/or (c) with the prior written consent of the Lenders, with any other counterparty provided however that no such transaction or instrument shall be concluded or entered into by the Borrower with a counterparty other than the Original Hedge Counterparty, unless the Borrower shall have first given the Original Hedge Counterparty the opportunity to make an offer for the same or an equivalent transaction or instrument and (i) the Original Hedge Counterparty has declined or failed to provide such an offer (in full or for any part thereof, as the case may be) or (ii) the Original Hedge Counterparty has made such an offer and the Borrower (acting reasonably) has declined the offer of the Original Hedge Counterparty.

SECTION 4: REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

6.1	Repayment of Loans

6.1.1	The Borrower shall repay the Facility A Loan in instalments by repaying on each Facility A Repayment Date the amount set out opposite that Facility A Repayment Date below:

Facility A Repayment Date	Repayment Instalment (US$)
[the date being the earlier of (i) the date falling 90 days after the Utilisation Date and (ii)] [31 July] 2005	7,500,000
30 September 2005	7,500,000
31 December 2005	7,500,000
31 March 2006	7,500,000
30 June 2006	7,500,000
30 September 2006	7,500,000
31 December 2006	7,500,000
31 March 2007	2,500,000
30 June 2007	2,500,000
30 September 2007	2,500,000
31 December 2007	2,500,000
31 March 2008	1,250,000
30 June 2008	1,250,000
30 September 2008	1,250,000
31 December 2008	1,250,000
31 March 2009	1,250,000
30 June 2009	1,250,000
30 September 2009	1,250,000
31 December 2009	1,250,000
31 March 2010	1,250,000
30 June 2010	1,250,000
30 September 2010	1,250,000
31 December 2010	1,250,000
31 March 2011	1,250,000
30 June 2011	1,250,000
30 September 2011	1,250,000
31 December 2011	1,250,000

Facility A Repayment Date	Repayment Instalment (US$)
31 March 2012	1,250,000
30 June 2012	1,250,000
30 September 2012	1,250,000
31 December 2012	53,750,000

6.1.2	The Borrower shall repay the aggregate Facility B Loans in instalments by repaying on each Facility B Repayment Date the amounts set out opposite that Facility B Repayment Date below in relation to each relevant Facility:

	Repayment Instalment (US$)
Facility B Repayment Date	Facility B1	Facility B2	Facility B3
[the date being earlier of (i) the date falling 90 days after the Utilisation Date and (ii)] [31 July] 2005	11,300,000	2,600,000	6,100,000
30 September 2005	28,300,000	6,600,000	15,100,000
31 December 2005	22,600,000	5,300,000	12,100,000
31 March 2006	9,000,000	2,150,000	4,850,000
30 June 2006	9,000,000	2,150,000	4,850,000
30 September 2006	9,000,000	2,150,000	4,850,000
31 December 2006	9,000,000	2,150,000	4,850,000
31 March 2007	9,000,000	2,150,000	4,850,000
30 June 2007	9,000,000	2,150,000	4,850,000
30 September 2007	9,000,000	2,150,000	4,850,000
31 December 2007	9,000,000	2,150,000	4,850,000
31 March 2008	6,800,000	1,600,000	3,600,000
30 June 2008	6,800,000	1,600,000	3,600,000
30 September 2008	6,800,000	1,600,000	3,600,000
31 December 2008	6,800,000	1,600,000	3,600,000
31 March 2009	6,800,000	1,600,000	3,600,000
30 June 2009	6,800,000	1,600,000	3,600,000
30 September 2009	6,800,000	1,600,000	3,600,000
31 December 2009	6,700,000	1,575,000	3,600,000
31 March 2010	6,700,000	1,575,000	3,600,000
30 June 2010	6,700,000	1,575,000	3,600,000
30 September 2010	6,700,000	1,575,000	3,600,000
31 December 2010	6,400,000	800,000	3,300,000

6.1.3	In the event that clause 2.1.2 (The Facilities) applies and the amount of the Total Facility A Commitments, the Total Facility B1 Commitments, the Total Facility B2 Commitments and the Total Facility B3 Commitments have been reduced by the Purchase Price Reduction Percentage, each of the Repayment Instalments shall be reduced by an amount equal to the Purchase Price Reduction Percentage of that Repayment Instalment.

6.1.4	The Borrower may not reborrow any part of a Facility which is repaid.

6.2	Effect of cancellation and prepayment on scheduled repayments

6.2.1	If the Borrower cancels the whole or any part of the Facility A Commitments, the Facility B1 Commitments, the Facility B2 Commitments or the Facility B3 Commitments in accordance with clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or if the Facility A Commitment, Facility B1 Commitment, Facility B2 Commitment or Facility B3 Commitment of any Lender is reduced under clause 7.1 (Illegality) then:

(a)	in the case of the Facility A Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled;

(b)	in the case of the Facility B1 Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled;

(c)	in the case of the Facility B2 Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled; and

(d)	in the case of the Facility B3 Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

6.2.2	If the Borrower cancels the whole or any part of the Facility A Commitments, the Facility B1 Commitments, the Facility B2 Commitments or the Facility B3 Commitments in accordance with clause 7.2 (Voluntary cancellation) then:

(a)	in the case of the Facility A Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled;

(b)	in the case of the Facility B1 Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled;

(c)	in the case of the Facility B2 Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled; and

(d)	in the case of the Facility B3 Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled.

6.2.3	If any of the Facility A Loan, the Facility B1 Loan, the Facility B2 Loan or the Facility B3 Loan are prepaid in accordance with clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or clause 7.1 (Illegality) then the amount of the Repayment Instalment for the relevant Facility for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Facility A Loan, the Facility B1 Loan, the Facility B2 Loan or the Facility B3 Loan (as the case may be) prepaid.

6.2.4	If any of the Facility A Loan, the Facility B1 Loan, the Facility B2 Loan or the Facility B3 Loan are prepaid in accordance with clause 7.3 (Voluntary prepayment of Loans) or clause 8.3 (Application of mandatory prepayments) then:

(a)	in the case of Facility A, the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Facility A Loan prepaid;

(b)	in the case of Facility B1, the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Facility B1 Loan prepaid;

(c)	in the case of Facility B2, the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Facility B2 Loan prepaid; and

(d)	in the case of Facility B3, the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Facility B3 Loan prepaid.

7	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

7.1.1	that Lender, shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of US$1,000,000) of an Available Facility. Any cancellation under this clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment of Loans

7.3.1	Subject to clause 7.3.3 the Borrower may, if it gives the Agent not less than ten Business Days’ prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of US$1,000,000).

7.3.2	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.3.3	Any voluntary prepayment shall prepay the Loans in prepayment of the Facility A Loan and when the Facility A Loan has been prepaid in full, in prepayment of the Facility B1 Loan and, when the Facility B1 Loan has been prepaid in full, in prepayment of the Facility B2 Loan and, when the Facility B2 Loan has been prepaid in full, in prepayment of the Facility B3 Loan. Such voluntary prepayments of the Facility A Loan, the Facility B1 Loan, the Facility B2 Loan and the Facility B3 Loan shall be applied against the relevant Repayment Instalments in accordance with clause 6.2.4 (Effect of cancellation and prepayment on scheduled repayments).

7.4	Right of cancellation and repayment in relation to a single Lender

7.4.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2.3 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower or an Obligor under clause 14.3 (Tax indemnity) or clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.4.2	On receipt of a notice referred to in clause 7.4.1 in relation to a Lender, the Commitments of that Lender shall immediately be reduced to zero.

7.4.3	On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.4.1 in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

7.5	Mandatory cancellation

7.5.1	Without prejudice to any other provision of this Agreement, any Available Facility on the day falling immediately after the Utilisation Date shall thereupon be automatically cancelled and no Loan may then be made under any of the Facilities.

7.5.2	The Facilities shall only be utilised in one amount on the proposed Utilisation Date. If the Utilisation Date has not occurred on or before the earlier of (i) the last day of the Availability Period and (ii) the date on which the Acquisition Agreement is terminated, the Facilities shall be immediately cancelled.

8	Mandatory Prepayment

8.1	Total Loss/Sale/Silo

8.1.1	For the purposes of this clause 8.1 and clause 8.2:

“Collateral Ship Insurance Proceeds” means the proceeds of any insurance claim received in relation to any Collateral Ship by any member of the Group and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

“Terminal Insurance Proceeds” means the proceeds of any insurance claim received in relation to the Terminal by any member of the Group and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

8.1.2	On the date falling 120 days after that on which a Collateral Ship (other than a Second Security Collateral Ship) became a Total Loss or, if earlier, on the date upon which the

Collateral Ship Insurance Proceeds in respect of such Total Loss are, or Requisition Compensation is, received by the relevant Collateral Owner (or the Security Agent or, as the case may be the Secured Parties, pursuant to the relevant Transaction Security Documents) (as the case may be), the Borrower shall prepay to the Agent for the account of the Lenders an amount equal to the higher of:

(a)	any Collateral Ship Insurance Proceeds; or

(b)	any Requisition Compensation; or

(c)	the amount specified in the table below by reference to the actual date of the Total Loss:

Year Total Loss occurs	Prepayment Amount (US$)
2005	31,000,000
2006	27,500,000
2007	22,000,000
2008	18,500,000
2009	15,500,000
2010	12,500,000
2011	11,000,000
2012	10,500,000

in each case in the manner contemplated by clause 8.3 (Application of Mandatory Prepayments).

8.1.3	In the event that a Collateral Ship in respect of which a Total Loss occurs is a Second Security Collateral Ship then on the date falling 90 days after that on which such Second Security Collateral Ship became a Total Loss or, if earlier on the date upon which the Collateral Ship Insurance Proceeds in respect of such Total Loss are, or Requisition Compensation is, received by the relevant Collateral Owner (or the Security Agent or, as the case may be, the Secured Parties, pursuant to the relevant Transaction Security Documents) (as the case may be), the Borrower shall prepay an amount equal to the higher of:

(a)	any Collateral Ship Insurance Proceeds;

(b)	any Requisition Compensation; and

(c)	the amount specified in the table below by reference to the actual date of the Total Loss:

Year Total Loss occurs	Prepayment Amount (US$)
2005	31,000,000
2006	27,500,000
2007	22,000,000
2008	18,500,000
2009	15,500,000
2010	12,500,000
2011	11,000,000
2012	10,500,000

less any amount of Permitted Financial Indebtedness which is repayable to the third party financiers of such Collateral Ship (if any) directly in connection with the Total Loss to the Agent for the account of the Lenders in the manner contemplated by clause 8.3 (Application of Mandatory Prepayments).

8.1.4	In the event that a Collateral Ship (other than a Second Security Collateral Ship) is sold or is otherwise disposed of (in accordance with the terms of clause 23.16 (Disposals)) then on the date falling [90] days after the date on which such a Collateral Ship is disposed of, the Borrower shall prepay an amount equal to the higher of:

(a)	the market value of such Collateral Ship (calculated in accordance with clause 23.37 (Valuation of Owned Ships)); and

(b)	the amount specified in the table below with reference to the relevant date of disposal (where, for the purposes of this clause 8.1.3 the relevant date of disposal shall be [the date of transfer of title of the relevant Collateral Ship]):

Year disposal occurs	Prepayment Amount (US$)
2005	31,000,000
2006	27,500,000
2007	22,000,000
2008	18,500,000
2009	15,500,000
2010	12,500,000
2011	11,000,000
2012	10,500,000

in each case in the manner contemplated by clause 8.3 (Application of Mandatory Prepayments).

8.1.5	In the event that a Collateral Ship is sold which or otherwise disposed of in accordance with the terms of clause 23.16 (Disposals) is a Second Security Collateral Ship then on the date falling 90 days after that on which such Second Security Collateral Ship is disposed of, the Borrower shall prepay an amount equal to the higher of:

(a)	the market value of such Collateral Ship (calculated in accordance with clause 23.37 (Valuation of Owned Ships); and

(b)	the amount specified in the table below by reference to the actual date of the Total Loss:

Year Total Loss occurs	Prepayment Amount (US$)
2005	31,000,000
2006	27,500,000
2007	22,000,000
2008	18,500,000
2009	15,500,000
2010	12,500,000
2011	11,000,000
2012	10,500,000

less any amount of Permitted Financial Indebtedness which is repayable to the third party financiers of such Collateral Ship (if any) directly in connection with the Total Loss to the Agent for the account of the Lenders in the manner contemplated by clause 8.3 (Application of Mandatory Prepayments).

8.1.6	If the Terminal (i) becomes a Total Loss or (ii) suffers damage or is involved in an incident which in the opinion of the Agent may result in the Terminal subsequently becoming a Total Loss (such events being a “Terminal Event”), the Borrower shall, on the date falling 120 days after that on which the Terminal suffered such damage or became a Total Loss or was involved in such incident (as the case may be) or, if earlier, on the date upon which the Terminal Insurance Proceeds in respect of such damage or, as the case may be, Total Loss are received by CNSA (or the Security Agent pursuant to the Transaction Security Documents) (as the case may be), prepay to the Agent for the account of the Lenders an amount equal to ten per cent. of the outstanding Facilities at the time of the Terminal Event (the “Terminal Prepayment Amount”). The Terminal Prepayment Amount shall be paid in the following instalments:

(a)	an immediate payment of an instalment being the higher of (i) 60 per cent. of the Terminal Prepayment Amount and (ii) any Terminal Insurance Proceeds paid in respect of the relevant Terminal Event; and

(b)	to the extent that the immediate prepayment made pursuant to (a) above is less than the Terminal Prepayment Amount the difference will be paid to the Agent for the account of the Lenders in equal instalments over the remaining tenor of the Facility B Loans. Payments will fall due on each Facility B Repayment Date and once made shall be applied towards reduction of the Facility B repayment amount then falling due under clause 6.1.2 (Repayment of Loans) in respect of Facility B2.

8.1.7	For the purposes of clauses 8.1.2 to 8.1.6 above, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Collateral Ship on the actual date and at the time such Collateral Ship was lost or, if such date is not known, on the date on which a Collateral Ship was last reported;

(b)	in the case of a constructive total loss of a Collateral Ship, upon the date and at the time notice of abandonment of such Collateral Ship is given to the insurers of such Collateral Ship for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Collateral Ship;

(d)	in the case of Compulsory Acquisition of a Collateral Ship or the Terminal and/or the other CNSA Assets, on the date upon which the relevant requisition of title or other compulsory acquisition occurs;

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Collateral Ship (other than where the same amounts to Compulsory Acquisition of such Collateral Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Collateral Owner of the use of such Collateral Ship for more than [60] days, upon the expiry of the period of 60 days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred;

(f)	in the case of an actual total loss of the Terminal on the actual date and at the time the Terminal was lost;

(g)	in the case of a constructive total loss of the Terminal, upon the date and at the time notice of abandonment of the Terminal or notice that the Terminal is not economic to repair or reinstate is given to the insurers of the Terminal for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(h)	in the case of a compromised or arranged total loss of the Terminal, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Terminal;

(i)	if the Lease of the Terminal is repudiated, suspended, cancelled or terminated on the date and at the time such repudiation, suspension, cancellation or termination is made or done, notwithstanding that there may be a grace or notice period prior to which any repudiation, suspension, cancellation or termination cannot take place; and

(j)	in the case of confiscation of the Terminal and/or the other CNSA Assets or any of them (other than where the same amounts to Compulsory Acquisition) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives CNSA of the use of the Terminal and/or the CNSA Assets or any of them for more than 30 days, upon the expiry of the period of 30 days after the date upon which the relevant confiscation occurred.

8.1.8	In the event that construction of the Silo is not completed by 31 December 2005 or, if applicable, the Extended Silo Completion Date, the Borrower shall pay to the Agent on the date falling 15 days after 31 December 2005 or the Extended Silo Completion Date (if applicable) for the account of the Lenders the sum of US$2,000,000 in the manner contemplated by clause 8.3 (Application of Mandatory Prepayments).

8.2	Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds

8.2.1	For the purposes of this clause 8.2, clause 8.3 (Application of mandatory prepayments) and clause 8.4 (Retention Account and Holding Account - mandatory prepayment):

“Acquisition Adjustment Proceeds” means any amount that may fall due from the Vendors to the Borrower under section B(b) of schedule 2.2 of the Acquisition Agreement.

“Acquisition Proceeds” means (i) any Acquisition Adjustment Proceeds and (ii) the proceeds of a claim (a “Recovery Claim”) against the Vendors or any of their Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents or against the provider of any Report (in its capacity as a provider of that Report), and after deducting:

(a)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim (such proceeds net of such deductions being “net proceeds” of such Recovery Claim),

except for Excluded Acquisition Proceeds.

“Disposal Proceeds” means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any disposal made by any member of the Group and after deducting:

(a)	reasonable expenses incurred by any member of the Group to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by the seller (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance),

in each case with respect to or in connection with that disposal (such consideration receivable net of such deductions being “net proceeds” of such disposal),

except for Excluded Disposal Proceeds.

For the purposes of this definition of Disposal Proceeds:

“consideration receivable” shall, in addition to consideration directly attributable to such disposal, include any amount owing to and set-off by the relevant purchaser that does not relate to such disposal.

“reasonable expenses” shall include any provision in respect of the relevant disposal for indemnities or contingent liabilities in respect of warranty claims payable under the terms of the relevant disposal, arising directly in respect of such disposal provided that such provisions deducted shall be considered to be consideration received relating to the relevant disposal to the extent such provision is released without payment of the relevant liability.

“Excluded Acquisition Proceeds” means:

(a)	any net proceeds of a Recovery Claim which are less than US$1,000,000 (or its equivalent in other currencies) which are received at any time when no Default has occurred and is continuing (an “excluded Recovery Claim”); or

(b)	in relation to a Recovery Claim not being an excluded Recovery Claim:

(i)	if the Borrower gives written notice to the Agent of its intention to apply the net proceeds of the relevant Recovery Claim in a permitted application prior to the date falling 15 Business Days after receipt of such net proceeds, those net proceeds of that Recovery Claim are then applied, or legally committed to be applied (under a binding contract subject only to conditions typical for contracts of such type), within three months after the date of such receipt (or, where so committed to be applied, are then actually so applied within six months after the date of such receipt) in a permitted application (and, in each case, such net proceeds not so applied will be deemed to be Acquisition Proceeds received for the purposes of clause 8.3.2 (Application of mandatory prepayments) at the end of the applicable three or six month period, as the case may be); or

(ii)	where no such notice is given, those net proceeds of the relevant Recovery Claim which are applied within five Business Days of receipt in a permitted application (and such net proceeds not so applied will be deemed to be Acquisition Proceeds received for the purposes of clause 8.3.2 (Application of mandatory prepayments) at the end of such five Business Days period).

For the purposes of this definition of Excluded Acquisition Proceeds a “permitted application” means at any time when no Default has occurred and is continuing any proceeds of a Recovery Claim which are applied:

(a)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(b)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged; or

(c)	in compensating any member of the Group for any liability or loss (including loss of tax relief) or to make good any shortfall in assets (including working capital),

in each case as a result of the events or circumstances giving rise to that Recovery Claim.

“Excluded Disposal Proceeds” means:

(a)	the proceeds of a disposal as is referred to in paragraphs (a), (b), (c), (e), (h), (i) (to the extent such disposal relates to an Owned Ship), (j), (l) or (m) of the definition of Permitted Disposal or a disposal of an asset with a book value and market value of less than US$500,000 (or its equivalent in other currencies) which are received when no Default has occurred and is continuing (an “excluded disposal”); or

(b)	in relation to a disposal not being (a) an excluded disposal or (b) the disposal of a Collateral Ship:

(i)	if the Borrower gives the Agent written notice of its intention to reinvest the net proceeds of that relevant disposal in a permitted application prior to the later of (xx) the date five Business Days after the date of that relevant disposal or (yy) the receipt of such proceeds, those net proceeds of that relevant disposal are then applied, or legally committed to be applied (under a binding contract subject only to conditions typical for contracts of such type), within three months after the date of that relevant disposal (or where so committed to be applied, are then actually so applied within six months after the date of that relevant disposal) in a permitted application (and, in each case, such net proceeds not so applied will be deemed to be Disposal Proceeds received for the purposes of clause 8.3.2 (Application of mandatory prepayments) at the end of the applicable three or six month period as the case may be); or

(ii)	where no such notice is given, those net proceeds of that relevant disposal which are applied within five Business Days following the later of (xx) date of that relevant disposal or (yy) the receipt of such proceeds, in a permitted application (and such net proceeds not so applied will be deemed to be Disposal Proceeds received for the purposes of clause 8.3.2 (Application of mandatory prepayments) at the end of such five Business Days period).

For the purposes of this definition of Excluded Disposal Proceeds, a “permitted application” means at any time when no Default has occurred and is continuing in respect of a disposal of an asset or intellectual property right, the re-investment of the net proceeds of such disposal in the acquisition by a member of the Group (being a Security Provider if the seller was a Security Provider) of an asset or (as the case may be) intellectual property right similar in type and of comparable or superior value and quality to that asset or (as the case may be) intellectual property right the subject of any relevant disposal.

“Excluded Insurance Proceeds” means:

(a)	the Collateral Ship Insurance Proceeds;

(b)	the Terminal Insurance Proceeds;

(c)	the net proceeds of an insurance claim which are less than US$500,000 (or its equivalent in other currencies);

(d)	the proceeds of an insurance claim relating to business interruption or loss of profit only;

(e)	the proceeds of an insurance claim relating to (i) any Purchase Option Ship owned by any Purchase Option Subsidiary or (ii) any New Share Issue Ship,

in the case of paragraphs (c) to (e) (inclusive) above at any time when no Default has occurred and is continuing (each an “excluded claim”); or

(f)	in relation to an insurance claim not being an excluded claim:

(i)	if the Borrower gives written notice to the Agent of its intention to apply the net proceeds of the relevant insurance claim in a permitted application prior to the date 15 Business Days after receipt of such net proceeds, those net proceeds of that insurance claim are then applied, or legally committed to be applied (under a binding contract subject only to conditions typical for contracts of such type), within three months after the date of such receipt (or, where so committed to be applied, are then actually so applied within six months after the date of such receipt) in a permitted application (and, in each case, such net proceeds not so applied will be deemed to be Insurance Proceeds received for the purposes of clause 8.3.2 (Application of mandatory prepayments) at the end of the applicable three or six month period, as the case may be); or

(ii)	where no such notice is given, those net proceeds of the relevant insurance claim which are applied within 15 Business Days of receipt in a permitted application (and such net proceeds not so applied will be deemed to be Insurance Proceeds received for the purposes of clause 8.3.2 (Application of mandatory prepayments) at the end of such 15 Business Days period).

For the purposes of this definition of Excluded Insurance Proceeds, a “permitted application” means at any time when no Default has occurred and is continuing:

(a)	to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made; or

(b)	in relation to an insurance claim relating to third party liability, to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(c)	where the Group member concerned is obliged as a landlord or tenant to apply the proceeds of the insurance claim in accordance with any lease of any Real Property (then only to the extent that it is so required and does so apply such proceeds).

“Insurance Proceeds” means the proceeds of any insurance claim received by any member of the Group and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group (such proceeds net of such deductions being “net proceeds” of such insurance claim) except for Excluded Insurance Proceeds.

8.2.2	The Borrower shall prepay Loans in the following amounts at the times and in the order of application contemplated by clause 8.3 (Application of mandatory prepayments):

(a)	the amount of Acquisition Proceeds;

(b)	the amount of Disposal Proceeds; and

(c)	the amount of Insurance Proceeds.

8.3	Application of mandatory prepayments

8.3.1	A prepayment made under clauses 8.1 (Total Loss/Sale/Silo) or 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds) shall be applied in prepayment of the Loans as contemplated in clauses 8.3.2 to 8.3.5.

8.3.2	Unless the Borrower makes an election under clause 8.3.4, it shall prepay Loans at the following times:

(a)	in the case of any prepayment relating to an amount received under clauses 8.1.2 to 8.1.6 at the time specified and in accordance with the procedure set out in such clause; and

(b)	in the case of any prepayment relating to the amounts of Acquisition Proceeds, Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds.

8.3.3	Save as provided in clause 8.1.6(b) (Total Loss/Sale/Silo) and in this clause 8.3.3, a prepayment under clauses 8.1 (Total Loss/Sale/Silo) and 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds) other than a prepayment of Acquisiton Adjustment Proceeds shall prepay the Loans in prepayment of the Facility A Loan and, when the Facility A Loan has been prepaid in full, in prepayment of the Facility B1 Loan and, when the Facility B1 Loan is prepaid in full, in prepayment of the Facility B2 Loan and, when the Facility B2 Loan is prepaid in full, in prepayment of the Facility B3 Loan. Such mandatory prepayments of the Facility A Loan, the Facility B1 Loan, the Facility B2 Loan and the Facility B3 Loan shall be applied against the relevant Repayment Instalments in accordance with clause 6.2.4 (Effect of cancellation and prepayment on scheduled repayments), provided however that any prepayment made in respect of any Acquisition Adjustment Proceeds shall first be applied towards prepayment pro rata of the relevant Repayment Instalments payable on the first Repayment Date.

8.3.4	Subject to clause 8.3.5, the Borrower may elect that any prepayment under clauses 8.1 (Total Loss/Sale/Silo) or 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan provided that the remaining term of such Interest Period is less than three months and that pending prepayment the moneys falling to be applied under clause 8.1 (Total Loss/Sale/Silo) or 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds) shall be deposited in the Retention Account. If the Borrower makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

8.3.5	If the Borrower has made an election under clause 8.3.4 but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Agent otherwise agrees in writing).

8.4	Retention Account and Holding Account - mandatory prepayment

8.4.1	The Borrower shall ensure that:

(a)	Amounts received as prepayments under clauses 8.1 (Total Loss/Sale/Silo) or 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds), in respect of which the Borrower has made an election under clause 8.3.4 (Application of mandatory prepayments) are paid into the Retention Account promptly upon receipt by a member of the Group; and

(b)

Excluded Disposal Proceeds, Excluded Insurance Proceeds and/or Excluded Acquisition Proceeds, which are not the proceeds of an excluded disposal, excluded claim or excluded Recovery Claim, are paid into the Holding Account promptly upon receipt by a member of the Group. Pending the giving of any notice or expiry of any specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), relevant proceeds in respect of which the Borrower has not complied with clause 8.4.1(a) shall be paid into the Holding Account.

8.4.2	The Borrower irrevocably authorises the Agent to apply:

(a)	amounts credited to the Retention Account; and

(b)	amounts credited to the Holding Account which are intended to be used for a permitted application within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds) but which are not so used within the relevant specified period, (or such longer time period as the Agent may agree), to pay amounts due and payable under clauses 8.1 (Total Loss/Sale/Silo), 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds) and 8.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Borrower further irrevocably authorises the Agent to so apply amounts credited to the Holding Account whether or not the relevant specified period has elapsed if a Default has occurred and is continuing. The Borrower also irrevocably authorises the Agent to transfer any amounts credited to the Holding Account referred to in this clause 8.4.2 to the Retention Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Retention Account may (unless a Default has occurred) be transferred back to the Holding Account).

8.4.3	The Security Agent or Agent with which the Retention Account, the Working Capital Account and/or the Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security. None of the Finance Parties shall have any responsibility to any member of the Group for any loss occasioned as a consequence of the application of the amounts credited to those accounts prior to the last day of any deposit period, where such application is permitted by the terms of the Finance Documents.

8.5	Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a permitted application within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Borrower shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9	Restrictions

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment given by any Party under clause 7 (Illegality, Voluntary Prepayment and Cancellation) or clause 8 (Mandatory prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of Facilities

The Borrower may not reborrow any part of a Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under clause 7 (Illegality, Voluntary Prepayment and Cancellation) or clause 8 (Mandatory prepayment) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender(s), as appropriate.

9.7	Notice of prepayment to Lenders

The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Loan under clause 7.3 (Voluntary prepayment of Loans), 8.1 (Total Loss/Sale/Silo) or 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds).

SECTION 5: COSTS OF UTILISATION

10	Interest

10.1	Calculation of interest

Subject to clause 10.2 (Alternative calculation of interest), the rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

10.1.1	Margin;

10.1.2	LIBOR; and

10.1.3	Mandatory Cost, if any.

10.2	Alternative calculation of interest

Should all the Lenders agree to an interest period in excess of 12 months pursuant to clause 11.1.4 (Selection of Interest Periods and Terms), the rate of interest on the relevant Loan for such Interest Period shall be the percentage rate per annum which is the aggregate of the applicable:

10.2.1	Margin; and

10.2.2	the rate notified by the Agent to the Borrower as the appropriate cost of funds agreed by all the Lenders and the Agent.

10.3	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if an Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of such Interest Period).

10.4	Default interest

10.4.1	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 10.4.2, is two per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 10.4 shall be immediately payable by the Borrower on demand by the Agent.

10.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be [two] per cent. higher than the rate which would have applied if the overdue amount had not become due.

10.4.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11	Interest Periods

11.1	Selection of Interest Periods and Terms

11.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

11.1.2	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

11.1.3	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with clause 11.1.2, the relevant Interest Period will, subject to clause 11.2 (Changes to Interest Periods), be one month.

11.1.4	Subject to this clause 11, the Borrower may select an Interest Period of one, three, six or 12 months or any other period agreed between the Borrower and the Agent (acting on the instructions of the Lenders).

11.1.5	An Interest Period for a Loan shall not extend beyond the last Repayment Date applicable to its Facility.

11.1.6	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.1.7	Prior to the earlier of 31 October 2005 and the Syndication Date, Interest Periods shall be one month or such other period as the Agent and the Borrower may agree and any Interest Period which would otherwise end during the calendar month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

11.1.8	On or at any time after the making of a declaration under clause 24.29 (Acceleration), notwithstanding the previous provisions in this clause 11, the Agent shall be entitled, to the exclusion of the Borrower, to select the duration of Interest Periods.

11.2	Changes to Interest Periods

11.2.1	Prior to determining the interest rate for a Loan, the Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a relevant Repayment Date for the Borrower to make the Repayment Instalment due on that date.

11.2.2	If the Agent makes any of the changes to an Interest Period referred to in this clause 11.2, it shall promptly notify the Borrower and the Lenders.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	Changes to the Calculation of Interest

12.1	Absence of quotations

Subject to clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

12.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33 1/3 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

12.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 15 days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to clause 12.3.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

12.4.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees

13.1	Commitment fee

13.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee in dollars computed at the rate of:

(a)	0.45 per cent. per annum on that Lender’s Available Commitment under Facility A for the period from 4 February 2005 to the earlier of (i) the Utilisation Date relating to Facility A and (ii) the end of the Availability Period;

(b)	0.45 per cent. per annum on that Lender’s Available Commitment under Facility B1 for the period from 4 February 2005 to the earlier of (i) the Utilisation Date relating to Facility B1 and (ii) the end of the Availability Period;

(c)	0.45 per cent. per annum on that Lender’s Available Commitment under Facility B2 for the period from 4 February 2005 to the earlier of (i) the Utilisation Date relating to Facility B2 and (ii) the end of the Availability Period; and

(d)	0.45 per cent. per annum on that Lender’s Available Commitment under Facility B3 for the period from 4 February 2005 to the earlier of (i) the Utilisation Date relating to Facility B3 and (ii) the end of the Availability Period.

13.1.2	The accrued commitment fee referred to in clause 13.1.1 shall become payable on the earlier of (i) the Closing Date and (ii) 15 July 2005 and thereafter (if applicable) shall accrue and be payable on the last day of each successive period of three months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement and Structuring fee

The Borrower shall pay to the Arranger (for its own account) an arrangement and structuring fee in the amount and at the times agreed in a Fee Letter.

13.3	Underwriting fee

The Borrower shall pay the Arranger (for its own account) an underwriting fee in an amount and at the times agreed in a Fee Letter.

SECTION 6: ADDITIONAL PAYMENT OBLIGATIONS

14	Tax Gross Up and Indemnities

14.1	Definitions

14.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	The Borrower shall procure that each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

14.2.3	If a Tax Deduction is required by law to be made by an Obligor, the Borrower shall procure that the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	The Borrower shall procure that if an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall procure that the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

14.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	clause 14.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 14.2 (Tax gross-up).

14.3.3	A Protected Party making, or intending to make a claim under clause 14.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

14.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

14.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

14.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

14.6.1	All amounts set out, or expressed to be payable under a Finance Document by any party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause 14.6.3, if VAT is chargeable on any supply made by any Finance Party to any party under a Finance Document, the Borrower shall procure that that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

14.6.2

 If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Borrower shall procure that such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

14.6.3	Where a Finance Document requires any party to reimburse a Finance Party for any costs or expenses, the Borrower shall procure that that party shall also at the same time pay and indemnify the relevant Finance Party against all VAT incurred by such Finance Party in respect of the costs or expenses to the extent that the relevant Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15	Increased Costs

15.1	Increased costs

15.1.1	Subject to clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

15.2.1	A Finance Party intending to make a claim pursuant to clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.1	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 14.3.2 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.3.2	In this clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in clause 14.1 (Definitions).

16	Other Indemnities

16.1	Currency indemnity

16.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall (and shall procure that the relevant Obligor shall) as an independent obligation, within three Business Days of demand, indemnify the Security Agent and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	The Borrower waives (and shall procure that any relevant Obligor waives) any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.1.3	The Borrower shall indemnify the Agent for any cost or loss suffered by the Agent in effecting the conversion into the Denominated Currency in accordance with clause 19.1.4 (Accounts).

16.2	Other indemnities

16.2.1	The Borrower shall (or shall procure that an Obligor shall), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of clause 29 (Sharing Among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e)	any provision of any Finance Document for any reason being ineffective to impose on any Obligor the obligations contemplated by such provision to be imposed on that Obligor; or

(f)	any breach of Environmental Law or Environmental Claim relating to any member of the Group.

16.2.2	The Borrower shall (or shall procure that a relevant Obligor shall) promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance

Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition or any other transaction contemplated by this Agreement (including those incurred in connection with any litigation, arbitration, alternative dispute resolution or administrative proceedings or regulatory enquiry concerning the Acquisition or any other transaction contemplated by this Agreement), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this clause 16.2 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

16.3.1	investigating any event which it reasonably believes is a Default;

16.3.2	entering into or performing any foreign exchange contract for the purposes of clause 30.9.2 (Change of currency); or

16.3.3	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Security Agent

16.4.1	The Borrower shall (and shall procure that each Obligor shall) promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of the Transaction Security,

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

16.4.2	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Trust Property in accordance with clause 27.27 (Indemnity from Trust Property) in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16.5	Fax indemnity

The Borrower shall indemnify each Finance Party against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any telefax communication purporting to originate from an Obligor to the Agent being made or delivered fraudulently (unless such cost, claim, loss, expense or liability is caused by the gross negligence or wilful misconduct of such Finance Party). For avoidance of doubt, the Borrower shall only be liable under this indemnity in respect of telefax communications originating or purportedly originating from it.

17	Mitigation by the Finance Parties

17.1	Mitigation

17.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 14 (Tax Gross Up and Indemnities), clause 15 (Increased Costs) or paragraph 3 of Schedule 5 (Mandatory Cost Formula) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	Costs and Expenses

18.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

18.1.1	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

18.1.2	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 30.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s ongoing costs

18.3.1	In the event of (i) a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them.

18.3.2

 If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent or any other Finance Party as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7: ACCOUNTS

19	Accounts

19.1	General

19.1.1	The Borrower undertakes with the Finance Parties that it shall procure that:

(a)	five Business Days before the Closing Date the relevant HSH Accounts are all opened by the relevant Obligors;

(b)	all moneys payable to a Collateral Owner in respect of the Earnings of such Collateral Owner’s Ship (other than a Purchase Option Ship) shall, unless and until the Agent directs to the contrary, be paid to the Navios ShipManagement Operating Account and/or the DnB Operating Accounts and/or any other Operating Account, as designated by the Borrower;

(c)	subject to clause 19.1.3, all moneys payable to each Charter Company in respect of the Charter Earnings of each Charter Company or otherwise (including, for the avoidance of doubt, in respect of FFAs) shall, unless and until the Agent directs to the contrary, be paid to such Charter Company’s Operating Account;

(d)	all moneys payable to CNSA in respect of the Terminal Earnings shall, unless and until the Agent directs to the contrary, be paid to the CNSA Account;

(e)	all moneys payable to the Borrower (which, for the avoidance of doubt, includes dividends paid to the Borrower by its Subsidiaries) shall, unless and until the Agent directs to the contrary, be paid to the Working Capital Account.

19.1.2	Subject to clause 19.1.3, the Borrower undertakes with the Finance Parties that it shall (and shall procure that each relevant Member of the Group shall):

(a)	close all bank accounts other than the Accounts within five Business Days of the Closing Date unless the Agent otherwise agrees; and

(b)	transfer immediately prior to the closing of all accounts required to be closed pursuant to clause 19.1.2(a) all credit balances of such accounts to the Working Capital Account.

19.1.3	The Borrower undertakes with the Finance Parties that, notwithstanding clauses 19.1.1 and 19.1.2, it shall procure that:

(a)	for the period of a maximum of three months beginning from the Closing Date until each Charter Company closes its DnB Operating Account in accordance with clause 19.1.3(b), all moneys payable to each Charter Company in respect of the Charter Earnings of each Charter Company or otherwise (including, for the avoidance of doubt, in respect of FFAs) shall, unless the Agent directs to the contrary, be paid to such Charter Company’s DnB Operating Account;

(b)	each Charter Company shall close and transfer all credit balances on its DnB Operating Account to its Operating Account within three months of the Closing Date; and

(c)	from the earlier of the date falling three months after the Closing Date and the date on which each Charter Company closes its DnB Operating Account in accordance with clause 19.1.3(b) above, each Charter Company will manage all expenditure and financial transactions relating to its operations through such Charter Company’s Operating Account and clause 19.1.1(c) shall apply.

19.1.4	If any of the moneys paid into any of the HSH Accounts pursuant to clauses 19.1.1(b) to (e) (inclusive), 19.1.2(b) and 19.1.3(b) inclusive is in a currency other than the currency in which such account is denominated (the “Denominated Currency”), the Agent shall convert such moneys into the Denominated Currency at the Agent’s spot rate of exchange at the relevant time for the purchase of Denominated Currency with such currency.

[NB: will the Navios ShipManagement operating account be initially kept in New York with DnB?]

19.2	Operating Accounts withdrawals

Unless the Agent otherwise agrees in writing, the Borrower shall procure that no moneys are withdrawn from the Operating Accounts or the DnB Operating Accounts at any time from the date of this Agreement save that, unless and until a Default shall occur and be continuing, withdrawals may be made from the Operating Accounts and the DnB Operating Accounts for the following purposes:

19.2.1	to transfer to the Retention Account on each Retention Date all or part of the Retention Amount for such Retention Date;

19.2.2	to pay any amount to the Agent in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Transaction Security Documents;

19.2.3	to pay the day-to-day operating expenses and other costs of administering the affairs of the relevant members of the Group in the ordinary course of trade provided such expenses and costs relate to Core Activities; and

19.2.4	to pay a Permitted Distribution under paragraph (a) of such definition.

19.3	Retention Account: credits and withdrawals

19.3.1	The Borrower hereby undertakes with the Finance Parties that it shall, from the date of this Agreement, on each Retention Date pay to the Security Agent for credit to the Retention Account, the Retention Amount for such Retention Date provided however that, to the extent that there are moneys standing to the credit of the Operating Accounts and/or the DnB Operating Accounts (or any of them) as at the relevant Retention Date, such moneys shall, up to an amount equal to the Retention Amount, be transferred between the Operating Accounts and/or the DnB Operating Accounts (or any of them) to the Retention Account on that Retention Date (and in respect of the Operating Accounts (other than the CNSA Account) the Borrower hereby irrevocably authorises the Security Agent to effect each such transfer) and to that extent the Borrower’s obligations to make the payments referred to in this clause 19.3.1 shall have been fulfilled upon such transfer being effected.

19.3.2	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 19.5 (Application of Accounts) shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be applied as directed by the Agent (and the Borrower hereby irrevocably authorises the Security Agent so to apply the same) in the following manner:

(a)	upon each Repayment Date, and on each day that interest is payable pursuant to clause 10.3 (Payment of interest), in or towards payment to the Lenders of the instalments then falling due for repayment or (as the case may be) the amount of interest then due. Each such application by the Agent shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the application by the Security Agent pursuant to this clause 19.3.2(a) is insufficient to meet the same; and

(b)	following any application by the Agent pursuant to clause 19.3.2(a), in transfer to the Working Capital Account of any moneys standing to the credit of the Retention Account to the extent that such moneys do not constitute Retention Amounts previously transferred to the Retention Account pursuant to clause 19.3.1.

19.3.3	Unless the Lenders otherwise agree in writing and subject to clause 19.3.2, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement.

19.4	Working Capital Account: withdrawals

Unless the Agent otherwise agrees in writing, the Borrower shall not be entitled to withdraw any moneys from the Working Capital Account at any time from the date of this Agreement save that, unless and until a Default shall occur and the Agent shall direct to the contrary, the Borrower may, subject to the delivery by the Borrower to the Agent of a Quarterly Budget, withdraw moneys from the Working Capital Account for the following purposes:

19.4.1	to pay any amount in or towards payment of any instalments of interest or principal in respect of the Loans or any other amounts then payable pursuant to the Finance Documents;

19.4.2	to make advances by way of Intra-Group Loans;

19.4.3	to finance Core Activities; and

19.4.4	to assist a Purchase Option Subsidiary in financing the purchase of a Purchase Option Ship in accordance with clause 23.43.1 (Purchase Option Subsidiaries).

19.5	Application of Accounts

At any time after the occurrence of an Event of Default which is continuing, the Agent may, with prior notice to the Borrower, instruct the Security Agent or the relevant Finance Party to apply all moneys then standing to the credit of the HSH Accounts (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Finance Parties under the Finance Documents in the manner specified in clause 27.22 (Order of application).

19.6	New accounts

19.6.1	The Borrower shall procure that no member of the Group (other than a Purchase Option Subsidiary or a New Share Issue Subsidiary) shall open any new accounts without the prior written consent of the Agent, save for any account opened in connection with Permitted Financial Indebtedness and provided that the Borrower shall give (or shall procure that the relevant member of the Group gives) the Agent notice that it has opened an account in connection with Permitted Financial Indebtedness within five Business Days of opening such an account.

19.6.2	In the event that a Purchase Option Subsidiary or a New Share Issue Subsidiary opens any new account, the Borrower shall, or shall procure that such Purchase Option Subsidiary or New Share Issue Subsidiary shall give the Agent notice that it has opened the account within five Business Days of opening such an account.

19.7	Security over the Accounts

19.7.1	The HSH Accounts, the DnB Operating Accounts, the CNSA Account and the Permitted Existing Accounts (other than the Excluded Existing Accounts) and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges and any other Transaction Security Document.

19.7.2	The Borrower shall procure that unless otherwise agreed in writing by the Agent any new accounts opened in accordance with the terms of clause 19.6 (New accounts) shall be subject to a first priority account pledge in favour of the Security Agent or, as the case may be, the Secured Parties save (a) (but without prejudice to the provisions of clauses 23.43.3(b) (Purchase Option Subsidiaries)) in respect of an account which has been pledged, on a first priority basis, to a Third Party Financier and (b) for an account of a New Share Issue Subsidiary.

SECTION 8: REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20	Representations

20.1	General

20.1.1	The Borrower makes the representations and warranties set out in this clause 20 to each Finance Party.

20.1.2	In relation to the representations and warranties made on the date of this Agreement and any other date on or before the Closing Date, it is assumed that Completion has occurred and the Borrower has the knowledge of Key Personnel.

20.2	Status

20.2.1	It and each of its Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the law of its jurisdiction of incorporation.

20.2.2	It and each of its Subsidiaries has the corporate power to own its assets and carry on its business as it is being conducted.

20.3	Binding obligations

Subject to the Legal Reservations, and in the case of the Transaction Security Documents, to the Registration Requirements:

20.3.1	the obligations expressed to be assumed by it and each other Obligor in each Transaction Document are legal, valid, binding and enforceable obligations in accordance with their terms; and

20.3.2	(without limiting the generality of clause 20.3.1), each Transaction Security Document creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-conflict with other obligations

The entry into and performance by it and each other Obligor of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

20.4.1	any law or regulation applicable to it or such other Obligors;

20.4.2	the Constitutional Documents of any member of the Group; or

20.4.3	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

20.5	Power and authority

20.5.1	It and each other Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

20.5.2	No limit on its and any other Obligor’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents.

20.6	Validity and admissibility in evidence

20.6.1	All Authorisations required or desirable:

(a)	to enable it and each other Obligor lawfully to enter into, exercise their respective rights and comply with their respective obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents admissible in evidence in their respective Relevant Jurisdictions; and

(c)	to enable the Borrower to complete the Acquisition

have been obtained or effected and are in full force and effect except any Authorisation forming a Registration Requirement, which Authorisations will be promptly obtained or effected after [the date of this Agreement]/[the Closing Date].

20.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

20.7	Governing law and enforcement

20.7.1	The choice of English or, as the case may be, Uruguayan, Marshall Islands, Greek, German, Panamanian, New York and Delaware law as the governing law of the Finance Documents (as applicable) will be recognised and enforced in its Relevant Jurisdictions.

20.7.2	Subject to any reservations or qualifications contained in any legal opinion delivered to the Agent pursuant to clause 4.1 (Initial conditions precedent), any judgment obtained in England or, as the case may be, Uruguay, the Marshall Islands, the Hellenic Republic, the Federal Republic of Germany, the Republic of Panama, New York or Delaware in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.8	Insolvency

No:

20.8.1	corporate action, legal proceeding or other procedure or step described in clause 24.7.1 (Insolvency proceedings); or

20.8.2	creditors’ process described in clause 24.8 (Creditors’ process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in clause 24.6 (Insolvency) applies to a member of the Group.

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except the Registration Requirements in relation to any Transaction Security Documents which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

20.10	Deduction of Tax

It and each other Obligor is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.11	No default

20.11.1	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

20.11.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.12	No misleading information

20.12.1	Any factual information contained in the Information Memorandum or the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

20.12.2	The Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by two members of the board of directors of the Borrower.

20.12.3	Any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

20.12.4	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum or the Information Package were made after careful consideration and were fair and based on reasonable grounds.

20.12.5	No event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum or the Information Package being untrue or misleading in any material respect.

20.12.6	All material information provided to a Finance Party by or on behalf of the Borrower in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

20.12.7	All other written information provided by any member of the Group (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.13	Original Financial Statements

20.13.1	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

20.13.2	The Original Financial Statements give a true and fair view of the Target’s consolidated financial condition and results of operations during the relevant financial year.

20.13.3	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the Accountant’s Report and the Original Financial Statements.

20.13.4	The Original Financial Statements do not consolidate the results, assets or liabilities of any person or business which does not form part of the Target Group.

20.13.5	Its most recent financial statements delivered pursuant to clause 21.1 (Financial statements):

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(b)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

20.13.6	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

20.13.7	Since the date of the most recent financial statements delivered pursuant to clause 21.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group taken as a whole.

20.14	No proceedings pending or threatened

Save as disclosed in schedule 3.12 of the Acquisition Agreement no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or Government Entity which, if adversely determined, are likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

20.15	No breach of laws

20.15.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is likely to have a Material Adverse Effect.

20.15.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are likely to have a Material Adverse Effect.

20.16	Environmental laws

Save as expressly disclosed in the Acquisition Agreement:

20.16.1	Each member of the Group is in compliance with clause 23.3 (Environmental compliance) and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is likely to have a Material Adverse Effect.

20.16.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

20.16.3	There has been no Environmental Incident.

20.17	Taxation

20.17.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of US$250,000 (or its equivalent in any other currency) or more.

20.17.2	No material claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

20.17.3 It	is resident for Tax purposes only in the jurisdiction of its incorporation.

20.18	Security and Financial Indebtedness

20.18.1	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

20.18.2	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.19	Ranking

20.19.1	The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security (save in respect of any Transaction Security granted by a Purchase Option Subsidiary or a New Share Issue Subsidiary, where the Transaction Security will rank in accordance with a Third Party Intercreditor Agreement.

20.19.2	It is in compliance with the undertaking in clause 23.13 (Pari passu ranking).

20.20	Good title to assets

20.20.1	It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.20.2	Each Owned Ship is:

(a)	in the absolute ownership of the relevant member of the Group who is the sole, legal and beneficial owner of such Owned Ship;

(b)	permanently registered through the offices of the relevant Registry as a Ship under the laws and flag of the relevant Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society.

20.20.3	Save for any Charters or Contracts of Affreightment, no Ship is subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of this Agreement, would have required the consent of the Agent under clause 23.36.1 (Future Charters and Contracts of Affreightment) and there will not be any agreement or arrangement whereby the Earnings of such Owned Ship or, as the case may be, the Charter Earnings of such Chartered Ship may be shared with any other person.

20.20.4	Each Charter Company has established appropriate quality and risk management procedures along with a systematic ship vetting system for use, in each case, when fixing any Chartered Ship under any employment arrangement to ensure that such Charter Company effectively manages its liability risk exposure in connection with the chartering, operating and employment of any Chartered Ship.

20.20.5	CNSA has the benefit of such unconditional rights of access and egress as are required for the maintenance, promotion and operation and development of the Terminal and there are vested in CNSA (under the Lease or otherwise) all leasehold rights, licences, easements and other rights necessary for the maintenance, promotion and operation and development of the Terminal.

20.21	Legal and beneficial ownership

20.21.1	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

20.21.2	All the Target Shares are or will be, once Completion has occurred, legally and beneficially owned by the Pre-Merger Borrower free from any claims, third party rights or competing interests other than, in the case of Target Assets only, Permitted Security permitted under clause 23.15 (Negative Pledge).

20.22	Shares

20.22.1 Prior	to submission of the Utilisation Request the shares of any member of the Group which are subject to the Transaction Security are fully paid, nonassessable and not subject to any option to purchase or similar rights.

20.22.2	The Constitutional Documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

20.22.3	Save in respect of the Borrower (as disclosed by the Borrower under the heading “Description of Securities” in the Form S-4), there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion).

20.23	Intellectual Property

It and each of its Subsidiaries:

20.23.1	is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business (the “Material Intellectual Property”) and which is required by it in order to carry on its business as it is being conducted [and as contemplated in the Base Case Model];

20.23.2	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and

20.23.3	has taken all formal or procedural actions (including payment of fees) required to maintain any Material Intellectual Property owned by it.

20.24	Group Structure Chart

20.24.1	Assuming Completion and the ISE-Navios Merger have occurred, the Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 3 (Conditions Precedent) is true, complete and accurate and shows the following information:

(a)	all members of the Group, including current name and company registration or corporation number (as the case may be), its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a Dormant Subsidiary or is not a company with limited liability;

(b)	all minority interests in any member of the Group (other than the Borrower) and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

20.24.2	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

20.25	Obligors

Each Subsidiary of the Borrower (other than a Dormant Subsidiary) is or will be an Obligor on the Closing Date.

20.26	Accounting reference date

The Accounting Reference Date of each member of the Group is 31 December.

20.27	Acquisition Documents, disclosures and other Documents

20.27.1	The Acquisition Documents contain all the terms of the Acquisition.

20.27.2	There is no disclosure made to the Acquisition Documents which has or may have an adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.

20.27.3	To the best of its knowledge no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

20.27.4	The Service Contracts and the Constitutional Documents of the Borrower (as amended to the extent permitted under this Agreement) contain all the material terms of all the agreements and arrangements between Key Personnel, the Borrower and any member of the Group.

20.28	No adverse consequences

20.28.1	It is not necessary under the laws of its Relevant Jurisdictions:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

20.28.2	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

20.29	Holding and Dormant Companies

20.29.1	Except as may arise under the Transaction Documents and for Acquisition Costs, before the Closing Date the Borrower has not traded or incurred any liabilities or commitments (actual or contingent, present or future) other than in the case of the Pre-Merger Borrower, pursuant to its listing of shares on the OTC Bulletin Board on 16 December 2004.

20.29.2	Aegean Shipping Corporation Inc. is a Dormant Subsidiary and there are no other Dormant Subsidiaries in the Group.

20.30	No immunity

Neither it nor any other Obligor nor any of their respective assets are immune to any legal action or proceeding.

20.31	Pensions

Save as expressly disclosed in the Accountants Report, the Group is fully in compliance with the undertakings in clause 23.24 (Pensions).

20.32	Insurance

Save as expressly disclosed in the Insurance Report, the Group is fully in compliance with the undertakings in clause 23.23 (Insurance).

20.33	Federal Regulations

20.33.1	The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U, and none of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in the violation of the Securities Act, the Exchange Act or Regulation T, U or X. At no time would the obligations of the Borrower be directly or “indirectly secured” by assets of the Borrower or its consolidated Subsidiaries that are “margin stock” (pursuant to, and as such quoted terms are defined in, Section 221.2(g) of Regulation U), provided that in any event not more than 25 per cent. of the value of the assets of the Borrower and its consolidated Subsidiaries subject to such arrangements shall be represented by such margin stock. If requested by the Agent or any Lender, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

20.33.2	Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 of the United States or the Federal Power Act of the United States or the Investment Company Act of 1940 of the United States, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940 of the United States, as amended, (b) controlled by such a company, or (c) a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 of the United States, as amended.

20.33.3	No director, executive officer or principal holder of capital stock of the Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof, the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.

20.33.4	The Borrower and its Subsidiaries are current with all material reports and documents, if any, required to be filed with any U.S. federal or state securities commission or similar agency and are in compliance in all material respects with all applicable rules and regulations of such commissions.

20.34	ERISA

20.34.1

 During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in material compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable United States federal or state laws; and (iv) no lien in favour of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

20.34.2	The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statements 87 or 132, as applicable), did not exceed as of such valuation date the fair market value of the assets of such Plan.

20.34.3	Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred, or could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. The Borrower or any of its Subsidiaries or any ERISA Affiliate would not become subject to any withdrawal liability under ERISA if the Borrower or any of its Subsidiaries or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is reasonably expected to be in reorganization, insolvent or terminated.

20.34.4	No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or could be reasonably expected to subject the Borrower or any of its Subsidiaries to any material liability under Section 406, 409, 502(i) or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

20.34.5	Neither the Borrower nor any of its Subsidiaries has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the United States Financial Accounting Standard Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601 through 609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.

20.34.6	Neither the execution and delivery of this Agreement nor the consummation of the financing transactions contemplated hereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

20.34.7	With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable Laws; (b) a failure to be in good standing with applicable regulatory authorities; (c) an obligation by the Borrower or any Subsidiary in connection with the termination of or withdrawal from any Foreign Plan; (d) for any Foreign Plan that is funded, a Foreign Plan Underfunding; or (e) for any Foreign Plan that is not funded, a failure to properly accrue or insure the obligations of such Foreign Plan.

20.35	Compliance

20.35.1

 Neither the Borrower nor any of its Subsidiaries has made any unlawful domestic or foreign political contributions or engaged in any conduct (including payments and/or provisions of services) in each case, that would constitute a violation of (a) Foreign Corrupt Practices Act of 1977 of the United States, as currently in effect, or (b) any similar applicable U.S. or foreign law. The Borrower and its Subsidiaries have adopted management procedures that are reasonably appropriate in the circumstances (including with respect to the Foreign Corrupt Practices Act of 1977 of the United States). The Borrower and its Subsidiaries are familiar with, have implemented and not violated such procedures. None of the employees or customers or vendors of the Borrower or its Subsidiaries are listed on any list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (OFAC List).

20.36	Anti-Terrorism Laws

20.36.1	None of the Obligors or, to the knowledge of any of the Obligors, any of their Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

20.36.2	No Obligor or, to the knowledge of any of the Obligors, any of their Affiliates, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Facilities, is any of the following:

(a)	a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b)	a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)	a person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism law;

(d)	a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)	a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the Office of Foreign Asset Control of the United States Department of Treasury at its official website or any replacement website or other replacement official publication of such list.

20.36.3	No Obligor or, to the knowledge of any Obligor, any of its brokers or other agents acting in any capacity in connection with the Facilities (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

20.37	Times when representations made

20.37.1	All the representations and warranties in this clause 20 are made by the Borrower on the date of this Agreement except for the representations and warranties set out in clause 20.12 (No misleading information) which are deemed to be made by the Borrower (i) with respect to the Information Memorandum, on the date the Information Memorandum is approved by the Borrower, (ii) with respect to the Information Package, on the date of this Agreement and on the Closing Date and (iii) with respect to the Information Package (other than the Base Case Model), on the date of this Agreement and on any later date on which the Information Package (or part of it) is released for distribution in connection with syndication and on the Syndication Date.

20.37.2	All the representations and warranties in this clause 20 are also deemed to be made on the date of the Utilisation Request, on the Closing Date and immediately following the ISE-Navios Merger.

20.37.3	The Repeating Representations are deemed to be made by the Borrower on the date of the Utilisation Request, on the Utilisation Date and on the first day of each Interest Period (except that those contained in clauses 20.13.1 to 20.13.4 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

20.37.4	All the representations and warranties in this clause 20 except clause 20.12 (No misleading information), clause 20.24 (Group Structure Chart), clause 20.27 (Acquisition Documents, disclosures and other documents) and clause 20.29 (Holding and Dormant Companies) are deemed to be made by each Additional Security Provider on the day on which it becomes (or it is proposed that it becomes) an Additional Security Provider.

20.37.5	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21	Information Undertakings

The undertakings in this clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this clause 21 and clause 22 (Financial Covenants):

“Annual Financial Statement” means the financial statements for a Financial Year delivered pursuant to clause 21.1.1 (Financial statements).

“Quarterly Financial Statement” means the financial statements delivered pursuant to clause 21.1.2 (Financial statements).

21.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

21.1.1	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years its audited consolidated financial statements for that Financial Year.

21.1.2	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter of each of its Financial Years its consolidated unaudited financial statements for that Financial Quarter;

21.1.3	as soon as it is available following Completion, but in any event within 30 days following Completion an opening balance sheet for the Group.

21.2	Provision and contents of Compliance Certificate

21.2.1	The Borrower shall supply a Compliance Certificate to the Agent with each set of its consolidated Annual Financial Statements and each set of its Quarterly Financial Statements.

21.2.2	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 22 (Financial Covenants).

21.2.3	Each Compliance Certificate shall be signed by the Chief Financial Officer and one member of the board of directors of the Borrower.

21.2.4	The Agent may consult with the Auditors about any certificate delivered under this clause 21.2 and, if reasonable grounds exist for believing that it was not correct when delivered, require them to give a written opinion to the Agent on such certificate (and, if any such certificate is established to be incorrect by the Auditors, the cost of such opinion will be borne by the Borrower and, in any event, the cost of one such requested opinion in any Financial Year shall be borne by the Borrower).

21.3	Requirements as to financial statements

21.3.1	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that:

(a)	each set of Annual Financial Statements shall be audited by the Auditors;

(b)	each set of Quarterly Financial Statements is accompanied by a statement by the directors of the Borrower commenting on the performance of the Group for the Financial Quarter to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Group or its business;

(c)	each set of Quarterly Financial Statements includes a schedule showing all Ships together with such additional information in respect of such Ships as the Agent may reasonably request; and

(d)	each set of Quarterly Financial Statements is accompanied by a CNSA Quarterly Report.

21.3.2	Each set of financial statements delivered pursuant to clauses 21.1.1 and 21.1.2 (Financial statements):

(a)	shall be certified by the Chief Financial Officer as giving a fair presentation of its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the Borrower by the Auditors and accompanying those Annual Financial Statements;

(b)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the Chief Financial Officer comparing actual performance for the period to which the financial statements relate to:

(i)	the projected performance for that period set out in the Budget; and

(ii)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(c)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the case of the Borrower, in the preparation of the Base Case Model unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model was prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 22 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model was prepared.

(d)

(i)	If the Borrower notifies the Agent of a change in accordance with clause 21.3.2(c) above then the Borrower and the Agent shall enter into negotiations in good faith (each acting reasonably) with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement and the Base Case Model which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(ii)	If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders and at the cost of the Borrower (such costs to be reasonable)) instruct the Auditors to determine any amendment to clause 22 (Financial Covenants) which the Auditors (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Auditors.

21.3.3	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that the Auditors are authorised (at the expense of the Borrower):

(a)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(b)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

21.4	Budget

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

21.4.1	as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, an annual Budget for that Financial Year; and

21.4.2	as soon as the same shall become available but in any event within 15 days before the start of each Financial Quarter of its Financial Year, a Budget for that Financial Quarter, provided that the first such Budget shall be delivered within 15 days of the Closing Date.

21.4.3	The Borrower shall ensure that each Budget:

(a)	is in a form reasonably acceptable to the Agent and includes detailed projections in relation to expenses expected to be incurred in carrying out Core Activities and other activities of the Group including, but not limited to, a projected consolidated profit and loss, balance sheet and cashflow forecast statement for the Group, projected calculations in respect of the covenants in clause 22 (Financial Covenants), a schedule of proposed Capital Expenditure, an FFA Trading Forecast and an FFA Trading Statement, an update of the employment of the Ships (including charter-in and charter-out rates) and a commentary;

(b)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under clause 21.1 (Financial statements); and

(c)	in the case of the annual Budget, has been approved by the board of directors of the Borrower and signed by two directors and in the case of a quarterly Budget, has been approved and signed by the Borrower’s Chief Financial Officer.

21.4.4	If the Borrower updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5	Presentations

Once in every financial year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default has occurred and is continuing or may have occurred or may occur, at least two directors of the Borrower (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about:

21.5.1	the on-going business and financial performance of the Group; and

21.5.2	any other matter which a Finance Party may reasonably request.

21.6	Year-end

21.6.1	The Borrower shall procure that each Financial Year-end of each member of the Group falls on 31 December.

21.6.2	The Borrower shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Financial Quarter Day.

21.7	Information: miscellaneous

The Borrower shall (and shall procure that each other Obligor shall) supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

21.7.1	at the same time as they are dispatched, copies of all documents dispatched by the Borrower or any Obligor to its shareholders generally (or any class of them) or dispatched by the Borrower or any Obligor to its creditors generally (or any class of them);

21.7.2	promptly upon becoming aware of them, the details of any litigation, arbitration, other alternative dispute resolution or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding US$1,500,000 (or its equivalent in other currencies);

21.7.3	promptly upon becoming aware of a Total Loss of a Ship or the Terminal or the incurrence of damage to a Ship or the Terminal in excess of US$500,000, the details of such Total Loss or damage and details of any insurance proceeds or Requisition Compensation due to a member of the Group in connection with the same;

21.7.4	ten Business Days before the date of any proposed Permitted Share Issue, details of such Permitted Share Issue;

21.7.5	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against the Vendors or any other person in respect of the Acquisition Documents and details of any disposal or insurance claim which will require a prepayment under clause 8.2 (Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds);

21.7.6	promptly, such information as the Security Agent or, as the case may be, the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

21.7.7	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any computations necessary in order to establish compliance with the financial covenants in clause 22 (Financial Covenants), any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement or any other Finance Document, any changes to the management of the Group, an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation, any information regarding the Ships, their employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for their employment or otherwise howsoever concerning such Ships) as any Finance Party through the Agent may request;

21.7.8	promptly on request, such additional information as required by any Finance Party under any applicable banking supervisory law;

21.7.9	on the last day of each month for the period from the date of this Agreement to the date of completion of the Silo, a progress report in a form satisfactory to the Agent on the construction of the Silo, including such details as to any changes in the expected completion date and details of the impact any delay on construction is expected to have on any end-user agreements entered into in connection with the Silo; and

21.7.10	promptly after exercising a Purchase Option, the details of such Purchase Option including the proposed date of acquisition of the relevant Purchase Option Ship.

21.8	Notification of default and certain events relating to Chartered Ships

21.8.1	The Borrower shall (and shall procure that each other Obligor shall) notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.8.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.8.3	The Borrower shall (or shall procure that the relevant Charter Company shall) notify the Agent forthwith by fax (thereafter confirmed by letter) of any:

(a)	damage to a Chartered Ship requiring repairs the cost of which will or might result in such Chartered Ship being placed off-hire for a period longer than 14 days;

(b)	requisition of a Chartered Ship for hire; or

(c)	arrest or detention of a Chartered Ship or any exercise or purported exercise of a lien or other claim on a Chartered Ship or any earnings of the Chartered Ships or any part thereof.

21.9	“Know your customer” checks

21.9.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall (and shall procure that each other Obligor shall) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.9.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is required by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.9.3	If the Borrower is obliged to procure that a member of the Group becomes an Additional Security Provider pursuant to clause 23.32 (Security Providers), if the accession of such Additional Security Provider obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Security Provider.

21.9.4	The Borrower confirms that it is the beneficiary (within the meaning of section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) for each Loan made or to be made available to it. It shall promptly inform the Lenders (by written notice to the Agent) if it ceases to be, the beneficiary (within the meaning of section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) for each Loan made or to be made available to it and shall provide in writing to the Agent the name and the address of the beneficiary (within the meaning of section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) in respect of such Loan.

21.10	Post-completion adjustment

Within 50 days after the Closing Date, the Borrower shall deliver to the Agent, with sufficient copies for the Lenders if the Agent so requests, the statement produced by PricewaterhouseCoopers setting out the Final EBITDA Adjustment (as defined in the Acquisition Agreement) together with details of the proposed purchase price adjustment and upon receipt or generation of the same, any documentation, notices or correspondence in respect of the acquisition price adjustment pursuant to section 2.2 of the Acquisition Agreement.

22	Financial Covenants

22.1	Financial definitions

For the purposes of this clause 22.1 the following expressions shall have the following meanings:

“Borrowings” means Financial Indebtedness save for any indebtedness for or in respect of the items set out in paragraphs (f) or (k) (to the extent it relates to a guarantee of any of the items referred to in paragraph (f) of the definition) of the definition of Financial Indebtedness.

“Capital Expenditure” means any expenditure which, in accordance with the Accounting Principles, should be treated as capital expenditure in the audited consolidated financial statements of the Group.

“Debt Cover” means the ratio of Total Debt to EBITDA.

“Debt Service” means, in respect of any period and the Group, the aggregated:

(a)	Interest Payable for such period;

(b)	the total amount of all scheduled (but not voluntary or mandatory) repayments of the Facilities made by the Borrower or which fell due during such period;

(c)	the total amount of all scheduled (but not voluntary or mandatory) repayments of principal under the terms of any other Financial Indebtedness (save for any revolving, overdraft or ancillary facility that is available for simultaneous re-drawing according to its terms) made by the members of the Group or which fell due during such period, including the principal element of scheduled rental payments which under the Accounting Principles should be treated as a finance lease or otherwise capitalised on the books of such person, in accordance with such principles; and

(d)	dividends accrued, declared or paid during that period.

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group for such period:

(a)	excluding any exceptional items and extraordinary items;

(b)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group, and after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group, on:

(i)	a disposal of an asset (not being an asset disposed of in the ordinary course of trading); and/or

(ii)	a revaluation of an asset.

(c)	after adding back (to the extent otherwise deducted) Acquisition Costs and the amortisation of such Acquisition Costs;

(d)	after adding back (to the extent otherwise deducted) amortisation of goodwill and other intangible assets;

(e)	after adding back (to the extent otherwise deducted) depreciation and impairment charges;

(f)	after adding back any deduction for Interest Payable and any other Interest (to the extent payable in cash) for which any member of the Group is liable;

(g)	after deducting (to the extent included) Interest Receivable;

(h)	after adding back any deduction of Tax;

(i)	after deducting the applicable share of any profit (except to the extent received by a member of the Group in cash) or after adding back the applicable loss of any joint venture or any other person which is not a member of the Group; and

(j)	after deducting (to the extent otherwise included) profits (or adding back losses) attributable to minority interests in members of the Group (other than the Borrower),

in each case for such period.

“Finance Lease” means any lease under which a member of the Group is the lessee which is or should be treated as a finance lease under the Accounting Principles (and includes any hire purchase contract or other arrangement which is similarly treated).

“Financial Quarter” means each period of approximately three months commencing on the day after a Financial Quarter Day and ending on the next following Financial Quarter Day.

“Financial Quarter Day” means 31 March, 30 June, 30 September and 31 December in any year.

“Financial Year” means the annual accounting period of the Group ending on 31 December in each year.

“Fleet Book Value” means, at the end of a Relevant Period, the aggregate book value of the Owned Ships less depreciation as stated in the most recent financial statements delivered pursuant to clause 21.1 (Financial Statements).

“Fleet Market Value” means, at the date of calculation, the aggregate of the values of each of the Owned Ships as last determined in accordance with clause 23.37 (Valuation of Owned Ships).

“Free Liquid Assets” means, at any given time, all cash and Cash Equivalent Investments held by the Group (including amounts standing to the credit of the Accounts) less an amount equal to the amount standing to the credit of the Retention Account.

“Interest” means, in respect of any specified Borrowings, all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Borrowings including:

(a)	gross interest, commitment fees, discount and acceptance fees and guarantee, fronting and ancillary facility fees payable or incurred on any form of such Borrowings;

(b)	repayment and prepayment premiums payable or incurred in repaying or prepaying such Borrowings; and

(c)	the interest element of Finance Leases,

but excluding, in respect of such Borrowings, agency and arrangement fees or other up-front fees.

“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis) of:

(a)	the amounts charged and posted as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Borrowings, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalised as principal during such period; and

(b)	net payments in relation to any hedging arrangements in respect of Borrowings (after deducting net income in relation to such hedging arrangements).

“Interest Receivable” means, in respect of any period, the amount of Interest accrued on cash balances of members of the Group with any Lender (including the amount of interest accrued on the HSH Accounts, to the extent that the account holder is entitled to receive such interest) during such period.

“Relevant Period” means each rolling period of 12 months ending on a Financial Quarter Day.

“Tangible Net Worth” means, at any relevant time and in relation to any Relevant Period, the aggregate of the amount paid-up or credited as paid-up on the Borrower’s issued share capital and the amount of the consolidated capital and revenue reserves of the Group (including any share premium account, capital redemption reserve fund and any credit balance on the consolidated profit and loss account of the Group) all as shown by the then latest consolidated balance sheet and profit and loss account of the Group delivered under this Agreement but after:

(a)	deducting any debit balance on such consolidated profit and loss account unless it has already been deducted from the consolidated capital and revenue reserves of the Group;

(b)	deducting an amount not less than the accumulated amortisation of goodwill specified in the table below, in respect of the relevant Financial Year of the Borrower:

Financial Year	2005 (million)	2006 (million)	2007 (million)	2008 (million)	2009 (million)	2010 (million)	2011 (million)	2012 (million)
Accumulated goodwill	23,347	54,693	109,386	132,738	149,906	167,073	184,241	201,408

(c)	deducting (so far as not otherwise excluded as attributable to minority interests) a sum equal to the aggregate of the amount by which the book value of any assets of any member of the Group has been written up after the date of the Audited Financial Statements for the year ending 31 December 2004 (or, in the case of a company becoming a Subsidiary after that date, the date on which that company became a Subsidiary) by way of revaluation, save that to the extent an asset specified in the table below has not been written up so as to exceed the values prescribed to such assets in the corresponding Financial Year in the table, the amount of such write-up shall not be deducted.

	2005 (million)	2006 (million)	2007 (million)	2008 (million)	2009 (million)	2010 (million)	2011 (million)	2012 (million)
Goodwill	74.976	74.976	74.976	74.976	74.976	74.976	74.976	74.976
Tradename and customer relationships	96.000	92.000	88.000	84.000	80.000	76.000	72.000	68.000
Favorable leases/purchase options	117.890	107.711	97.532	87.353	81.169	81.169	81.169	81.169
Old fleet	203.141	194.282	185.423	176.564	167.705	158.846	149.987	141.128
Port	71.704	71.181	69.158	67.135	65.112	63.089	61.066	59.043

For the purposes of this paragraph (c) any increase in the book value of any fixed asset resulting from its transfer by one member of the Group to another member of the Group shall be deemed to result from a writing up of its book value by way of revaluation;

(d)	deducting any increase that arises directly from the exercise of a Purchase Option;

(e)	deducting the amount by which the Fleet Book Value as at the end of the Relevant Period exceeds the Fleet Market Value and after adding the amount by which the Fleet Market Value exceeds the Fleet Book Value as at the end of the Relevant Period;

(f)	excluding any amounts set aside for taxation as at the date of such balance sheet and making such adjustments as may be appropriate in respect of any significant additional taxation expected to result from transactions carried out by any member of the Group after such date and not reflected in that balance sheet;

(g)	deducting all amounts attributable to minority interests in Subsidiaries of which 100% of the assets and liabilities are included in the then latest consolidated balance sheet of the Group;

(h)	making such adjustments as may be appropriate in respect of any variation in the amount of such paid-up share capital or any such reserves after the date of the relevant balance sheet (but so that no such adjustment shall be made in respect of any variation in profit and loss account except to the extent of any profit or loss, calculated on a cumulative basis, recorded in the then latest consolidated profit and loss account of the Group delivered to the Agent before the date of this Agreement, or under clause 21.1 (Financial Statements), in respect of any subsequent period);

(i)	making such adjustments as may be appropriate in respect of any distribution declared, recommended or made by any member of the Group (otherwise than attributable directly or indirectly to the Borrower) out of profits earned up to and including the date of the latest audited balance sheet of that member of the Group to the extent that such distribution is not provided for in that balance sheet;

(j)	making such adjustments as may be appropriate in respect of any variation in the interests of the Borrower in its Subsidiaries and the other members of the Group since the date of the latest published audited consolidated balance sheet of the Group;

(k)	if the calculation is required for the purpose of or in connection with a transaction under or in connection with which any company is to become or cease to be a Subsidiary of the Borrower or a member of the Group, making all such adjustments as would be appropriate if that transaction had been carried into effect;

(l)	making such adjustments as may be appropriate in the opinion of the Agent in order that the above amounts are calculated in accordance with the Accounting Principles; and

(m)	making such adjustments as may be appropriate in the opinion of the Agent in respect of variations in shareholder’s equity (including such variations arising from the issuance of shares and/or the exercise of warrants).

in each case, during such period.

“Total Debt” means, at any time, the aggregate outstanding principal, capital or nominal amount of all Borrowings of the Group calculated on a consolidated basis, at that time.

22.2	Financial condition

The Borrower shall ensure that:

22.2.1	Minimum Net Worth: Tangible Net Worth shall, at all times for each of the periods specified in column 1 below, be or exceed the amount set out in column 2 below opposite the applicable period.

Column 1 Period	Column 2 Amount (US$)
31 December 2005	200,000,000
1 January 2006 to 31 March 2006	207,500,000
1 April 2006 to 30 June 2006	215,000,000
1 July 2006 to 30 September 2006	222,500,000

Column 1 Period	Column 2 Amount (US$)
1 October 2006 to 31 December 2006	230,000,000
1 January 2007 to 31 March 2007	242,500,000
1 April 2007 to 30 June 2007	255,000,000
1 July 2007 to 30 September 2007	267,500,000
1 October 2007 to 31 December 2007	280,000,000
1 January 2008 to 31 March 2008	285,000,000
1 April 2008 to 30 June 2008	290,000,000
1 July 2008 to 30 September 2008	295,000,000
1 October 2008 to 31 December 2008	300,000,000
1 January 2009 to 31 March 2009	310,000,000
1 April 2009 to 30 June 2009	320,000,000
1 July 2009 to 30 September 2009	330,000,000
1 October 2009 to the last Repayment Date under clause 6.1 (Repayment of Loans)	340,000,000

22.2.2	Solvency: the percentage that Tangible Net Worth is of the aggregate of Tangible Net Worth and Total Debt shall not at any time for each of the periods specified in column 1 below be less than the percentage figure set out in column 2 below opposite the applicable period.

Column 1 Period	Column 2 Percentage (%)
Closing Date to 31 December 2005	33
1 January 2006 to 31 March 2006	35
1 April 2006 to 30 June 2006	37
1 July 2006 to 30 September 2006	38
1 October 2006 to the last Repayment Date under clause 6.1 (Repayment of Loans)	40

22.2.3	Debt Cover: Debt Cover in respect of any Relevant Period ending during the periods specified in column 1 below shall not exceed the ratio set out in column 2 below opposite the applicable period.

Column 1 Period	Column 2 Ratio
Closing Date to 31 December 2005	4.50:1
1 January 2006 to 31 December 2006	4.00:1
1 January 2007 to 31 December 2007	4.00:1
1 January 2008 to 31 December 2008	4.00:1
1 January 2009 to 31 December 2009	4.00:1

Column 1 Period	Column 2 Ratio
1 January 2010 to 31 December 2010	3.50:1
1 January 2011 to 31 December 2011	3.00:1
1 January 2012 to 31 December 2012	3.00:1

22.2.4	Minimum Liquidity: The Borrower shall procure that the Group shall, at all times from the date of this Agreement, maintain Free Liquid Assets in respect of any period specified in column 1 below in an amount not less than the amount specified in column 2 below opposite the applicable period.

Column 1 Period	Column 2 Amount (US$)
1 January 2006 to 31 December 2006	40,000,000
Each Relevant Period from 1 January 2007 to the last Repayment Date under clause 6.1 (Repayment of Loans)	30,000,000

22.2.5	Capital Expenditure: The Borrower shall procure that the Group shall not overspend or underspend the planned Capital Expenditure specified in the Budget delivered pursuant to clause 21.4.1 (Budget) by an amount greater than 10 per cent. without the prior written consent of the Agent.

22.3	Financial testing

22.3.1	The covenants in clauses 22.2.1 (Minimum Net Worth) to 22.2.4 (Minimum Liquidity) inclusive shall be tested on the last day of each Financial Quarter (save that the covenants in clauses 22.2.1 (Minimum Net Worth) to 22.2.3 (Debt Cover) shall first be tested on 31 December 2005) and the covenant in clause 22.2.5 (Capital Expenditure) shall be tested at the end of each Financial Year. Details of compliance (or non-compliance) shall be provided to the Agent in accordance with clause 21.2 (Provision and contents of Compliance Certificate).

22.3.2	In the event that a Default (a) has occurred and is outstanding or (b) the Agent, acting reasonably, believes a Default has occurred, the Agent shall be entitled to test the covenants in clauses 22.2.1 (Minimum Net Worth) to 22.2.5 (Capital Expenditure) inclusive as at that date. The Agent shall notify the Borrower if it proposes to exercise its rights under this clause 22.3.2.

22.3.3	Following the giving of notice pursuant to clause 22.3.2 above, the Borrower shall deliver to the Agent such further financial information as the Agent may require to test the covenants referred to in clause 22.3.2 within five days of such request.

23	General Undertakings

The undertakings in this clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

23.1	Authorisations

The Borrower shall (and shall ensure that each member of the Group shall) promptly:

23.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

23.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws

The Borrower shall (and shall ensure that each member of the Group shall) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Environmental compliance

The Borrower shall (and shall ensure that each member of the Group shall):

23.3.1	comply with all Environmental Laws;

23.3.2	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

23.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

23.4	Environmental claims

The Borrower shall (and shall ensure that each member of the Group shall), promptly upon becoming aware of the same, inform the Agent in writing of:

23.4.1	any Environmental Claim against any member of the Group which is current, pending or threatened; and

23.4.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to result in any member of the Group incurring a liability in excess of US$500,000 or its equivalent.

23.5	Taxation

23.5.1	The Borrower shall (and shall ensure that each member of the Group shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in the latest financial statements delivered to the Agent under clause 21.1 (Financial statements); and

(c)	such payment can be lawfully withheld.

23.5.2	No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

23.6	Merger

23.6.1	The Borrower shall not (and shall ensure that no other member of the Group shall) enter into any amalgamation, demerger, merger, consolidation, corporate reconstruction or redomiciliation other than the ISE-Navios Merger.

23.6.2	The Borrower shall procure that the ISE-Navios Merger occurs immediately following Completion. [NB: May require amendment to deal with possible delay]
23.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower, the Obligors or the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

23.8	Acquisitions

23.8.1	Except as permitted under clause 23.8.2, the Borrower shall not (and shall ensure that no other member of the Group shall):

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.

23.8.2	Clause 23.8.1 does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(a)	a Permitted Acquisition; or

(b)	a Permitted Transaction.

23.9	Joint ventures

The Borrower shall not (and shall ensure that no member of the Group shall):

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture (other than Acropolis Chartering and Shipping Inc.); or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

23.10	Holding Companies

The Borrower shall not trade, carry on any business, own any assets or incur any liabilities except for:

23.10.1	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

23.10.2	ownership of shares in its Subsidiaries, intra-Group debit balances and credit balances in bank accounts, cash, Cash Equivalent Investments and Group insurance policies but only if those shares, credit balances, cash, Cash Equivalent Investments and insurance policies are subject to the Transaction Security; and

23.10.3	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company,

and the restrictions in this clause 23.10 shall override any other part of this clause 23 which would otherwise permit the Borrower to do anything prohibited by this clause 23.10.

23.11	Dormant subsidiaries

The Borrower shall not (and shall ensure no member of the Group shall) cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary unless such Dormant Subsidiary becomes an Additional Security Provider in accordance with clause 26.2 (Additional Security Provider).

Restrictions on dealing with assets and Security

23.12	Preservation of assets

The Borrower shall (and shall ensure that each member of the Group shall) maintain in a good state of repair and in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

23.13	Pari passu ranking

The Borrower shall (and shall ensure that each other Obligor shall) ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.14	Acquisition Documents

23.14.1	The Borrower shall promptly pay all amounts payable to the Vendors under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

23.14.2	The Borrower shall (and shall procure that each relevant member of the Group shall) take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

23.14.3	The Borrower shall not finally agree or settle the amount of any purchase price adjustment (to the extent it has discretion to do so) without the consent of the Agent.

23.15	Negative pledge

In this clause 23.15 “Quasi-Security” means a transaction described in clause 23.15.2.

Except as permitted under clause 23.15.3:

23.15.1	The Borrower shall not (and shall ensure that no other member of the Group shall) create or permit to subsist any Security over any of its assets.

23.15.2	The Borrower shall not (and shall ensure that no other member of the Group shall):

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

23.15.3	Clauses 23.15.1 and 23.15.2 do not apply to any Security or (as the case may be) Quasi-Security, which is:

(a)	Permitted Security; or

(b)	a Permitted Transaction.

23.16	Disposals

23.16.1	Except as permitted under clause 23.16.2, the Borrower shall not (and shall ensure that no member of the Group shall) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

23.16.2	Clause 23.16.1 does not apply to any sale, lease, transfer or other disposal which is:

(a)	a Permitted Disposal; or

(b)	a Permitted Transaction.

23.17	Arm’s length basis

23.17.1	Except as permitted by clause 23.17.2, the Borrower shall not (and shall ensure no member of the Group shall) enter into any transaction with any person except on arm’s length terms and for full market value.

23.17.2	Subject to clause 23.42 (Ring fencing), the following transactions shall not be a breach of this clause 23.17:

(a)	Intra-Group Loans;

(b)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(c)	any Permitted Transactions.

Restrictions on movement of cash - cash out

23.18	Loans or credit

23.18.1	Except as permitted under clause 23.18.2, the Borrower shall not (and shall ensure that no member of the Group shall) be a creditor in respect of any Financial Indebtedness.

23.18.2	Subject to clause 23.42 (Ring fencing), clause 23.18.1 does not apply to:

(a)	a Permitted Loan; or

(b)	a Permitted Transaction.

23.19	No guarantees or indemnities

23.19.1	Except as permitted under clause 23.19.2, the Borrower shall not (and shall ensure that no member of the Group shall) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

23.19.2	Subject to clause 23.42 (Ring fencing), clause 23.19.1 does not apply to a guarantee which is:

(a)	a Permitted Guarantee; or

(b)	a Permitted Transaction.

23.20	Dividends and share redemption

23.20.1	Except as permitted under clause 23.20.2, the Borrower shall ensure that no member of the Group shall:

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve or capital redemption or any undistributable reserve;

(c)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders or other Affiliates (other than a member of the Group) of the Borrower; or

(d)	redeem, repurchase, defease, retire or repay any of its share capital or any warrants for the time being in issue or resolve to do so.

23.20.2	Subject to clause 23.42 (Ring fencing), clause 23.20.1 does not apply to:

(a)	a Permitted Distribution;

(b)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term); or

(c)	payment by the Borrower of certain management and advisory fees as set out in [•] of the Form S-4. [NB: ISE—please advise where these fees are referred to in the Form S-4.]

Restrictions on movement of cash - cash in

23.21	Financial Indebtedness

23.21.1	Except as permitted under clause 23.21.2, the Borrower shall not (and shall ensure that no member of the Group shall) incur or allow to remain outstanding any Financial Indebtedness.

23.21.2	Clause 23.21.1 does not apply to Financial Indebtedness which is:

(a)	Permitted Financial Indebtedness; or

(b)	a Permitted Transaction.

23.22	Share capital

The Borrower shall not (and shall ensure no member of the Group shall) issue any shares or other equity interests except pursuant to:

23.22.1	a Permitted Share Issue; or

23.22.2	a Permitted Transaction.

Miscellaneous

23.23	Insurance

23.23.1	The Borrower shall (and shall ensure that each member of the Group shall) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business and, without prejudice to the generality of the foregoing, each Collateral Owner shall maintain the Ship Insurances in relation to its Collateral Ship in accordance with the Mortgage for such Collateral Ship.

23.23.2	All insurances must be with reputable independent insurance companies or underwriters.

23.23.3	Where insurances and risks have been identified in the Insurance Report, the Borrower shall ensure the insurances maintained provide cover at least in respect of the business and assets and against the risks and to the extent recommended in the Insurance Report.

23.23.4	If requested by the Agent, the Borrower shall, within ten Business Days of receipt of such request, supply to it proof of cover in respect of each insurance policy required to be taken out and maintained pursuant to this clause 23.23 and shall use its best endeavours to procure that any insurance broker then appointed by the Group undertakes to the Agent to notify the Agent should any renewal fee or other sum payable by any member of the Group in relation to any insurance policies arranged by that broker not be paid when due.

23.24	Pensions

23.24.1	The Borrower shall ensure that the pension schemes for the time being operated by the Group (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

23.24.2	The Borrower shall deliver to the Agent on demand at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Borrower), actuarial reports in relation to all pension schemes mentioned in clause 23.24.1 above.

23.24.3	The Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in clause 23.24.1 above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

23.25	Access

The Borrower shall (and shall ensure that each member of the Group shall) (not more than once in every Financial Year unless the Agent reasonably suspects a Default has occurred and is continuing or may occur) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Key Personnel.

23.26	Service contracts

23.26.1	The Borrower must ensure that there is in place in respect of each Obligor qualified management with appropriate skills.

23.26.2	Without prejudice to clause 24.13 (Change of management) if any of the Key Personnel ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties (as required under his or her Service Contract), the Borrower must promptly:

(a)	notify the Agent; and

(b)	find and appoint an adequately qualified replacement for him or her as promptly as practicable.

23.26.3	The Borrower shall ensure that no member of the Group amends, varies, waives, novates, supplements or replaces any term of a Service Contract in a way which is or is reasonably likely to be materially prejudicial to the interests of the Finance Parties.

23.27	Director’s fees

The Borrower shall not (and shall procure that no other member of the Group shall) remunerate its directors and/or officers in excess of 200 per cent. of the amounts provided for in the Service Contracts (in their respective forms as at the date of this Agreement).

23.28	Intellectual Property

23.28.1	The Borrower shall procure that each Group member shall:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member (the “Material Intellectual Property”);

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Material Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Material Intellectual Property in full force and effect and record its interest in that Material Intellectual Property;

(d)	not use or permit the Material Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Material Intellectual Property which may materially and adversely affect the existence or value of the Material Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Material Intellectual Property.

23.29	Amendments

The Borrower shall ensure that no member of the Group shall amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to clauses 4.1 (Initial conditions precedent) or clause 26 (Matters concerning the Obligors) or enter into any agreement with any shareholders of the Borrower or any of their Affiliates which is not a member of the Group except in writing:

23.29.1	in accordance with the provisions of clause 36 (Amendments and Waivers);

23.29.2	prior to or on the Closing Date, with the prior written consent of the Original Lenders; or

23.29.3	after the Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders.

23.29.4	The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in clauses 23.29.1 to 23.29.3 above.

23.29.5	The reference to waiving any term of a Transaction Document in this clause 23.29 includes (i) any waiver (in whole or in part) of any condition precedent (however described) under the Transaction Documents or (ii) any waiver (in whole or in part) of any breach (including any misrepresentation) of, or non-compliance with, any term of the Transaction Documents which would entitle such Obligor to terminate its obligations (in whole or in part) under such Transaction Document or (iii) any determination or acceptance that any such condition precedent is satisfied when it is not actually satisfied or (iv) declaring or accepting that any such Transaction Document is unconditional if any such condition precedent is not fulfilled or any such breach or non-compliance has occurred.

23.30	Financial assistance

The Borrower shall (and shall procure that each member of the Group shall) comply in all respects with Sections 151 to 158 of the Act and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

23.31	Treasury Transactions

23.31.1	The Borrower shall procure that no Obligor shall enter into any Treasury Transaction, other than:

(a)	the hedging transactions contemplated by the Hedge Strategy Letter and documented by the Hedge Agreements;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(c)	Permitted FFAs; and

(d)	any other Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group for a period of not more than [•] months and not for speculative purposes.

23.31.2	The Borrower shall ensure that all hedging arrangements contemplated by the Hedge Strategy Letter are implemented in accordance with the terms of the Hedge Strategy Letter and clause 5.6 (Hedge transactions) and that such arrangements are not terminated, varied or cancelled, save (in the case of arrangements documented by the Hedge Agreements) as permitted by this clause 23.31.

23.31.3	Each Hedge Counterparty agrees with the Lenders (but not with any member of the Group) that it will not terminate any Hedge Agreement except:

(a)	as a result of the non-payment by the relevant member of the Group of any indebtedness under that Hedge Agreement which has fallen due for payment in the currency and manner stipulated in the relevant Hedge Agreement before the expiry of any applicable cure period (or, if no cure period is prescribed in the relevant Hedge Agreement, three Business Days);

(b)	as a result of the repudiation of that Hedge Agreement by the relevant member of the Group;

(c)	upon the issue by the Agent of a notice under clause 24.29 (Acceleration);

(d)	upon:

(i)	it becoming unlawful for the relevant member of the Group or such Hedge Counterparty to perform its payment obligations in respect of that Hedge Agreement or such obligations become invalid or unenforceable against that member of the Group; or

(ii)	any termination provision of any Hedge Agreement to which that Hedge Counterparty is a party (including the calculation of or obligation to pay amounts upon such termination) becoming invalid or unenforceable against the relevant member of the Group;

(e)	upon any exchange control, foreign currency or other Authorisation required by the relevant member of the Group in connection with the entry into, validity, enforceability or admissibility in evidence of any Hedge Agreement or the performance of its payment obligations under the same being modified in a manner unacceptable to such Hedge Counterparty or not being granted, being revoked or otherwise ceasing to be in full force and effect;

(f)	upon the making of an order for the winding-up of, or the administration of, or the appointment of a receiver in respect of any part of the assets and/or undertaking of, or the dissolution of, the relevant member of the Group (or any analogous provision in any other jurisdiction); or

(g)	with the prior written consent of the Agent.

23.31.4	Each Hedge Agreement shall be on the terms of the International Swaps & Derivatives Association, Inc. 2002 or 1992 Master Agreement (Multicurrency-Cross Border) under which:

(a)	in the case of the 1992 Master, “Second Method” shall be specified as the applicable payment method and “Market Quotation” as the applicable payment measure;

(b)	no additional rights of set-off beyond those contained in this Agreement shall be specified; and

(c)	the governing law is English law.

23.31.5	Each Hedge Counterparty and the Borrower agrees that any termination or other payment payable by a Hedge Counterparty to the Borrower or any Obligor in respect of any Hedge Agreement shall be payable in full without any set-off or counterclaim (irrespective of any amounts that may at such time be due from the relevant member of the Group to that Hedge Counterparty under this Agreement or any other Finance Document) to the Working Capital Account with the Security Agent.

23.31.6	Any termination or other payment received by the Borrower or any other member of the Group in respect of a Treasury Transaction (other than a Hedge Agreement with a Hedge Counterparty) shall be paid immediately on receipt to the relevant Obligor’s Operating Account or, if the relevant Obligor does not have an Operating Account, the Working Capital Account.

23.32	Security Providers

23.32.1	Subject to clause 23.32.3, the Borrower shall procure that:

(a)	upon the acquisition or formation of a new Subsidiary of the Borrower (other than (i) a New Share Issue Subsidiary or (ii) a Purchase Option Subsidiary which has financed the acquisition of a Purchase Option Ship from funds provided by a Third Party Financier in accordance with clause 23.21 (Financial Indebtedness) (in which case clause 23.43 (Purchase Option Subsidiaries) shall apply)); or

(b)	upon the re-activation of a Dormant Subsidiary which is not providing security pursuant to the Transaction Security Documents; or

(c)	upon any such Subsidiary which is not providing security pursuant to the Transaction Security Documents commencing, carrying on or materially extending its trading activity, or acquiring, or holding (legally or beneficially) a material asset; or

(d)	upon any Purchase Option Subsidiary ceasing to be a Purchase Option Subsidiary,

such former Purchase Option Subsidiary, Subsidiary or Dormant Subsidiary, as the case may be, shall become an Additional Security Provider and (i) grant Security, in form and substance satisfactory to the Agent, incorporating provisions substantially the same as the Transaction Security Documents and (ii) provide the documents and evidence listed in Part II of Schedule 3 (Conditions Precedent) to the Agent, in form and substance satisfactory to the Agent.

23.32.2	The Borrower shall procure that any additional Security requested by the Agent shall be granted by the Borrower or any other member of the Group.

23.32.3	The Borrower need not perform its obligations under clauses 23.32.1 and 23.32.2 in relation to a member of the Group, to the extent that execution and delivery of the required security by such member of the Group would in the opinion of the Agent (acting reasonably and having consulted with the Borrower):

(a)	be unavoidably unlawful;

(b)	result in a material restructuring of the Group;

(c)	be prohibited by statute or be beyond the corporate power of the company or corporation concerned (and then only if such corporate power cannot be modified or extended to allow such execution and delivery); or

(d)	result in a benefit to the Finance Parties which is disproportionately minor in comparison with the cost thereby caused to the Group.

23.32.4	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and evidence listed in clause 23.32.1 in relation to an Additional Security Provider.

23.33	Further assurance

23.33.1	The Borrower shall (and shall procure that each member of the Group shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent or, as the case may be, the Secured Parties or, as the case may be the Agent may reasonably specify (and in such form as the Security Agent or, as the case may be, the Agent may reasonably require in favour of the Security Agent or, as the case may be, the Secured Parties or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, pledge, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Secured Parties provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent or confer on the Secured Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

23.33.2	The Borrower shall and shall procure that each member of the Group shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or any of the other Secured Parties by or pursuant to the Finance Documents.

23.34	Syndication

The Borrower shall provide reasonable assistance to the Arranger in the preparation of the Information Memorandum and the primary syndication of the Facilities (including, without limitation, by making Key Personnel available for the purpose of making presentations to, or meeting, potential lending institutions) and shall comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

23.35	Silo

The Borrower shall procure that the construction of the Silo is completed no later than 31 December 2005 or the Extended Silo Completion Date (if applicable).

23.36	Future Charters and Contracts of Affreightment

23.36.1	The Borrower shall not (and shall procure that no other member of the Group shall) without the prior written consent of the Agent (which the Agent shall have full liberty to withhold) and, if such consent is given, subject to such conditions as the Agent may impose (including, for the avoidance of doubt, those included in clause 23.36.3), take on charter or sub-charter or, as the case may be, charter to a third party, in each case a Ship:

(a)	on demise charter for any period;

(b)	by any time, bareboat or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained might exceed 11 months duration;

(c)	on terms whereby more than two months’ hire (or the equivalent) is payable in advance;

(d)	below the market rate prevailing at the time when such Ship is fixed or other than on arm’s length terms;

(e)	on terms that provide for a purchase option in relation to such Ship; or

(f)	in the case of a Chartered Ship, when the relevant contract is not entered into by a Charter Company.

23.36.2	The Borrower shall not (and shall procure that no other member of the Group shall) enter into a contract of affreightment which exceeds or which by virtue of any optional extensions therein contained might exceed 11 months duration, without the prior written consent of the Agent.

23.36.3	If the Agent consents to the entry into of a time charter or contract of affreightment in accordance with clauses 23.36.1(b) and 23.36.2 respectively, the Borrower shall:

(a)

procure that the relevant member of the Group executes an assignment (in such form as the Agent may require, the Agent hereby acknowledging that where the Ship is subject to Security in favour of a third party which is permitted pursuant to this Agreement, such assignment shall be on a second ranking basis) of such charter or contract of affreightment and following receipt of a request from the Security Agent (which may be delivered at any time in the sole discretion of the Security Agent whether acting on the instructions of the Lenders or otherwise) promptly procure that a related notice of assignment is served on the relevant counterparty and the acknowledgement thereof is given by the relevant counterparty; and

(b)	pay all legal and other costs incurred by the Agent, the Security Agent and any other Finance Party in connection with such charter assignment.

23.37	Valuation of Owned Ships

23.37.1	The Borrower shall deliver to the Agent annually, at the same time as delivering to the Agent its audited consolidated financial statements pursuant to clause 21.1.1 (Financial Statements) a valuation (in dollars) dated no earlier than 30 days prior to the delivery of such financial statements of each of the Owned Ships. Such valuation shall be made by two Approved Brokers approved by the Agent (each such valuation to be made with or without physical inspection (as the Lenders may reasonably require), and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the relevant Owned Ship). The mean of the two valuations shall constitute the value of the relevant Owned Ship. In the event that the valuations obtained in respect of any Owned Ship differ by more than 15 per cent. a third valuation shall be obtained from one of the remaining Approved Brokers approved by the Lenders and the mean of all three valuations shall constitute the value of the relevant Owned Ship in such a case.

23.37.2	The value of the Owned Ships determined in accordance with the provisions of this clause 23.37 shall be binding upon the Parties until such time as any further such valuations shall be obtained.

23.37.3	The Borrower undertakes to the Finance Parties to supply to the Finance Parties and to any Approved Brokers such information concerning each Owned Ship and its condition as such Approved Brokers may reasonably require for the purpose of making any valuation.

23.37.4	All costs in connection with the Agent obtaining any valuation of each Owned Ship referred to in clause 23.37 shall be borne by the Borrower.

23.38	Compliance with ISM Code

The Borrower shall procure that any relevant member of the Group shall comply with and ensure that each Owned Ship complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto.

23.39	Withdrawal of DOC and SMC

The Borrower shall procure that any relevant member of the Group shall immediately inform the Agent if there is any threatened or actual withdrawal of such member’s DOC or the SMC in respect of any of the Owned Ships.

23.40	Issuance of DOC and SMC

The Borrower shall procure that any relevant member of the Group shall promptly inform the Agent upon the issue to any such member of a DOC and to any of the Owned Ships of an SMC or the receipt by any such member of notification that its application for the same has been refused.

23.41	Compliance with ISPS Code

The Borrower shall procure that any relevant member of the Group shall comply with and ensure that each Owned Ship complies with the requirements of the ISPS Code including (but not limited to) the maintenance and renewal of the ISSC for each such Ship pursuant to the ISPS Code and shall immediately inform the Agent if there is any actual or threatened withdrawal of the ISSC for any such Ship.

23.42	Ring fencing

The Borrower shall procure that:

23.42.1	no Security Provider shall enter into, or permit to subsist, any transaction or relationship with a non-Security Provider which is not at least as favourable in all respects to the relevant Security Provider as an arm’s length transaction, nor shall such Security Provider pay any management charge or similar inter-company item to a non-Security Provider.

23.42.2	This clause 23.42 shall not prohibit the execution and performance by the Borrower or any other Obligor of any Finance Document or Transaction Document to which it is party.

23.43	Purchase Option Subsidiaries

23.43.1	Subject to clause 23.43.5, the Borrower shall procure that no Purchase Option shall be exercised which is funded (directly or indirectly, wholly or partly) from a drawing from the Working Capital Account without the prior consent of the Agent.

23.43.2	The Borrower shall procure that no Financial Indebtedness shall be incurred by a Purchase Option Subsidiary (other than by the relevant Purchase Option Subsidiary incurring Financial Indebtedness under the Facilities in accordance with clause 23.43.1), unless:

(a)	the Borrower and the relevant Purchase Option Subsidiary have (i) first given the Arranger the opportunity to make an offer to finance the purchase by such Purchase Option Subsidiary of the relevant Purchase Option Ship, (ii) the Arranger has made such an offer and (iii) the Borrower (acting reasonably) has declined the offer of the Arranger; and

(b)	the Financial Indebtedness incurred to acquire the relevant Purchase Option Ship is not more than an amount equal to 80 per cent. of the value of such Ship as determined in accordance with the procedure set out in clause 23.37.1 (Valuation of Owned Ships)).

23.43.3	The Borrower shall procure that a Purchase Option Subsidiary shall:

(a)	deliver the valuations referred to in clause 23.43.2(b) to the Agent not less than [30] days prior to the exercise of the relevant Purchase Option;

(b)	at the date of acquisition of the relevant Purchase Option Ship, grant a second-ranking guarantee and mortgage, in form and substance satisfactory to the Agent, over such Purchase Option Ship and such other assets of the Purchase Option Subsidiary as the Agent shall require, in each case, in favour of the Security Agent or, as the case may be, the Secured Parties;

(c)	ensure that all its earnings that are not (i) mandatorily required to be used in meeting payments of fees, interest and principal and other expenses in respect of the Permitted Financial Indebtedness incurred to acquire the relevant Purchase Option Ship or (ii) for the general maintenance of such Purchase Option Subsidiary as a going concern, are loaned or distributed to the Borrower by payment to the Working Capital Account (subject to subordination undertakings from such Purchase Option Subsidiary satisfactory to the Security Agent being given prior to such loan or distribution being made) as soon and as frequently as practicable; and

(d)	ensure that following the exercise of a Purchase Option by a Purchase Option Subsidiary, such Purchase Option Subsidiary shall not own more than one ship.

23.43.4	The Borrower shall procure that only a Purchase Option Subsidiary shall own a Purchase Option Ship.

23.43.5	Nothing in this clause 23.43 shall be construed in such a way as to prohibit (a) the Borrower from providing financing to the relevant Purchase Option Subsidiary under the relevant

Purchase Option from funds credited to the Working Capital Account or (b) the relevant Purchase Option Subsidiary from incurring Permitted Financial Indebtedness in connection with the purchase of the relevant Purchase Option Ship from any Third Party Financier.

23.43.6	The Security Agent or, as the case my be the Secured Parties, undertakes each time clause 23.43.2 or clause 23.43.7 (Purchase Option Subsidiaries) applies and Permitted Financial Indebtedness is incurred in relation thereto to enter into a Third Party Intercreditor Agreement on behalf of the Lenders.

23.43.7	A Purchase Option Subsidiary which has incurred Permitted Financial Indebtedness in relation to the purchase of a Purchase Option Ship may, with the consent of the Agent, refinance such Permitted Financial Indebtedness provided that:

(a)	the Borrower and the relevant Purchase Option Subsidiary have (i) first given the Arranger the opportunity to make an offer of refinancing of such Permitted Financial Indebtedness, (ii) the Arranger has made such an offer or declined to do so, and (iii) the Borrower (acting reasonably) has declined the offer of the Arranger;

(b)	the second-ranking security granted pursuant to clause 23.43.3(b) is not affected by such refinance or is replaced by equivalent Security to the satisfaction of the Agent; and

(c)	to the extent that any refinancing of third party Permitted Financial Indebtedness by a Purchase Option Subsidiary results in such Purchase Option Subsidiary being in possession of additional earnings or funds, the Borrower shall procure that such Purchase Option Subsidiary shall ensure that such additional earnings or funds are applied in accordance with clause 23.43.3(c).

23.44	New Share Issue Subsidiaries

23.44.1	The Borrower shall procure that no New Share Issue Subsidiary shall incur Financial Indebtedness, unless:

(a)	such Financial Indebtedness is required to be incurred for a New Share Issue Subsidiary to acquire a Permitted NSIS Asset;

(b)	the Financial Indebtedness required to be incurred for a New Share Issue Subsidiary to acquire the relevant Permitted NSIS Asset is not more than an amount equal to 80 per cent. of the value (as determined by the Agent) of such Permitted NSIS Asset; and

(c)	the relevant New Share Issue Subsidiary ensures that all its earnings that are not (i) mandatorily required to be used in meeting payments of fees, interest and principal and other expenses in respect of the Permitted Financial Indebtedness incurred to acquire the relevant Permitted NSIS Asset or (ii) for the general maintenance of such New Share Issue Subsidiary as a going concern, are loaned or distributed to the Borrower by payment to the Working Capital Account (subject to subordination undertakings from such New Share Issue Subsidiary satisfactory to the Security Agent being given prior to such loan or distribution being made) as soon and as frequently as practicable.

23.44.2	A New Share Issue Subsidiary which has incurred Permitted Financial Indebtedness in relation to the purchase of a Permitted NSIS Asset may refinance such Permitted Financial Indebtedness provided that to the extent that any refinancing of third party Permitted Financial Indebtedness by a New Share Issue Subsidiary results in such New Share Issue Subsidiary being in possession of additional earnings or funds, the Borrower shall procure that such New Share Issue Subsidiary shall ensure that such additional earnings or funds are applied in accordance with clause 23.44.1(c).

23.44.3

The Borrower undertakes to notify the Agent within 30 Business Days of incorporating a New Share Issue Subsidiary of the fact that it is incorporating such New Share Issue Subsidiary and details of any proposed acquisitions such New Share Issue Subsidiary intends to make.

The Borrower also undertakes to notify the Agent of any proposed acquisition of any Permitted NSIS Asset.

23.44.4	The Borrower shall procure that no New Share Issue Subsidiary shall conduct any business or activity which has or is likely to have a detrimental effect on the financial performance of any Obligor, including any business or activity which replicates or replaces all or part of any business or activity which is or had previously been undertaken or conducted by an Obligor.

23.45	Use of proceeds

The Borrower shall use the proceeds of Loans under the Facilities exclusively for the respective purposes specified in clause 3 (Purpose);

23.46	Landlord and other consents

The Borrower shall (and shall procure that each Security Provider shall) as soon as reasonably practicable following the Closing Date, obtain and maintain all consents and other authorisations (whether of a landlord or otherwise) necessary for the creation and perfection of the Security contemplated by the Transaction Security Documents.

23.47	Employment of Chartered Ships

The Borrower shall not (and shall procure that no member of the Group shall) employ any Chartered Ships or permit any Chartered Ship’s employment in any manner, trade or business which is forbidden by law or which is otherwise unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods and not to employ any Chartered Ship or permit its employment in carrying any contraband goods.

23.48	Sharing of earnings of Chartered Ships

The Borrower shall not (and shall procure that no other member of the Group shall) without the prior written consent of the Agent (and then only subject to such conditions as the Agent may impose) enter into any agreement or arrangement whereby the earnings with respect to a Chartered Ship may be shared with any other person.

23.49	Charter Contracts

The Borrower shall not (and shall procure that no other member of the Group shall) commit a breach of any Charter or conduct itself in such a way as to cause or potentially cause, whether through action or inaction, a breach of a Charter [which would entitle the other party to the Charter Contract to terminate or otherwise determine the Charter].

23.50	Conditions subsequent

23.50.1	[The Borrower shall procure that:

(a)	the deletion of each Collateral Ship listed in Schedule 2 (The Ships) from the flag of the Hellenic Republic and the relevant Register and registration of such Collateral Ships under another Flag State through the relevant Registry shall take place within 60 days of the Closing Date; and

(b)	on the date of registration of a Collateral Ship listed in Schedule 2 (The Ships) under another Flag State through the relevant Registry the Borrower shall provide the Agent with the documents and evidence specified in part I of Schedule 3 (Conditions Precedent) in respect of that Collateral Ship in form and substance satisfactory to the Agent.]

23.50.2	The Borrower shall, within three months of the Closing Date but in any event not later than 31 August 2005, provide to the Agent its professional risk management procedures as required under section 404 of the Sarbanes-Oxley Act.

23.50.3	The Borrower shall procure that, immediately following completion of the ISE-Navios Merger, it delivers to the Agent the Confirmation Certificate and the Confirmation.

23.50.4	[The Borrower shall, within [•] [months] of the Closing Date, supply to the Agent evidence (in form and substance satisfactory to the Agent) that CNSA has terminated the insurance policies referred to in [•] and has put in place insurance policies to replace such terminated policies with reputable independent insurance companies based in Uruguay.] [ISE to revert on this point]

23.50.5	The Borrower shall, as soon as possible, but in any event within 120 days of the ISE-Navios Merger, provide details to the Agent of any shareholders in the Pre-Merger Borrower who have dissented to the ISE-Navios Merger and applied to have their shares converted into cash. Such details shall include the expected amount of cash payable to such dissenting shareholders. [NB to be discussed as to whether demands which aggregate more than $[•] should trigger an event of default?—ISE to revert on this point]

24	Events Of Default

Each of the events or circumstances set out in clause 24.1 up to but not including clause 24.29 (Acceleration) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other member of the Group (or any other person)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

24.1.1	its failure to pay is caused by administrative or technical error in the transmission of funds; and

24.1.2	payment is made within two Business Days of its due date.

24.2	Financial covenants and other obligations

Any requirement of clause 22 (Financial Covenants) is not satisfied or the Borrower does not comply with the provisions of clause 21.1 (Financial statements), 21.2 (Provision and contents of Compliance Certificate), 21.3 (Requirements as to financial statements), 21.4 (Budget), 21.8 (Notification of default and certain events relating to Chartered Ships), 23.6 (Merger) [NB: This may need developing into a full EOD depending on possible delays to merger date], 23.7 (Change of Business), 23.8 (Acquisitions), 23.9 (Joint ventures), 23.10 (Holding Companies), 23.15 (Negative pledge), 23.16 (Disposals), 23.17 (Arm’s length basis), 23.18 (Loans or credit), 23.19 (No Guarantees or indemnities), 23.20 (Dividends and share redemption), 23.21 (Financial Indebtedness), 23.22 (Share capital), 23.50 (Conditions subsequent), 23.42 (Ring fencing), 23.43 (Purchase Option Subsidiaries) or 23.44 (New Share Issue Subsidiaries).

24.3	Other obligations

24.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 24.1 (Non-payment) and clause 24.2 (Financial covenants and other obligations)).

24.3.2	No Event of Default under clause 24.3.1 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

24.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

24.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

24.5.4	The counterparty to a Treasury Transaction entered into by a member of the Group becomes entitled to terminate that Treasury Transaction early as a result of an event of default (however described).

24.5.5	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.6	No Event of Default will occur under this clause 24.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 24.5.1 to 24.5.5 is less than US$2,000,000 (or its equivalent in any other currency or currencies) or (ii) the Agent is, in its sole discretion, satisfied that the relevant event referred to in this clause 24.5 will not affect or prejudice in any way the Borrower’s or any other Obligor’s ability to duly perform its obligations under the Transaction Documents.

24.6	Insolvency

24.6.1	A member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

24.6.2	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

24.6.3	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.7	Insolvency proceedings

24.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver,

administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets (including the directors of any Group member requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

24.7.2	Clause 24.7.1 shall not apply to:

(a)	any winding-up petition which the Borrower can demonstrate, by providing opinion of leading Counsel to that effect, to the reasonable satisfaction of the Agent, is frivolous or vexatious and such winding-up petition is discharged, stayed or dismissed within ten days of commencement or, if earlier, the date on which it is advertised; or

(b)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

24.8	Creditors’ process

24.8.1	Any expropriation, attachment, sequestration, forfeiture, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of US$2,000,000 and is not discharged within ten days.

24.8.2	Any judgment or order for an amount in excess of US$2,000,000 is made against any member of the Group and is not stayed or complied with within ten days.

24.9	Unlawfulness and invalidity

24.9.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under any Finance Document is or becomes unlawful.

24.9.2	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

24.9.3	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Finance Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Transaction.

24.11	Change of ownership

After the Closing Date, an Obligor (other than the Borrower) ceases to be a wholly-owned Subsidiary of the Borrower except as a result of a disposal which is a Permitted Disposal or a Permitted Transaction.

24.12	Amending Constitutional Documents

24.12.1	The Borrower or a Security Provider amends, varies, supplements, supersedes, waives or terminates its Constitutional Documents without the prior written consent of the Agent (which consent shall not be unreasonably withheld).

24.12.2	Any other member of the Group amends, varies, supplements, supersedes, waives or terminates its Constitutional Documents without the prior written consent of the Agent where the Agent reasonably believes such action has or is reasonably likely to have a Material Adverse Effect.

24.13	Change of management

24.13.1	Mrs Angeliki Frangou ceases (for whatever reason) to be actively involved in the business, trade and offices of the Group.

24.13.2	Any two members of the Key Personnel cease (for whatever reason) to be both an officer and an employee of the Group or to devote substantially all of their time to the management of the Group and no adequate replacement is found and announced within a period of 60 days.

24.14	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower.

24.15	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

24.16	Repudiation and rescission of agreements

24.16.1	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.16.2	Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Agent, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

24.17	Litigation

Any litigation, alternative dispute resolution, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

24.18	Environmental matters

24.18.1	Any member of the Group fails to comply with any Environmental Law or any Environmental Permit or an Environmental Claim is made against any member of the Group and as a result a Material Adverse Effect occurs or is reasonably likely to occur in the opinion of the Lenders.

24.18.2	As a result of any Environmental Law any of the claims and rights of any Finance Party in respect of any Finance Document becomes subordinated to an extent considered material by the Agent to an Environmental Claim.

24.18.3	Any Finance Party becomes subject to any actual or potential liability or obligation in relation to any property owned, occupied or used by any member of the Group.

24.19	Change of Control

Mrs Angeliki Frangou ceases to hold a minimum of 20 per cent. of the issued share capital of the Borrower.

24.20	Material adverse change

Any event or circumstance occurs which the Agent reasonably believes has or is reasonably likely to have a Material Adverse Effect.

24.21	Arrest

Any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the owner of such Ship and the owner of such Ship shall fail to procure the release of such Ship within a period of ten Business Days thereafter.

24.22	Registration

The registration of any Collateral Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lenders or if such registration of such Collateral Ship is not renewed at least 45 days prior to the expiry of such registration.

24.23	Unrest

The Flag State of any Collateral Ship becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means and such event could, in the opinion of the Agent reasonably be expected to have a Material Adverse Effect on the Security constituted by any of the Transaction Security Documents and the Borrower fails to (a) procure the registration of the relevant Collateral Ship by the relevant Collateral Owner under the flag of another state which is acceptable to the Agent in its sole discretion, (b) procure the execution in favour of the Security Agent or, as the case may be, the Secured Parties and, where necessary, the registration, of a new mortgage over the relevant Collateral Ship, a new general assignment in respect of the Earnings, the Ship Insurances and the Requisition Compensation of such Collateral Ship and a manager’s undertaking from the Manager of the relevant Collateral Ship, in each case in such form as the Agent shall in its absolute discretion require and always of the same priority as the previous such Security and (c) provide the Agent or its duly authorised representative with such documents and evidence as the Agent may in its sole discretion require, in each case within ten Business Days following the written request of the Agent to the Borrower to do so.

24.24	P&I and third party liability insurances

Either a Collateral Owner or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which such Collateral Owner is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Collateral Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time.

24.25	Manager

Any Collateral Ship ceases to be technically managed and commercially managed by the Manager in accordance with the relevant Management Agreement.

24.26	Lease

Any cause for cancellation (as described in the Lease) occurs under the Lease and/or the Lease is repudiated, suspended, cancelled or terminated for any reason other than by effluxion of time.

24.27	Right of Way

Any person interferes with or prevents the exercise of any material right of way in relation to the Terminal and the same is not cured within 30 days and, in the opinion of the Agent, such event is reasonably likely to have a Material Adverse Effect.

24.28	Breach of Ministerial Decision

If the Flag State in relation to a Collateral Ship is the Hellenic Republic, the relevant Collateral Owner commits any breach of or varies the Ministerial Decision for such Ship (as defined in the Mortgage relevant to such Ship) or cancels or varies the Ministerial Decision for such Ship without the previous written consent of the Agent (which consent the Agent shall not unreasonably withhold).

24.29	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

24.29.1	cancel the Total Commitments at which time they shall immediately be cancelled;

24.29.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

24.29.3	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent;

24.29.4	exercise or direct the Security Agent or, as the case may be, the Secured Parties, to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or

24.29.5	any Hedge Agreement between any member of the Group and a Hedge Counterparty shall forthwith be terminated and such member of the Group and such Hedge Counterparty shall from such time treat such relevant Hedge Agreement as terminated by reason of cross-default.

SECTION 9: CHANGES TO THE PARTIES

25	Changes to the Lenders

25.1	Assignments and transfers by the Lenders

Subject to this clause 25, a Lender (the “Existing Lender”) may:

25.1.1	assign any of its rights; or

25.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer

25.2.1	An Existing Lender must consult with the Borrower for no more than [ten] days before it may make an assignment or transfer in accordance with clause 25.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(a)	part of primary syndication;

(b)	to another Lender or an Affiliate of a Lender;

(c)	to a fund or other investment vehicle within the same investor group as the fund or other investment vehicle which is the Existing Lender; or

(d)	made at a time when an Event of Default has occurred and is continuing.

25.2.2	An assignment will only be effective on:

(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(b)	the performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

25.2.3	A transfer will only be effective if the procedure set out in clause 25.5 (Procedure for transfer) is complied with and:

(a)	transfers of each of the Facilities may be made separately;

(b)	where an Existing Lender transfers part of its rights and obligations in respect of a Facility pursuant to clause 25.5 (Procedure for transfer), that Existing Lender must transfer equal fractions of its Commitment and participation in the Loans (if any) under the relevant Facility;

(c)	if at the time when a transfer takes effect more than one Loan is outstanding under a Facility, the transfer of an Existing Lender’s participation in the Loans (if any) under the relevant Facility shall take effect in respect of the same fraction of each such Loan; and

(d)	no transfer shall be effected if as a result of such transfer (together with any other transfers to take place at or about the same) as at the date such transfer(s) take effect:

(i)	the Total Commitments of an Existing Lender would be less than US$20,000,000, or such other amount as the Agent may determine, unless resulting from a transfer of all of an Existing Lender’s Commitments;

(ii)	a New Lender would have Total Commitments of less than US$10,000,000, or such other amount as the Agent may determine, unless resulting from a transfer of all of an Existing Lender’s Commitments; or

(iii)	the aggregate amount of Commitments transferred by an Existing Lender would be less than US$15,000,000, or such other amount as the Agent may determine, unless the transfer is of all an Existing Lender’s Commitments.

25.2.4	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 14 (Tax Gross Up and Indemnities) or clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred unless the assignment, transfer or change is made by the Lender with the Borrower’s agreement to mitigate any circumstances giving rise to the Tax Payment or increased cost, or a right to be prepaid and/or cancelled by reason of illegality.

25.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender or made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$5,000.

25.4	Limitation of responsibility of Existing Lenders

25.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

25.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

25.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 25; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for transfer

25.5.1	Subject to the conditions set out in clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 25.5.4 when (a) the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and (b) an addendum to each of the Mortgages which has been granted in favour of the Secured Parties has been executed and registered in accordance with clause 25.5.3. The Agent shall, subject to clause 25.2.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

25.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

25.5.3	Simultaneously with the execution of a Transfer Certificate as provided in clause 25.5.1, the Borrower shall procure that each Obligor which has executed a Mortgage in favour of the Secured Parties shall immediately upon being requested to do so by the Agent, execute and deliver to the New Lender an addendum to each Mortgage to which it is a party in such form as the New Lender shall require to the effect and purpose that the New Lender shall become (together with the other Secured Parties) a registered mortgagee. References in the Transaction Security Documents to a Mortgage shall thereupon be deemed to include any such addendum and/or new Mortgage.

25.5.4	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and by reason of the security trust established in relation to the Transaction Security Documents in respect of the Trust Property as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender” for the purposes of all the Finance Documents.

25.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

25.7	Disclosure of information

25.7.1	Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(d)	for whose benefit that Lender charges, assigns or otherwise creates a Security (or may do so) pursuant to clause 25.9 (Security over Lenders’ rights); and

25.7.2	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Borrower) any other person,

any information about any Obligor, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate if in relation to paragraphs (a) and (b) of clause 25.7.1, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Any Confidentiality Undertaking signed by a person pursuant to this clause 25.7 shall supersede any prior confidentiality undertaking signed by such person for the benefit of any member of the Group.

25.8	Hedge Counterparties

25.8.1	Any Lender or Affiliate of a Lender which becomes a Hedge Counterparty shall accede to this Agreement as a Hedge Counterparty by delivery to the Security Agent of a duly completed Hedge Counterparty Accession Letter.

25.8.2	Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

25.8.3

If a Lender which transfers all of its rights and obligations as provided in this clause 25 is a Hedge Counterparty at the time of such transfer, it shall, notwithstanding such transfer, remain a Hedge Counterparty in respect of those Hedge Agreements which it entered into while it was Lender and shall remain a Party to this Agreement in such capacity until such time as there are no such Hedge Agreements remaining in effect.

25.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

25.9.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

25.9.2	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26	Matters concerning the Obligors

26.1	Assignment and transfers by Obligors

The Borrower shall not and shall procure that no Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Security Providers

26.2.1	Subject to compliance with the provisions of clauses 21.9.2 and 21.9.3 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries which is not a Security Provider or which was a Dormant Subsidiary becomes a Security Provider.

26.2.2	Upon acceptance by the Security Agent of the Borrower’s request referred to in clause 26.2.1, the Borrower shall procure that any other member of the Group which is not a Security Provider or which was a Dormant Subsidiary shall, as soon as possible after becoming a member of the Group (or ceasing to be a Dormant Subsidiary), become an Additional Security Provider and grant such guarantees and Security as the Agent may require.

26.2.3	A member of the Group shall become an Additional Security Provider pursuant to this clause 26 if the Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Security Provider, each in form and substance satisfactory to the Agent.

26.2.4	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions precedent).

26.3	Resignation of a Security Provider

26.3.1	The Borrower may request that a Security Provider (other than the Borrower) ceases to be a Security Provider by delivering to the Agent a Resignation Letter if:

(a)	that Security Provider is being disposed of to a person which is not a member of the Group where that disposal is permitted under clause 23.16 (Disposals) or made with the approval of the Agent (a “Third Party Disposal) and the Borrower has confirmed this is the case; or

(b)	all the Lenders have consented to the resignation of that Security Provider.

26.3.2	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(a)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(b)	no payment is due from the Security Provider under any Transaction Security Document;

(c)	the Borrower has confirmed that it shall ensure that the Disposal Proceeds will be applied in accordance with clause 8.3 (Application of mandatory prepayments).

26.3.3	The resignation of that Security Provider shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Security Provider and shall have no further rights or obligations under the Finance Documents as a Security Provider.

26.4	Resignation and release of security on disposal

If a Security Provider is or is proposed to be the subject of a Third Party Disposal then:

26.4.1	where the Security Provider created Transaction Security over any of its assets or business in favour of the Security Agent or, as the case may be, the Secured Parties, or Transaction Security in favour of the Security Agent or, as the case may be, the Secured Parties was created over the shares (or equivalent) of the Security Provider, the Security Agent or, as the case may be, the Secured Parties may, at the cost and request of the Borrower, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

26.4.2	the resignation of the Security Provider and related release of Transaction Security referred to in clause 26.4.1 shall not become effective until the date of that disposal; and

26.4.3	if the disposal of the Security Provider is not made, the Resignation Letter of the Security Provider and the related release of Transaction Security referred to in clause 26.4.1 shall have no effect and the obligations of the Security Provider and the Transaction Security created or intended to be created by or over the Security Provider shall continue in full force and effect.

26.5	Obligations Unconditional

26.5.1	The obligations of each Obligor under this Agreement and the other Finance Documents to which it is a party are unconditional and irrevocable (subject to the express provisions of this Agreement or any other Finance Document) and shall not be in any way affected or discharged by reason of any matter affecting or occurring in connection with the Transaction Documents.

26.5.2

The Borrower acknowledges that any authorisation given under this Agreement or any other Finance Document by a Finance Party in relation to the Transaction Documents shall not constitute any representation or warranty by such (or any) Finance Party as to the adequacy or effectiveness of such documents, the purchase consideration payable in relation to the

Acquisition, the commercial advisability of any Obligor entering into the arrangements contemplated by the Transaction Documents or otherwise.

26.6	Obligations several

Without prejudice to the express provisions of any Transaction Security Document providing that the obligations of certain Obligors are joint and several, the obligations of each Obligor under this Agreement and the other Finance Documents to which it is party are several. The failure of any Obligor to perform such obligations shall not release any other Obligor from its obligations under this Agreement or any other Finance Document.

SECTION 10: THE FINANCE PARTIES

27	Role of the Agent, the Arranger and others

27.1	Appointment of the Agent

27.1.1	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

27.1.2	Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

27.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

27.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

27.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the Acquisition.

27.4	No fiduciary duties

27.4.1	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

27.4.2	None of the Agent, the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions

27.6.1	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

27.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 24.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

27.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

27.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

27.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

27.6.6	Notwithstanding any other provision of any Finance Document to the contrary, neither of the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

27.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent (including giving instructions to the Security Agent) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

27.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Agent (in relation to any right, power, authority or discretion vested in it as Agent) will be binding on all the Finance Parties other than the Security Agent.

27.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.7.4	In the absence of, or while awaiting, instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

27.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 27.7.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.8	Responsibility for documentation

Neither the Agent nor the Arranger:

27.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents;

27.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security or Transaction Document;

27.8.3	is responsible to ascertain whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Transaction Security Documents have been so deposited;

27.8.4	is responsible to investigate or make any enquiry into the title of any Security Provider to any of the Security;

27.8.5	is responsible for the failure to register any of the Transaction Security Documents with the Registry or any other public office;

27.8.6	is responsible for the failure to register any of the Transaction Security Documents in accordance with the provisions of the documents of title of any Security Provider to any of the Security;

27.8.7	is responsible for the failure to effect or procure the registration of any floating charge created by any of the Transaction Security Documents by registering under the Land Registration Act 2002 any notice or restriction pursuant to the provisions of the Land Registration Act 2002 against any land for the time being forming part of the security;

27.8.8	is responsible for the failure to take or require the Borrower or any other Security Provider to take any steps to render any of the Transaction Security Documents effective or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

27.8.9	is responsible (save as otherwise provided in this clause 27) for taking or omitting to take any other action under or in relation to the Transaction Security Documents; or

27.8.10	is responsible on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Transaction Security Documents.

27.9	Exclusion of liability

27.9.1	Without limiting clause 27.9.2, the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

27.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

27.9.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

27.9.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.10	Lenders’ indemnity to the Agent

27.10.1	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.10.2	The Borrower shall counter-indemnify the Lenders against all payments made by them under this clause 27.10.

27.11	Resignation of the Agent

27.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in the Federal Republic of Germany as successor by giving notice to the Lenders and the Borrower.

27.11.2	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

27.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with clause 27.11.2 within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

27.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

27.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

27.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 27.11.2. In this event, the Agent shall resign in accordance with clause 27.11.2.

27.12	Confidentiality

27.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.12.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13	Relationship with the Lenders

27.13.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost Formula).

27.13.3	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

27.14.1	the financial condition, status and nature of each member of the Group;

27.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

27.14.3	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

27.14.4	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

27.14.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.15	Agent’s management time

Any amount payable to the Agent under clause 16.3 (Indemnity to the Agent), clause 18 (Costs and Expenses) and clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 13 (Fees).

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.18	Common Parties

Notwithstanding that the Agent and the Security Agent may from time to time be the same entity, the Agent and the Security Agent have entered into the Finance Documents (to which they are party) in their separate capacities as agent for the Finance Parties or (as appropriate) security agent and trustee for the Finance Parties provided that, where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while the two parties in question are the same entity, it will not be necessary for there to be any such formal communication or instructions notwithstanding that the Finance Documents provide in certain cases for the same to be in writing.

27.19	Security Agent

27.19.1	Each other Finance Party appoints the Security Agent to act as its trustee under and in connection with the Transaction Security Documents.

27.19.2	Each other Finance Party authorises the Security Agent:

(a)	to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions;

(b)	to execute each of the Transaction Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

27.19.3	The Security Agent accepts its appointment under clause 27.19 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement to hold the Trust Property on trust for itself and the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 27.19 - 27.28 and the Transaction Security Documents to which it is a party.

27.20	Application of certain clauses to Security Agent

27.20.1	Clauses 27.6 (Rights and discretions), 27.8 (Responsibility for documentation) other than clause 27.8.10, 27.9 (Exclusion of liability), 27.10 (Lenders’ indemnity to the Agent), 27.11 (Resignation of the Agent), 27.12 (Confidentiality), 27.13 (Relationship with the Lenders), 27.14 (Credit appraisal by the Lenders) and 27.16 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such.

27.20.2	In addition clause 27.11 (Resignation of the Agent) shall have the following additional sub-clause:

27.11.8	At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Transaction Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent.

27.21	Instructions to Security Agent

27.21.1	Unless a contrary indication appears in a Finance Document, the Security Agent shall (a) exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent (or, if so instructed by the Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Agent (the Agent in each case acting on the instructions of the Majority Lenders or, if appropriate pursuant to clause 36.2.1 (Exceptions) the Lenders).

27.21.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Agent to the Security Agent in accordance with clause 27.21.1 will be binding on the Finance Parties.

27.21.3	The Security Agent may refrain from acting in accordance with the instructions of the Agent until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.21.4	In the absence of, or while awaiting, instructions from the Agent, (including in exceptional circumstances where time does not permit the Agent obtaining instructions from the Lenders and urgent action is required) the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

27.21.5	The Security Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document but this is without prejudice to clauses 27.21.1 and 27.21.4, including without prejudice to the right to enforce the Transaction Security Documents in accordance with these clauses.

27.22	Order of application

27.22.1	The Security Agent agrees to apply the Trust Property in accordance with the following respective claims:

(a)	first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (other than any Hedge Agreement) (excluding any amounts received by the Security Agent pursuant to clause 27.10 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 27.20 (Application of certain clauses to Security Agent)) for the Security Agent absolutely;

(b)	secondly, as to a sum equivalent to the aggregate amount owing to the Finance Parties actually or contingently (other than the Security Agent) under the Finance Documents (other than any Hedge Agreement);

(c)	thirdly, as to a sum equivalent to amounts payable to a Hedge Counterparty under any Hedge Agreement;

(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(e)	fifthly, as to the balance (if any) for the Obligors absolutely pro-rata to the respective amounts paid, received or recovered from each of them always.

27.22.2	The Security Agent shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Transaction Security Documents) the Security Agent (acting on the instructions of the Agent) or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

27.22.3	The Security Agent shall obtain a good discharge in respect of the amounts expressed to be due to the Finance Parties (other than itself) as referred to in clause 27.22 by paying such amounts to the Agent for distribution in accordance with clause 30 (Payment Mechanics).

27.23	Perpetuities

27.23.1	The trusts constituted or evidenced in or by the Transaction Security Documents and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a)	the expiration of a period of 80 years from the date of this Agreement; and

(b)	the first date after both of (i) receipt by the Security Agent, at any time when it is satisfied that all of the Security Providers are solvent, of confirmation in writing from the Agent that there is no longer outstanding any indebtedness (actual or contingent (other than any contingent indebtedness which is fully cash collateralised to the satisfaction of the relevant Finance Party), and no obligation on any Finance Party to make available any indebtedness, which is secured or guaranteed by or under any of the Transaction Security Documents and (ii) all of the Transaction Security Documents have been released in accordance with their terms, and the parties to this Agreement declare that the perpetuity period applicable to the Transaction Security Documents and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Agreement.

27.24	Powers and duties of the Security Agent as trustee of the security

27.24.1	In its capacity as trustee in relation to the Transaction Security Documents, the Security Agent:

(a)	Powers generally: shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Transaction Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Transaction Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)

Power to invest: shall (subject to clause 27.22 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by the Transaction Security Documents which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)	Power to engage agents: may, in the conduct of its obligations under and in respect of the Transaction Security Documents, (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)	Deposit of documents: may place all deeds, certificates and other documents relating to the property and assets subject to the Transaction Security Documents which are from time to time deposited with it pursuant to the Transaction Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing the Borrower access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors.

27.25	All enforcement action through the Security Agent

None of the other Finance Parties shall have any independent power to enforce any of the Transaction Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Transaction Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Transaction Security Documents except through the Security Agent.

27.26	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Transaction Security Documents in realising the property and assets subject to the Transaction Security Documents and in ensuring that the net proceeds realised under the Transaction Security Documents after deduction of the expenses of realisation are applied in accordance with clause 27.22 (Order of application).

27.27	Indemnity from Trust Property

27.27.1	In respect of all liabilities, costs, claims, charges or expenses for which the Obligors are liable under this Agreement, the Security Agent and every employee, officer, agent or other person appointed by it in connection with its appointment under the Transaction Security Documents (each an “Indemnified Party”) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by an Indemnified Party:

(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the relevant Transaction Security Documents;

(b)	as a result of any breach by a member of the Group of any of its obligations under any relevant Transaction Security Document;

(c)	in respect of any Environmental Claim made or asserted against an Indemnified Party which would not have arisen if the relevant Transaction Security Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the relevant Transaction Security Documents.

27.27.2	The rights conferred by this clause 27.27 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the relevant Transaction Security Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, damages, costs, claims, charges or expenses incurred or suffered by it in connection with any of the Transaction Security Documents or the performance of any duties under any of the Transaction Security Documents. Nothing contained in this clause 27.27 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

27.28	Finance Parties to provide information

The Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Transaction Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 27.22 (Order of application) and to apply amounts received under, and the proceeds of realisation of, the relevant Transaction Security Documents as contemplated by such Transaction Security Documents, clause 30.5 (Partial payments) and clause 27.22 (Order of application).

27.29	Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security over any assets of any Obligor (in each case) as contained in or created by any Transaction Security Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in a member of the Group, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such member of the Group or any of its Subsidiaries and of all Security over the assets of such member of the Group or any of its Subsidiaries.

28	Conduct of Business by the Finance Parties

28.1	Finance Parties tax affairs

No provision of this Agreement will:

28.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.2	Majority Lenders

28.2.1	Where any Finance Document provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions. However (as between the Obligors and the Finance Parties) the Obligors shall each be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

28.2.2	If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent. of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

28.2.3	For the purposes of clause 28.2.2, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

28.2.4	Clauses 28.2.2 and 28.2.3 shall not apply in relation to those matters referred to in, or the subject of, clause 36.2 (Exceptions).

28.3	Conflicts

28.3.1	The Borrower acknowledges that the Arranger and its respective parent undertakings, subsidiary undertakings and fellow subsidiary undertakings (together the “Arranger Group”) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facilities or otherwise.

28.3.2	No member of the Arranger Group shall use confidential information from the Borrower by virtue of the Facilities or its relationships with the Borrower in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of the Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of the Arranger Group has any obligation to use or furnish to the Borrower information obtained from other persons for their benefit.

28.3.3	The terms “parent undertaking”, “subsidiary undertaking” and “fellow subsidiary undertaking” when used in this clause have the meaning given to them in sections 258 and 259 of the Act.

29	Sharing Among the Finance Parties

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

29.1.1	the Recovering Finance Party shall, within two Business Days, notify details of the receipt or recovery, to the Agent;

29.1.2	the Agent shall exclusively determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

29.1.3	the Recovering Finance Party shall, within two Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent exclusively determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

29.3.1	On a distribution by the Agent under clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

29.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 29.3.1, the Borrower shall procure that the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

29.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

29.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower shall procure that the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

29.5.1	This clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor in respect of such payment.

29.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11: ADMINISTRATION

30	Payment Mechanics

30.1	Payments to the Agent

30.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another party shall, subject to clause 30.3 (Distributions to an Obligor) and clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

30.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another party, the Agent is not obliged to pay that sum to that other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.4.2	If the Agent pays an amount to another party and it proves to be the case that the Agent had not actually received that amount, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same within two Business Days to the Agent together with interest on that amount from the date of payment to the date of receipt calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

30.5.1	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents (other than any Hedge Agreement);

(b)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 27.10 (Lenders’ indemnity to the Agent) or any amount resulting from the indemnity to the Security Agent under clause 27.20 (Application of certain clauses to the Security Agent);

(c)	thirdly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents (other than any Hedge Agreement);

(d)	fourthly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents (other than any Hedge Agreement);

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (other than any Hedge Agreement); and

(f)	sixthly, in or towards payment pro rata to the Original Hedge Counterparty or any other Hedge Counterparty of any sums owing to it under any Hedge Agreement.

30.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (b) to (f) of clause 30.5.1.

30.5.3	Clauses 30.5.1 and 30.5.2 will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

30.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

30.8.1	Subject to clauses 30.8.2 to 30.8.5, the dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

30.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

30.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.8.5	Any amount expressed to be payable in a currency other than the dollar shall be paid in that other currency.

30.9	Change of currency

30.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

30.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	Notices

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or registered letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.1	in the case of the Borrower, that identified with its name below;

32.2.2	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a party; and

32.2.3	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

32.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of registered letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

32.3.3	All notices from or to an Obligor shall be sent through the Agent.

32.3.4	Any communication or document made or delivered to the Borrower in accordance with this clause 32.3 will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

32.5.1	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

32.5.2	Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

32.6	Use of websites

32.6.1	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

32.6.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

32.6.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraphs (a) or (e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

32.6.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

32.7	English language

32.7.1	Any notice given under or in connection with any Finance Document must be in English.

32.7.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.8	No Personal liability

If an individual signs a certificate on behalf of any member of the Group and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

33	Calculations and Certificates

33.1	Finance Party Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36	Amendments and Waivers

36.1	Required consents

36.1.1	Subject to clause 36.2 (Exceptions) any term of this Agreement may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

36.1.2	The Agent may (or in the case of Transaction Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 36.

36.2	Exceptions

36.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in or an extension of any Commitment or the Total Commitments;

(f)	release of any Security Provider other than in accordance with clause 26 (Matters concerning the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	clause 2.2 (Finance Parties’ rights and obligations), clause 8 (Mandatory Prepayment), clause 25 (Changes to the Lenders) or this clause 36;

(i)	the nature or scope of the Charged Property (other than resulting from a Permitted Disposal or Permitted Transaction or Third Party Disposal (as defined in clause 26.3 (Resignation of a Security Provider)) or resulting from the enforcement of the Transaction Security Documents) or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(j)	the release of any Transaction Security unless (i) permitted or required under this Agreement or any other Finance Document, (ii) pursuant to or in connection with any enforcement of the Transaction Security Documents including, pursuant to clause 27.29 (Release to facilitate enforcement and realisation) or (iii) relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is a Permitted Disposal or Permitted Transaction or Third Party Disposal (as defined in clause 26.3 (Resignation of a Security Provider)) or is otherwise expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior written consent of all the Lenders.

36.2.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Agent in each case in its capacity as such may not be effected without the consent of the Agent, the Arranger or the Security Agent.

36.2.3	Without prejudice to clause 26.4 (Resignation and release of security on disposal) where any asset that is permitted to be disposed of by this Agreement is subject to a fixed charge created by any Transaction Security Document, the consent of the Agent and/or the Security Agent (but without prejudice to any other requisite consent requirement) shall not be refused provided that no Default shall have occurred and be continuing (and the Agent is irrevocably authorised by the Finance Parties to grant such consent or, as appropriate, to instruct the Security Agent to grant such consent and the Security Agent may, at the cost and request of the Borrower, do everything it considers necessary to release those assets from the Transaction Security without, in any case, reference to them) and to the extent required, hereby released from the restriction of section 181 of the German Civil Code (BGB).

36.2.4	Notwithstanding clauses 36.2.1 to 36.2.3, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

37	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38	Publicity

The Borrower and all other Parties agree to any reasonable request by the Arranger to publicise, and for the Arranger to be included in all publicity relating to, the Acquisition following the Closing Date.

39	Patriot Act Notice

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow the Agent and each Lender to identify the Borrower and its Subsidiaries in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to the Agent or any Lender upon reasonable request to the extent such information is not accessible by the relevant Lender or the Agent.

SECTION 12: GOVERNING LAW AND ENFORCEMENT

40	Governing Law

This Agreement is governed by English law.

41	Jurisdiction

41.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

41.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

41.3	This clause 41 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42	Service of process

42.1	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

42.1.1	irrevocably appoints and undertakes to procure that each Obligor appoints [•] as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

42.1.2	agrees that failure by a process agent to notify it or any relevant Obligor of the process will not invalidate the proceedings concerned.

42.2	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part I

The Original Obligors

Name of Pre-Merger Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)	Address
International Shipping Enterprises, Inc.	Delaware	[•]	[•]

Name of Post-Merger Borrower	Jurisdiction of incorporation	Corporation number	Address
Navios Maritime Holdings Inc.	Marshall Islands	[•]	[•]

Name of Original Security Provider	Jurisdiction of incorporation	Registration or Corporation number (or other equivalent, if any)	Address
Achilles Shipping Corporation	Marshall Islands	[•]	[•]
Anemos Maritime Holdings Inc.	Marshall Islands	[•]	[•]
Apollon Shipping Corporation	Marshall Islands	[•]	[•]
Corporación Navios Sociedad Anónima	Uruguay	[•]	[•]
Herakles Shipping Corporation	Marshall Islands	[•]	[•]
Hios Shipping Corporation	Marshall Islands	[•]	[•]
Ionian Shipping Corporation	Marshall Islands	[•]	[•]
Kypros Shipping Corporation	Marshall Islands	[•]	[•]
Navimax Corporation	Marshall Islands	[•]	[•]
Navios Corporation	Marshall Islands	[•]	[•]
Navios Handybulk Inc.	Marshall Islands	[•]	[•]
Navios International Inc.	Marshall Islands	[•]	[•]
Navios ShipManagement Inc.	Marshall Islands	[•]	[•]

Part II

The Original Lenders

Name of Original Lender	Facility A Commitment US$	Facility B1 Commitment US$	Facility B2 Commitment US$	Facility B3 Commitment US$
HSH Nordbank AG	140,000,000	215,000,000	50,000,000	115,000,000

Schedule 2

The Ships

Name	IMO No.	Registered Owner	Flag	Owned or Charter
Navios Achilles	9221114	Achilles Shipping Corporation	Greek	Owned

Navios Apollon	9211145	Apollon Shipping Corporation	Greek	Owned

Navios Herakles	9213143	Herakles Shipping Corporation	Greek	Owned

Navios Hios	9254733	Hios Shipping Corporation	Greek	Owned

Navios Ionian	9211133	Ionian Shipping Corporation	Greek	Owned

Navios Kypros	9254721	Kypros Shipping Corporation	Greek	Owned

Beauty Sea	8903349	Blue Harvest Maritime Inc.	Panama	Charter

Betis	9288514	White Lauan Shipping Ltd.	Hong Kong	Charter

Leto	9224996	Tribee Holdings S.A.	Marshall Islands	Charter

Linda Oldendorff	9084580	Oldendorff Carriers GMBH & Co. KG	Liberian	Charter

Marilena D’Amato	9248904	Perserveranza Di Navigazione S.P.A.	Italian	Charter

Navios Arc	9267431	Shoei Kisen Kaisha, Ltd.	Panama	Charter

Navios Aurora	9328558	Fukujin Kisen Co,. Ltd.	Panama	Charter

Navios Cielo	9260615	Royal Maritime Corporation	Panama	Charter

Navios Galaxy	9244221	F.J. Lines Inc.	Panama	Charter

Navios Horizon	9223564	Southern Route Maritime S.A.	Panama	Charter

Navios Hyperion	9260627	Midas Line S.A.	Panama	Charter

Navios Magellan	9214068	Fresh South Shipping, Ltd.	Panama	Charter

Navios Mercator	9267405	Toyo Kaiun Kabushiki Kaisha	Panama	Charter

Navios Meridian	9237137	Ever Bright Shipping S.A.	Panama	Charter

Navios Orbiter	9286865	Hakuyo Kisen Co., Ltd.	Panama	Charter

Navios Orion	9302748	Sun Lanes Shipping S.A.	Panama	Charter

Navios Star	9243502	Sun Lanes Shipping S.A.	Panama	Charter

Navios Titan	None yet	Pine Maritime Corporation	not yet flagged	Charter

Name	IMO No.	Registered Owner	Flag	Owned or Charter
Navios Vector	9241358	Green Spanker Shipping S.A.	Panama	Charter

Seattle Trader	9204685	Sea Queen Shipping Corporation	Philippines	Charter

Triton	9225043	Husky Trading, S.A.	Bahamas	Charter

Yuan Zi	9166900	Yuan Zi Shipping (Singapore) Pte. Ltd.	Singapore	Charter

Nwbldg (To be named; hull no 1316)	None yet	Pine Maritime Corporation (prospectively)	will have Panama flag	Charter

Nwbldg (To be named)	None yet	Shoei Kisen Kaisha Ltd (prospectively)	will have Panama flag	Charter

Nwbldg (To be named)	None yet	Shoei Kisen Kaisha Ltd (prospectively)	will have Panama flag	Charter

Nwbldg (To be named)	None yet	Doun Kisen Co., Ltd (prospectively)	will have Panama flag	Charter

Nwbldg (To be named; hull no 1245)	None yet	Toyo Kaiun Co., Ltd (prospectively)	will have Panama flag	Charter

Clementine	9266205	Pride Shipping Limited	British	Charter

Guarau	9047087	Guarau Shipping Ltd.	Liberian	Charter

Schedule 3

Conditions Precedent

Part I

Conditions precedent to Utilisation

No	Item	Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”

1	Certificates

1.1	Certificate substantially in the form of Part III of this Schedule 3 in respect of the Pre-Merger Borrower, together with all documents required to be attached to it.	O

1.2	Certificate substantially in the form of Part IV of this Schedule 3 in respect of each other Original Obligor, together with all documents required to be attached to it.	O

1.3	The Merger Certificate.

1.4	A certificate signed by an authorised signatory of the Pre-Merger Borrower specifying each member of the Group (assuming the Closing Date has occurred) which is a Dormant Company as at the Closing Date together with certified copies (certified by such Authorised signatory to be a true copy) of the last audited accounts of each such Dormant Subsidiary.	O

1.5	A certificate of the Pre-Merger Borrower (signed by a director) certifying that:	O

(i) each of the matters specified in sections 6 and 7 of the Acquisition Agreement has been satisfied (and not deemed waived) or, with the consent of the Agent, waived (other than payment of the purchase price under section 2.1(a) of the Acquisition Agreement which will be satisfied immediately following utilisation of the Facilities);

(ii) no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Agent;

(iii) the Pre-Merger Borrower is not aware of any breach of any warranty or any claim under the Acquisition Agreement;

(iv) it has not assigned the benefit of the Acquisition Agreement to any party other than the Security Agent; and

(v) the required number of shareholders of the Pre-Merger Borrower have approved the Acquisition and that there are no further consents or approvals required to complete the Acquisition,

attaching such relevant evidence as the Agent shall require.

2	Transaction Documents

2.1	The Transaction Documents (other than the Finance Documents).	CC

2.2	The Service Contracts.	CC

No	Item		Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”
3	Finance Documents
3.1	This Agreement.		O
3.2	The Fee Letters.		O
3.3	Hedge Strategy Letter.		O
3.4	At least two originals of the following Transaction Security Documents executed by the Original Obligors specified below opposite the relevant Transaction Security Document.		O

	Name of Original Obligor	Transaction Security Document
	Achilles Shipping Corporation	Achilles Guarantee
	Anemos Maritime Holdings Inc.	Anemos Guarantee
	Apollon Shipping Corporation	Apollon Guarantee
	CNSA	CNSA Guarantee
	Herakles Shipping Corporation	Herakles Guarantee
	Hios Shipping Corporation	Hios Guarantee
	Kypros Shipping Corporation	Kypros Guarantee
	Ionian Shipping Corporation	Ionian Guarantee
	Navimax Corporation	Navimax Corporation Guarantee
	Navios Corporation	Navios Corporation Guarantee
	Navios Handybulk Inc.	Navios Handybulk Guarantee
	Navios ShipManagement Inc.	Navios ShipManagement Guarantee
	Navios International Inc.	Navios International Guarantee
	Achilles Shipping Corporation	Navios Achilles Mortgage
	Apollon Shipping Corporation	Navios Apollon Mortgage
	Herakles Shipping Corporation	Navios Herakles Mortgage
	Hios Shipping Corporation	Navios Hios Mortgage
	Kypros Shipping Corporation	Navios Kypros Mortgage
	Ionian Shipping Corporation	Navios Ionian Mortgage
	Achilles Shipping Corporation	Navios Achilles General Assignment
	Apollon Shipping Corporation	Navios Apollon General Assignment
	Herakles Shipping Corporation	Navios Herakles General Assignment
	Hios Shipping Corporation	Navios Hios General Assignment
	Ionian Shipping Corporation	Navios Ionian General Assignment

No	Item		Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”
	Kypros Shipping Corporation	Navios Kypros General Assignment

	Navimax Corporation	Navimax Corporation Charter Assignment

	Navios Corporation	Navios Corporation Charter Assignment

	Navios Handybulk Inc.	Navios Handybulk Charter Assignment

	Navios International Inc.	Navios International Charter Assignment

	Navimax Corporation	HSH London Account Charge
Navios Handybulk Inc.
Navios International Inc.
Navios ShipManagement Inc.
Achilles Shipping Corporation
Apollon Shipping Corporation
Herakles Shipping Corporation
Hios Shipping Corporation
Ionian Shipping Corporation
Kypros Shipping Corporation

	Borrower	HSH Hamburg Account Pledge

	[•]	DnB Deposit Account Security Agreement

	[•]	DnB Deposit Account Control Agreement

	CNSA	[CNSA Account Pledge]

	CNSA	CSNA Assignment of Insurances

	Borrower	Security Agreement

	Borrower	Consent Agreement

	Navios Corporation	CNSA Share Pledge

	Manager	Manager’s Undertaking

	Navimax Corporation	Sub-Manager’s Undertaking

	Security Agent	Trust Deed

	Navios ShipManagement Inc.	Navios ShipManagement Assignment of Insurances

	Navimax Corporation	Navimax Corporation Assignment of Insurances

	Navios Corporation	Navios Corporation Assignment of Insurances

	Navios Handybulk Inc.	Navios Handybulk Assignment of Insurances

	Navios International Inc.	Navios International

No	Item		Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”
Assignment of Insurances

	Achilles Shipping Corporation	Intra-Group Loan Assignment
Aegean Shipping Corporation
Anemos Maritime Holdings Inc.
Apollon Shipping Corporation
CNSA
Herakles Shipping Corporation
Hios Shipping Corporation
Ionian Shipping Corporation Pre-Merger Borrower
Kypros Shipping Corporation
Navimax Corporation
Navios Corporation
Navios Handybulk Inc.
Navios International Inc.
Post-Merger Borrower
Navios ShipManagement Inc.
[others?] [NB: HSH to determine whether or not security required over Reports]

[NB: Certain Permitted Existing Accounts will need to be pledged/charged as a condition precedent to drawdown - please would ISE provide details on such accounts ASAP]

3.5	All notices required to be sent and acknowledgements required to be delivered under the Transaction Security Documents.		CC

3.6	All share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.		O

3.7	All share certificates, stock certificates or other equivalents for every member of the Group (other than the Borrower).		O

3.8	Intra-Group Loan Agreement		O

4	Insurance

4.1	A letter from [•] insurance broker [dated the date of this Agreement] addressed to the Agent, the Arranger, the Security Agent and the Lenders listing the insurance policies of the Group and confirming that they are on risk and that the insurance for the Group at the date of this Agreement is at a level acceptable to the Majority Lenders and covering appropriate risks for the business carried out by the Group.		O

4.2	All insurance policies subject to or expressed to be subject to the Transaction Security.		CC

4.3	Written evidence that the insurance policy(ies) relating to the Charged Property contain (in form and substance reasonably satisfactory to the Security Agent) an endorsement naming the Security Agent as sole loss payee.		O

No	Item	Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”
4.4	Evidence that each Collateral Ship is insured in accordance with the provisions of the Transaction Security Documents and all requirements of the Transaction Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the relevant Collateral Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Collateral Ship).

5	Collateral Ships

5.1	Evidence that each Collateral Ship is registered in the name of the relevant Collateral Owner through the relevant Registry under the laws and flag of the relevant Flag State [NB: to be discussed] and that such Collateral Ship and its Earnings, Insurances and Requisition Compensation (as defined in the relevant General Assignment) are free of Security.

5.2	Evidence that all necessary searches have been carried out to ensure all Owned Ships [and other assets] are free from any lien or other encumbrances not otherwise disclosed to and accepted by the Agent.

5.3	Evidence that each Owned Ship maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society.

5.4	Evidence that each Mortgage has been provisionally registered against the relevant Collateral Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5.5	A copy of a certificate of financial responsibility for each Owned Ship complying with the requirements of the United States Oil Pollution Act 1990 together with evidence of approval thereof by the relevant regulatory authority.

5.6	Valuations (with or without physical inspection as the Agent acting on the behalf of the Lenders may reasonably require) of each of the Owned Ships from two Approved Brokers approved by the Agent dated not more than 60 days prior to the Closing Date and, if any two valuations in respect of an Owned Ship differ by more than 15 per cent., a third valuation from an Approved Broker approved by the Agent, shall be provided in respect of that Owned Ship, all such valuations to be obtained at the Borrower’s expense.

6	Legal Opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facilities.

6.1	A legal opinion of Norton Rose London, legal advisers to the Agent and the Arranger as to English law.	O

No	Item	Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”
6.2	A legal opinion of the following legal advisers to the Agent and Arranger:	O

	(i) Cozen O’Connor as to Marshall Islands law;	O

	(ii) Guyer & Regules as to Uruguayan law;	O

	(iii) Norton Rose Frankfurt as to German law; and	O

	(iv) Vgenopoulos & Partners as to Greek law.	O

6.3	A legal opinion of Mintz Levin Cohn Ferris Glovsky and Popeo P.C., legal advisers to the Borrower as to US law.	O

6.4	A legal opinion of Mintz Levin Cohn Ferris Glovsky and Popeo P.C. relating to the Delaware law aspects of the ISE-Navios Merger.	O

6.5	A legal opinion of Reeder & Simpson P.C. relating to the Marshall Islands aspects of the ISE-Navios Merger.	O

7	Other documents and evidence

7.1	A letter of authority confirming [•]’s appointment as agent for service of process on behalf of each Obligor.	CC

7.2	Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 13 (Fees), clause 18 (Costs and expenses) and clause 14.5 (Stamp taxes) have been paid or will be paid by the first Utilisation Date.

7.3	The Group Structure Chart which shows the Group assuming the Closing Date has occurred.	CC

7.4	A Budget for the period from the Utilisation Date to the date falling three months after such date, dated not later than 15 days prior to the Closing Date.	CC

7.5	The Base Case Model.	CC

7.6	The Reports.	O/CC

7.7	The Business Plan.	CC

7.8	Financial Information (i) The Original Financial Statements;	CC

(i) Unaudited management accounts for the Target Group for the period ended [30 June 2005];

(ii) Anticipated closing balance sheet; and

(iii) The audited financial statements of the Pre-Merger Borrower for the year ended 31 December 2004

7.9	The Funds Flow Statement.	CC

7.10	Evidence that the sum of at least US$180,000,000 representing equity funding has been applied or will, simultaneously with the utilisation under this Agreement be applied for the Acquisition Purposes.

7.11	Utilisation Requests relating to any Loans to be made on the Closing Date.	O

No	Item	Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”

7.12

The following documents in relation to Financial Indebtedness, Security and Guarantees:

[describe documentary evidence, if any, of discharge of Existing Financial Indebtedness or Security or guarantees which are not permitted by this Agreement].

[NB: V&P to provide details of all proposed security interests to be released]

7.13	A letter from the Borrower to the Agent specifying any bank accounts not held with the Agent or the Security Agent including details of each account name, account number and the name and address of the bank where each account is held.	O

7.14	Evidence that each of the HSH Accounts has been opened with the Agent or Security Agent, in each case with a positive credit balance.

7.15	A letter of engagement with the Finance Parties and Secured Parties from the authors of the Accountant’s Report

7.16	Proof of identity of the directors and officers of the Pre-Merger Borrower and any other “know your client” requirements of the Agent/Arranger.	O

7.17	A letter from [Acropolis shareholders] consenting to the change in ownership of [Navios Maritime Holdings Inc.]/[Navios Corporation] and confirming that such change has no adverse effects in relation to the Acropolis Shipping and Trading joint venture.

7.18	Evidence satisfactory to the Agent that there has been no material adverse change in the business assets or condition (financial or otherwise) of the Group since 31 December 2004. (For these purposes, and for the avoidance of doubt, the occurrence of a Terminal Event shall constitute a material adverse change.)

7.19	Confirmation from the Pre-Merger Borrower that HSH Gudme has been mandated as adviser to the Borrower in respect of the Acquisition.

7.20	The Manager has confirmed in writing that the representations and warranties set out in clause 20.16 (Environmental laws) are true and correct.

7.21	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Borrower is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.	[CC]

7.22	Evidence that the maximum possible amount of cash that shareholders of the Pre-Merger Borrower who have dissented to the Acquisition and/or the ISE-Navios Merger can request from the Borrower (either under conversion rights or pursuant to law) does not exceed US$4,500,000.

7.23	Evidence satisfactory to the Agent that any claim or potential claim concerning the sale of shares by Oyster International Inc. has been settled.

Part II

Conditions precedent required to be delivered by an Additional Security Provider

No	Item	Original (duly executed by all parties (if relevant)) “O”, Certified copy of duly executed (if relevant) “CC” or agreed form “AF”

1	Certificate substantially in the form of Part IV of this Schedule 3 in respect of such Additional Security Provider, together with all documents required to be attached to it.	O

2	All Security documents which are required by the Agent to be executed by the proposed Additional Security Provider.	O

3	Any notices or documents required to be given or executed under the terms of those security documents.	O

4	An accession certificate to the Intra-Group Loan Agreement executed by the proposed Additional Security Provider	O

5	Such documentary evidence as legal counsel to the Agent may require, that such Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.	CC/O

6	If available, the latest audited financial statements of the Additional Security Provider.	CC

7	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

7.1	A legal opinion of the legal advisers to the Agent in England, as to English law, if the Additional Security Provider is incorporated in England and Wales.	O

7.2	If the Additional Security Provider is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction.	O

8	If the proposed Additional Security Provider is incorporated in a jurisdiction other than England and Wales, evidence that it has appointed an agent for service of process in relation to the proposed Additional Security Provider.	CC

Part III

Form of Certificate (Pre-Merger Borrower)

OFFICER’S CERTIFICATE

International Shipping Enterprises, Inc. - US$520,000,000 Facilities Agreement dated [•] (the “Facilities Agreement”)

I, [•] being [the President/Vice President] [the Secretary] of International Shipping Enterprises, Inc. (the “Company”), HEREBY CERTIFY on behalf of the Company and without personal liability as follows:

1	Defined terms

Terms defined in the Facilities Agreement have the same meaning where used in this certificate.

2	Private Company

The Company is a corporation duly incorporated and in good standing in Delaware with its registered office at [•].

3	Constitutional Documents

The documents annexed to this certificate as annexure “A” constitute a true and up to date copy of the certificate of incorporation and bylaws and all amendments thereto as at the date of this certificate and such constitutional documents remain in full force and effect on the date of this certificate and there are no other constitutional documents of the Company.

4	Board Resolutions

The documents annexed to this certificate as annexure “B” are true copies of the minutes of a special meeting of the board of directors of the Company duly noticed, convened and held on [•] at which meeting [a quorum/all of the directors] [was/were] present and at which resolutions were duly adopted:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute, deliver and perform the Finance Documents to which it is party;

(b)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

The resolutions set out therein were duly passed and have not been amended or revoked and remain in full force and effect on the date hereof. No borrowing limits or other restrictions (or lack of power) in relation to the giving of guarantees or security or otherwise of the Company will be exceeded as a result of the Company entering into the [Documents] (as defined in the minutes referred to above) (the “Documents”), borrowing moneys thereunder or giving the guarantees and security thereunder or incurring or performing the obligations expressed to be assumed by it thereunder.

5	Composition of the Board

The Board Members of the Company are [•], [•] and [•].

The Officers of the Company are [•], [•] and [•].

6	Authorised Signatories

Set out below are true signatures of those persons authorised by the resolutions of the board of directors of the Company referred to in paragraph 3 above to sign any of the Documents and to execute all such undertakings, statements, certificates, notices (including, without limitation, any Utilisation Request), acknowledgements and other documents as may be required to be done, signed and executed by or on behalf of the Company in connection with the Documents and otherwise in relation to or ancillary to the same.

[name]	_______________

[name]	_______________

7	True Copies

The following documents as attached to this certificate are true and complete copies of the originals of such documents:

[Specify all other documents requiring certification pursuant to Schedule 3 Part I (Conditions Precedent)].

8	Receipt of Funds

The Company has received an irrevocable confirmation that moneys in an amount of $[•] representing the proceeds of the exercise of share warrants has been placed in account [•] at [•] bank for the account of the Company.

9	Indebtedness and Confirmation

The Company has no Indebtedness other than as permitted by the Facilities Agreement.

The Company has not traded and has not incurred any material liabilities or commitments (actual, contingent or otherwise) other than liabilities for professional fees, liabilities arising pursuant to the listing of shares on the OTC Bulletin Board on 16 December 2004 or in relation to the Transaction Documents and for Acquisition Costs.

SIGNED [DATE]

[President/Vice President] [Secretary]

Part IV

Form of Certificate (other Original Obligors or an Additional Security Provider)

OFFICER’S CERTIFICATE

[International Shipping Enterprises, Inc.] [Navios Maritime Holdings Inc.] - US$520,000,000 Facilities Agreement dated [•] (the “Facilities Agreement”)

I, [•] being [the President/the Vice President] [the Secretary] of [•] (the “Company”), HEREBY CERTIFY as follows:

1	Defined terms

Terms defined in the Facilities Agreement have the same meaning where used in this certificate.

2	Private Company

The Company is a corporation duly incorporated and in good standing in [the Marshall Islands] with its registered office at [•] and having registered number [•].

3	Wholly-owned Subsidiary

The Company is a wholly-owned Subsidiary of the Borrower.

4	Constitutional Documents

The documents annexed to this certificate as annexure “A” constitute a true and up to date copy of the certificate of incorporation and bylaws and all amendments thereto as at the date of this certificate and such constitutional documents remain in full force and effect on the date of this certificate and there are no other constitutional documents of the Company.

5	Board Resolutions

The documents annexed to this certificate as annexure “B” are true copies of the minutes of a special meeting of the board of directors of the Company duly noticed, convened and held on [•] at which meeting [a quorum/all of the directors] [was/were] present and at which resolutions were duly adopted:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute, deliver and perform the Finance Documents to which it is party;

(b)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

The resolutions set out therein were duly passed and have not been amended or revoked and remain in full force and effect on the date hereof. No borrowing limits or other restrictions (or lack of power) in relation to the giving of guarantees or security or otherwise of the Company will be exceeded as a result of the Company entering into the [Documents] (as defined in the minutes referred to above) (the “Documents”), borrowing moneys thereunder or giving the guarantees and security thereunder or incurring or performing the obligations expressed to be assumed by it thereunder.

6	Composition of the Board

The Board Members of the Company are [•], [•] and [•].

The Officers of the Company are [•], [•] and [•].

7	Authorised Signatories

Set out below are true signatures of those persons authorised by the resolutions of the board of directors of the Company referred to in paragraph 3 above to sign any of the Documents and to execute all such undertakings, statements, certificates, notices (including, without limitation, any Utilisation Request), acknowledgements and other documents as may be required to be done, signed and executed by or on behalf of the Company in connection with the Documents and otherwise in relation to or ancillary to the same.

[name]	_______________

[name]	_______________

SIGNED [DATE]

[President/Vice President] [Secretary]

Part V

Form of Deed of Confirmation in relation to ISE-Navios Merger

Deed of Confirmation in respect of

US$520,000,000 Facilities Agreement

THIS DEED is dated [•] 2005 and made BETWEEN:

(1)	Navios Maritime Holdings Inc. whose registered office is at [•] (the “Company”); and

(2)	HSH Nordbank AG whose registered office is at [Gerhard-Hauptmann-Platz-50, 20095 Hamburg, Germany] in its capacity as agent on behalf of the Finance Parties under the Facility Agreement (as defined below) (the “Agent”).

NOW THIS DEED WITNESSES as follows:

1	Interpretation

1.1	Definitions

In this Deed:

“Facilities Agreement” means the US$520,000,000 Facilities Agreement dated [•] and made between International Shipping Enterprises, Inc. and HSH Nordbank AG.

1.2	Facilities Agreement Definitions

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Facilities Agreement shall have the same meaning when used in this Deed.

1.3	Interpretation

The provisions of clauses 1.2 (Construction), 1.3 (Third Party Rights) and 1.4 (The Offer Letter) shall be deemed to be incorporated in this Deed in the same manner and to the same extent as if the same had been, mutatis mutandis, set out in full in this Deed.

1.4	Effect as a deed

This Deed is intended to take effect as a deed notwithstanding that the Agent may have executed it under hand only.

2	Confirmation and Further Assurance

2.1	This Deed is entered into in accordance with the condition subsequent contained at clause 23.50 (Conditions subsequent) of the Facilities Agreement.

2.2	The Company hereby confirms that:

2.2.1	all steps necessary to duly implement the ISE-Navios Merger as contemplated by the [ISE-Navios Merger Steps Paper] (including, without limitation, the due execution of all agreements required to be entered into in connection therewith) have been duly carried out in full by the relevant parties;

2.2.2	all agreements and other documents required to be executed in connection with the ISE-Navios Merger have become in all respects unconditional in accordance with their respective terms and remain in full force and effect and are binding on the parties thereto;

2.2.3	following the implementation of the ISE-Navios Merger the rights and obligations of the Company and the Pre-Merger Borrower have become one and the same;

2.2.4	all rights and obligations set out in the Facilities Agreement extend to and are binding upon the Company in its capacity as the Borrower notwithstanding that at the date the Facilities Agreement was entered into the Company was not party to the Facilities Agreement; and

2.2.5	the Company will enter into any further documentation and take such further actions upon the request of the Agent as are required to ensure that the Facilities Agreement is binding upon the Company.

3	Incorporation of other provisions

The provisions of clauses 32 (Notices), 34 (Partial Invalidity) and 35 (Remedies and Waivers) of the Facilities Agreement shall be deemed to be incorporated in this Deed in the same manner and to the same extent as if the same had been, mutatis mutandis, set out in full in this Deed.

4	Governing Law

This Deed shall be governed by English law.

IN WITNESS whereof this Deed has been duly executed and delivered by or on behalf of the parties on the date stated at the beginning of this Deed.

EXECUTED and DELIVERED as a DEED	)
by Navios Maritime Holdings Inc.	)
)
Director

Secretary

SIGNED for and on behalf of	)
HSH NORDBANK AG	)
by:	)

Part VI

Form of Confirmation Certificate

[OFFICER’S] CERTIFICATE

Navios Maritime Holdings, Inc.—US$520,000,000 facilities agreement between International Shipping Enterprises, Inc. and HSH Nordbank AG dated [•] (the “Facilities Agreement”)

I, [•] being [the President/the Vice-President] [the Secretary] of Navios Maritime Holdings, Inc. (the “Company”), HEREBY CERTIFY on behalf of the Company and without personal liability as follows:

1	Defined terms

Terms defined in the Facilities Agreement have the same meaning where used in this certificate unless otherwise defined in this certificate.

2	Private Company

The Company is a corporation duly incorporated and in good standing in the Marshall Islands with its registered office at [•].

3	Board Resolutions

The documents annexed to this certificate as annex “A” are true copies of a resolution of a special meeting of the board of directors of the Company duly noticed, convened and held on [•] at which meeting [a quorum / all of the directors] [was / were] present and at which resolutions were duly adopted:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that the Company will expressly confirm that it will be bound by the Facilities Agreement following the ISE-Navios Merger;

(b)	approving the terms of all documents implementing the ISE-Navios Merger (the “Merger Documents”) and a deed of confirmation that the Facilities Agreement is binding upon it following the implementation of the ISE-Navios Merger (the “Confirmation”);

(c)	authorising a specified person or persons to execute and deliver the Merger Documents and the Confirmation on its behalf; and

(d)	authorising a specified person or persons, on its behalf, to sign and/or despatch any and all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents or the Merger Documents or the Confirmation.

The resolutions set out therein were duly passed and have not been amended or revoked.

4	Authorised Signatories

Set out below are true signatures of those persons authorised by the resolutions of the board of directors of the Company referred to in paragraph 3 above to sign the Merger Documents and the Confirmation and to execute all other deeds, undertakings, statements, certificates, notices, acknowledgements and other documents as may be required to be done, signed and executed by or on behalf of the Company in connection with the Confirmation, the Finance Documents and otherwise in relation to or ancillary to the same.

[name]	_______________

[name]	_______________

SIGNED [DATE]

[President / Vice-President] [Secretary]

Part VII

Merger Certificate

[OFFICER’S] CERTIFICATE

International Shipping Enterprises, Inc.—US$520,000,000 Facilities Agreement between International Shipping Enterprises, Inc. and HSH Nordbank AG dated [•] (the “Facilities Agreement”)

I, [•] being [the President/the Vice-President] [the Secretary] of International Shipping Enterprises, Inc. (the “Company”), HEREBY CERTIFY on behalf of the Company and without personal liability as follows:

1	Defined terms

Terms defined in the Facilities Agreement have the same meaning where used in this certificate.

2	Merger Documents

The documents listed below and annexed to this certificate as annexure “A” are true copies of such documents, have become in all respects unconditional in accordance with their respective terms, are in full force and effect and all assumptions, resolutions, confirmations or otherwise set out in them are true, correct and up to date, were duly passed and have not been amended, revoked or withdrawn in any way.

(a)	A copy of the registration statement on form S-4, for the registration of up to 39,900,000 common shares of par value US$0.0001 of the Company.

(b)	A copy of each of (i) the third amended and restated articles of incorporation of the Company filed with the Registrar of Corporations of the Marshall Islands on [•], and (ii) the bylaws for Navios Maritime Holdings Inc.

(c)	A certified copy of the minutes of meetings of the board of directors of Navios Maritime Holdings Inc. held on [•] and [•].

(d)	A certified copy of the resolutions of the shareholders of Navios Maritime Holdings Inc. approving the ISE-Navios Merger.

(e)	A copy of the executed agreement and plan of merger dated [•] between Navios Maritime Holdings Inc. and the Company.

(f)	A duplicate copy of the executed Articles of Merger dated [•], between Navios Maritime Holdings, Inc. and the Company, and filed with the Registrar of Corporations of the Marshall Islands on [•].

(g)	A certified copy of a certificate of goodstanding of Navios Maritime Holdings Inc. issued by the Registrar of Corporations of the Marshall Islands.

[other documents to be added / documents to be finalised following final form opinions being received]

(together the “Merger Documents”)

3	Authorised Signatories

Set out below are true signatures of those persons authorised by the Company to sign the Merger Documents and to execute all other deeds, undertakings, statements, certificates, notices, acknowledgements and other documents as may be required to be done, signed and executed by or on behalf of the Company in connection with the Merger Documents and otherwise in relation to or ancillary to the same.

[name]	____________________

[name]	____________________

4	Merger Steps

All steps necessary to implement the ISE-Navios Merger (including, without limitation, the due execution of the Merger Documents) and which are contemplated under the Merger Documents and required for the ISE-Navios Merger to be effected have been duly carried out in full by the relevant parties as at the date on which the Company acquired all the shares of Navios Maritime Holdings Inc.

SIGNED

[President / Vice-President] [Secretary]

Date:

Schedule 4

Requests

Part I

Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

International Shipping Enterprises, Inc. – US$520,000,000 Facilities Agreement

dated [•] (the “Facilities Agreement”)

1	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

(a) Borrower:	International Shipping Enterprises, Inc.

(b) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised:	[Facility A]/[Facility B1]/[Facility B2] [Facility B3]

(d) Amount:	[•] or, if less, the Available Facility

(e) Interest Period:	[•]

(f) Payment Account Number:	[•]

(g) Payment Account Bank:	[•]

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	[The proceeds of this Loan should be credited to [account]].

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Borrower]

NOTES:

*	Select the Facility to be utilised and delete references to the other Facilities.

Part II

Selection Notice

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Navios Maritime Holdings Inc. – US$520,000,000 Facilities Agreement

dated [•] (the “Facilities Agreement”)

1	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We refer to the following Facility [•] Loan[s] with an Interest Period ending on [•]*.

3	We request that the next Interest Period for the above Facility [•] Loan[s] is [•].

4	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Borrower]

NOTES:

*	Insert details of all Facility A/B1/B2/B3 Loans which have an Interest Period ending on the same date.

Schedule 5

Mandatory Cost Formula

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E×0.01	per cent. per annum.
300

Where E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 6

Form of Transfer Certificate

To:	[•] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Navios Maritime Holdings Inc. – US$520,000,000 Facilities Agreement

dated [•] (the “Facilities Agreement”)

1	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 25.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 25.4.3 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

Schedule 7

Form of Resignation Letter

To:	[•] as Agent

From:	[resigning Obligor] and [Borrower]

Dated:

Dear Sirs

Navios Maritime Holdings Inc. – US$520,000,000 Facilities Agreement

dated [•] (the “Facilities Agreement”)

1	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to clause 26.3 (Resignation of a Security Provider), we request that [resigning Obligor] be released from its obligations as a Security Provider under the Facilities Agreement and the Finance Documents.

3	We confirm that:

(a)	no Default has occurred and is continuing or would result from the acceptance of this request; and

(b)	*[this request is given in relation to a Third Party Disposal of [resigning Obligor];]

(c)	[the Disposal Proceeds have been or will be applied in accordance with clauses 8.2 and 8.3;]

(d)	[•]**

4	This letter is governed by English law.

[Borrower]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Insert any other conditions required by the Facilities Agreement.

Schedule 8

Form of Compliance Certificate

To:	[•] as Agent

From:	[Borrower]

Dated:

Dear Sirs

Navios Maritime Holdings Inc. – US$520,000,000 Facilities Agreement

dated [•] (the “Facilities Agreement”)

1	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that in respect of the [consolidated Annual Financial Statements] [Quarterly Financial Statements]*:

[Insert details of computations as to compliance with the financial covenants].

3	[We confirm that no Default has occurred and is continuing.]**

Signed
	Director of [Chief Financial Officer]	Director of [Borrower]

*	delete as appropriate.

**	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it

Schedule 9

LMA Form of Confidentiality Undertaking

[Letterhead of Arranger]

To:

[insert name of Potential Lender]

Re:	The Facilit[y/ies]

Borrower:

Amount:

Agent:

Dear Sirs

We understand that you are considering participating in the Facilit[y/ies]. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1	Confidentiality Undertaking You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilit[y/ies];

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilit[y/ies].

2	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)

where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the

Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.

3	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilit[y/ies] or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10	Third party rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Facilt[y/ies] including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilit[y/ies].

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Arranger]

To:	[Arranger]

The Borrower and each other member of the Group.

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

Schedule 10

Timetables

Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (clause 11.1 (Selection of Interest Periods and Terms)	U-3 9.30 am

Agent notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders’ participation)	U-3 5.00 pm

LIBOR is fixed	Q as of 11.00 am

“U”	=	date of utilisation

“U -X”	=	X Business Days prior to date of utilisation

Q	=	Quotation Day

Schedule 11

The Group including the Target Group

Company Details

100%
100%
Anemos Maritime Holdings Inc.
100%
Navios ShipManagement Inc.
100%
Ionian Shipping Corporation
100%
Apollon Shipping Corporation
100%
Herakles Shipping Corporation
100%
Achilles Shipping Corporation
100%
Kypros Shipping Corporation
100%
Hios Shipping Corporation
100%
Aegean Shipping Corporation
Navios Corporation
50%
Acropolis Chartering and Shipping Inc.
100%
Navimax Corporation
100%
Navios Handybulk Inc.
100%
Navios International Inc.
100%
Corporacion Navios Sociedad Anonima

Schedule 12

Existing Financial Indebtedness

Schedule 13

Form of Hedge Counterparty Accession Letter

To:	[ ] as Agent

From:	[New Hedge Counterparty]

Dated:

Dear Sirs

Navios Maritime Holdings Inc. facilities agreement for US$520,000,000 dated [            ]

(as from time to time amended or restated, (the “Facilities Agreement”)

1	[New Hedge Counterparty] is [a Lender] [an Affiliate of [Lender]] and is proposing to enter into a Hedge Agreement with the Borrower or another member of the Group.

2	[New Hedge Counterparty] agrees to be bound by the terms of the Facilities Agreement as a Hedge Counterparty pursuant to clause 25.8 (Hedge Counterparties) of the Facilities Agreement.

3	[New Hedge Counterparty] administrative details are as follows:

Address:

Fax No:

Attention:

4	Terms defined in the Facilities Agreement shall have the same meaning where used herein unless otherwise stated.

5	This letter is governed by English law.

[New Hedge Counterparty]

Schedule 14

Form of Trust Deed

THIS DECLARATION OF TRUST made by HSH NORDBANK AG (the “Security Agent”) is made on [•] 2005 and is supplemental to (and made pursuant to the terms of) a Facility Agreement dated [•] 2005 (the “Agreement”) and made between, among others, Navios Maritime Holdings Inc. and the Security Agent as Agent, Security Agent and Original Hedge Counterparty. Words and expressions defined in the Agreement shall have the same meaning when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

1	The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for the other Secured Parties on the terms and basis set out in the Agreement.

2	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

IN WITNESS whereof the Security Agent has executed this Deed the day and year first above written.

SIGNED, SEALED and DELIVERED	)
as a DEED	)	__________________________
by	)	[Attorney in fact]
for and on behalf of	)
HSH NORDBANK AG	)
(as Security Agent))
[pursuant to a Power of Attorney]	)
dated [•] 2005)

SIGNATURES

THE BORROWER INTERNATIONAL SHIPPING ENTERPRISES, INC.

By:

Address:

Fax:

THE ARRANGER HSH NORDBANK AG

By:

Address:	Gerhart-Hauptmann-Platz 50 20095 Hamburg

Fax:	+49 40 3333 34118

Attention:	Shipping; Greek Clients

THE AGENT HSH NORDBANK AG

By:

Address:	Gerhart-Hauptmann-Platz 50 20095 Hamburg

Fax:	+49 40 3333 34118

Attention:	Shipping; Greek Clients

THE SECURITY TRUSTEE HSH NORDBANK AG

By:
Address:	Gerhart-Hauptmann-Platz 50

20095 Hamburg

Fax:	+49 40 3333 34118

Attention:	Shipping; Greek Clients

ORIGINAL HEDGE COUNTERPARTY HSH NORDBANK AG

By:

Address:	Gerhart-Hauptmann-Platz 50

20095 Hamburg

Fax:	+49 40 3333 34118

Attention:	Shipping; Greek Clients

THE LENDER HSH NORDBANK AG

By:

Address:	Gerhart-Hauptmann-Platz 50

20095 Hamburg

Fax:	+49 40 3333 34118

Attention:	Shipping; Greek Clients